As filed with the Securities and Exchange Commission on April __, 2007

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Delaware	Airbee Wireless, Inc.	46-0500345
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
Sundaresan Raja
9400 Key West Avenue		9400 Key West Avenue
Rockville, Maryland 20850-3322 301-517-1860	7372	Rockville, Maryland 20850-3322 301-517-1860
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)
Copy to:
Brian A. Pearlman, Esquire Arnstein & Lehr LLP 200 East Las Olas Boulevard, Suite 1700 Ft. Lauderdale, Florida 33301 Telephone: (954)713-7615 Telecopier: (954)713-7713

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.00004 per share	25,182,111	shares (2)	$0.29	$7,360,812.19	$224.20
TOTAL	25,182,111	shares (2)	$0.29	$7,360,812.19	$224.20

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)
Of these shares, 13,586,956 are being registered under secured convertible debentures issued to Montgomery Equity Partners and 1,341,176 shares are being registered under warrants issued to Montgomery Equity Partners.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated April __, 2007

AIRBEE WIRELESS, INC.

25,182,111 Shares of Common Stock

This prospectus relates to the sale of up to 25,182,111 shares of common stock of Airbee Wireless, Inc. by certain persons who are stockholders of Airbee, including Montgomery Equity Partners, Ltd. Please refer to “Selling Stockholders” beginning on page 11. Airbee is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Airbee did, however, receive proceeds from the sales of secured convertible debentures under a Securities Purchase Agreement, which was entered into as of December 29, 2005 between Airbee and Montgomery Equity Partners. We also received proceeds from original issuance for cash and may receive cash upon exercise of warrants. Such proceeds would be used for working capital. All costs associated with this registration will be borne by Airbee.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ABEW.OB”. The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 17, 2007, the last reported sale price of our common stock was $0.29 per share. These prices will fluctuate based on the demand for the shares of our common stock.

Please refer to “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April __, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	11
SELLING STOCKHOLDERS	12
USE OF PROCEEDS RECEIVED FROM THE SECURITIES PURCHASE AGREEMENT	15
PLAN OF DISTRIBUTION	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
DESCRIPTION OF BUSINESS	26
MANAGEMENT	33
DESCRIPTION OF PROPERTY	38
LEGAL PROCEEDINGS	38
PRINCIPAL STOCKHOLDERS	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	42
DESCRIPTION OF SECURITIES	43
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE	44
EXPERTS	44
LEGAL MATTERS	44
HOW TO GET MORE INFORMATION	44
CONSOLIDATED FINANCIAL STATEMENTS	F-i
PART II	II-1

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment in Airbee.

Overview

Airbee Wireless, Inc. is a developer of intelligent connectivity software for wireless voice and data communications designed to comply with the ZigBee global standard. Our software, when embedded on microchips or in various devices, will enable consumer and business devices to connect to each other over short distances without requiring the use of cables or wires. We intend to license our software, which has been designed and engineered to comply with the recently released ZigBee standard for short-range, low-energy consumption, voice and data wireless communications to manufacturers of microprocessors and OEM manufacturers, thereby enabling them to develop an increasing number of wireless communications applications using Airbee’s software, including consumer electronics, medical equipment, sensor and metering equipment, and industrial automation equipment. To date, we have not produced any licensed sales.

We were organized under the laws of the state of Delaware in 2002 to develop a portfolio of embedded wireless connectivity software. In October 2002, we acquired Connexus Technologies (Pte.) Ltd. and its wholly-owned subsidiary, Connexus Technologies (India) Pvt. Ltd., with the intention of securing complementary wireless technology to further enhance our operating platform.

Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced net losses from operations of $4,796,016 and $3,782,259 for the years ended December 31, 2006 and December 31, 2005, respectively. In addition, we had working capital deficits of $4,352,802 as of December 31, 2006 and $5,138,739 as of December 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

Failure to File or Obtain Effectiveness of Registration Statement

Our agreement with Montgomery Equity Partners Ltd. contains a provision imposing liquidated damages equal to 2% of the liquidated value of the convertible debentures if we fail to file a registration statement by April 30, 2007, fail to have the registration statement declared effective by July 30, 2007, or if after the registration statement is declared effective sales cannot be made pursuant to the registration statement. Although we met the filing deadline, it is conceivable that we may not achieve the other benchmarks and would have to pay liquidated damages (at present, $10,000), which would have an adverse impact on our cash flows and we may have to cease or curtail operations. At the holder’s option, liquidated damages may be paid in either cash or company stock.

About Us

Our principal executive offices are located at 9400 Key West Avenue, Rockville, Maryland  20850-3322. Our telephone number is (301) 517-1860 and our website is located at www.airbeewireless.com.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of Airbee. Montgomery Equity Partners intends to sell up to 14,928,132 shares of common stock, 13,586,956 of which are under the secured convertible debentures issued to Montgomery Equity Partners under the Securities Purchase Agreement, 841,176 shares of common stock received in February 2007 when Montgomery Equity Partners converted 1,500,000 warrants in a cashless exercise, and 500,000 shares of common stock underlying warrants which were issued to Montgomery Equity Partners in connection with the Securities Purchase Agreement.

On December 29, 2005 we entered into a Securities Purchase Agreement with Montgomery Equity Partners pursuant to which we issued to Montgomery Equity Partners secured convertible debentures (the “First Debenture”) in the principle amount of $500,000; of these secured convertible debentures $350,000 was funded on December 29, 2005 and an additional $150,000 was be funded after our common stock is authorized for quotation on the OTCBB and all other conditions precedent had been met. On April 5, 2007, the parties amended the First Debenture to reduce the amount to $350,000 and entered into a second secured convertible debenture in the amount of $150,000 (the “Second Debenture”. Except for the amount, the terms of the Second Debenture are identical to the First Debenture. The First Debenture and Second Debenture are hereinafter collectively referred to as the “Secured Convertible Debentures”. The Secured Convertible Debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. The term of the Secured Convertible Debentures expires on December 29, 2007; each has piggy-back registration rights and accrues interest at a rate equal to fifteen percent (15%) per year. As part of this transaction, the Company granted a security interest to Montgomery Equity Partners in all goods, inventory, contract rights, documents, accounts and other receivables, products and proceeds and rights under all present and future authorizations of the Company and its India subsidiary.

In connection with the Securities Purchase Agreement we issued Montgomery Equity Partners three warrants to purchase a total of 2,000,000 shares of our common stock. Each warrant is exercisable for a period of three years. The first warrant for 1,000,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share; the second warrant for 500,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.30 per share; and the third warrant for 500,000 shares has a fixed exercise price of $0.001. Montgomery Equity Partners exercised the first and second warrants in a cashless exercise permitted by the warrants on February 1, 2007 and received 560,784 and 280,392 shares of common stock, respectively.

Common Stock Offered	25,182,111 shares by selling stockholders

Offering Price	Market price

Common Stock Outstanding Before the Offering[1]	83,020,932 shares as of April 19, 2007

Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of the secured convertible debentures will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors.”

Over-the-Counter Bulletin Board Symbol	ABEW.OB

1 Excludes up to 13,586,956 shares of our common stock included in this offering that may be issued under secured convertible debentures and 500,000 shares of our common stock under warrants issued to Montgomery Equity Partners.

As our stock price declines, we would be required to issue a greater number of shares due to the variable price conversion feature of the secured convertible debenture. The following tables show the number of shares to be issued under the First and Second Debentures, respectively, at an assumed offering price of $0.1208 per share and 25%, 50% and 75% discounts to the assumed market price. The assumed offering price is calculated in accordance with the terms of the Secured Convertible Debenture and is the lesser of 80% of the lowest closing stock price (a) 10 trading days prior to the December 29, 2005 closing date (April 5, 2007 for the Second Debenture) or (b) 10 days prior to the conversion date (assumed to be April 18, 2007 as the conversion option has not yet been exercised). Our stock price closed at $0.151 on December 16, 2005 and at $0.29 on April 17, 2007; 80% of $0.151 is $0.1208.

First Debenture

	At Full Assumed Price	25% Discount	50% Discount	75% Discount
Conversion Price	$0.1208	$0.0906	$0.0604	$0.0302
Outstanding Amount of Debenture to be converted (First Closing)	$350,000	$350,000	$350,000	$350,000
No. of Shares Issued upon Conversion (1)	2,897,351	3,863,135	5,794,702	11,589,404
Total Outstanding Shares After Conversion (2)	85,918,283	86,884,067	88,815,634	94,610,336
Percentage of Outstanding Shares After Conversion (3)	3.37%	4.45%	6.52%	12.25%

(1)
Represents the number of shares of common stock to be issued to Montgomery Equity Partners under the First Debenture at the prices set forth in the table, assuming sufficient authorized shares are available.

(2)
Represents the total number of shares of common stock outstanding after the issuance of the shares to Montgomery Equity Partners under the First Debenture; 83,020,932 shares were outstanding on April 19, 2007 before the assumed conversion.

(3)	Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding.

Second Debenture

	At Full Assumed Price	25% Discount	50% Discount	75% Discount
Conversion Price	$0.2000	$0.1500	$0.1000	$0.0500
Outstanding Amount of Second Debenture to be converted	$150,000	$150,000	$150,000	$150,000
No. of Shares Issued upon Conversion (1)	750,000	1,000,000	1,500,000	3,000,000
Total Outstanding Shares After Conversion (2)	86,668,283	87,884,067	90,315,634	97,610,336
Percentage of Outstanding Shares After Conversion (3)	4.21%	5.53%	8.08%	14.95%

(1)
Represents the number of shares of common stock to be issued to Montgomery Equity Partners under the Second Debenture at the prices set forth in the table, assuming sufficient authorized shares are available.

(2)
Represents the total number of shares of common stock outstanding after the issuance of the shares to Montgomery Equity Partners under the First and Second Debentures; 83,020,932 shares were outstanding on April 19, 2007 before the assumed conversion for the First Debenture.

(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

SUMMARY FINANCIAL INFORMATION
FOR AIRBEE WIRELESS, INC.

BALANCE SHEET DATA	FOR THE YEAR ENDED	FOR THE YEAR ENDED
	DECEMBER 31,	DECEMBER 31,
	2006	2005
		RESTATED
ASSETS
Current Assets:
Cash and cash equivalents	$59,298	$27,854
Accounts Receivable	-	10,000
Prepaid expenses and other current assets	24,493	45,666
Total Current Assets	83,791	83,520

Fixed assets, net of depreciation	183,869	66,527

Intangible assets	433,896	765,857
Deferred financing costs	15,459	30,915
Other assets	54235	27,714
	503,590	824,486

TOTAL ASSETS	$771,250	$974,533

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current Liabilities:
Notes payable — related party	$100,130	$1,216,738
Notes payable — other, net of discount of $56,417 at June 30, 2006	849,649	150,000
Montgomery settlement liability	276,298	707,711
Fair value of derivatives	639,806	1,039,046
Convertible debentures, net of discount of $175,000, $350,000 and $0	175,000	-
Warrants liability	646,183	520,851
Accounts payable and accrued expenses	1,707,537	1,587,913
Total Current Liabilities	4,394,603	5,222,259

Long-term Liabilities:
Due officers	-	39,492
Total Long-term Liabilities	0	39,492

Total Liabilities	4,394,603	5,261,751

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.00004 Par Value; 200,000,000 shares authorized; 94,169,418, 68,221,710 and 41,216,913 shares issued at December 31, 2006, 2005 and 2004, respectively; 14,142,511, 13,586,956 and 0 shares held in escrow at December 31, 2006, 2005 and 2004,	3,161	2,185
Additional paid-in capital	7,990,579	2,598,736
Unearned compensation	(22,554)	(38,522)
Other accumulated comprehensive loss	933	734
Deficit accumulated during the development stage	(11,392,641)	(6,520,020)
	(3,420,522)	(3,956,887)
Less: treasury stock, 997,045 shares at cost as of June 30, 2006 and December 31, 2005; 704,362 shares at cost as of December 31, 2004	(202,831)	(202,831)
Less: stock subscription receivable	-	(127,500)
Total Stockholders’ Deficit	(3,623,353)	(4,287,218)

TOTAL LIABILITIES ANDS STOCKHOLDERS’ EQUITY (DEFICIT)	$771,250	$974,533

SUMMARY FINANCIAL INFORMATION FOR
AIRBEE WIRELESS, INC. AND SUBSIDIARIES

	FOR THE YEAR	FOR THE YEAR
	ENDED	ENDED
STATEMENT OF OPERATIONS	DECEMBER 31, 2006	DECEMBER 31, 2005
		RESTATED
OPERATING REVENUES
Sales	$128,602	$13,015

COST OF SALES	1,092	-

GROSS PROFIT (LOSS)	127,510	13,015

OPERATING EXPENSES
Compensation and professional fees	2,183,873	1,986,137
Stock option compensation expense	2,184,098	-
Research and development	249,242	232,064
Selling, general and administrative expenses	547,697	630,746
Bad debt	-	536,495
Depreciation and amortization	93,808	113,372
Total Operating Expenses	5,258,718	3,498,814

LOSS BEFORE OTHER (EXPENSE)	(5,131,208)	(3,485,799)

OTHER INCOME (EXPENSE)
Gain on derivatives	927,188	-
Interest income	119	-
Interest expense	(592,115)	(311,539)
Recovery of Bad Debt	-	15,079
Total Other Income (Expense)	335,192	(296,460)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(4,796,016)	(3,782,259)
Provision for Income Taxes	-	-

NET LOSS APPLICABLE TO COMMON SHARES	$(4,796,016)	$(3,782,259)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.07)	$(0.08)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	69,911,684	45,421,470

RISK FACTORS

We Are Subject to Various Risks That May Materially Harm Our Business, Financial Condition and Results of Operations

You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

Risks Related to Our Business

Management Recognizes That We Must Raise Additional Financing to Fund Our Ongoing Operations and Implement Our Business Plan or We Could Be Forced to Curtail or Cease Operations

It is imperative that we obtain debt and/or equity financing to implement our business plan and to finance ongoing operations. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

We Have a History of Losses and, if We Do Not Achieve Profitability in the Near Future, We Could Be Forced to Significantly Curtail Our Operations, Which Would Negatively Impact Our Financial Statements

During the years ended December 31, 2006 and December 31, 2005, we incurred losses of $4,796,016 and $3,782,259, respectively. As a result, we will need to generate significant additional revenues to achieve and maintain profitability. We cannot assure our shareholders that we will achieve significant additional revenues, or that we will become profitable and, if so, sustain profitability into the future. It is possible that we may encounter unexpected expenses. If the time required to generate significant revenues and achieve profitability is longer than anticipated, we may need to obtain working capital in the future. There can be no assurance that we will be able to successfully complete any such financing arrangements or that the amounts raised would meet our cash flow needs. We cannot assure our shareholders that additional capital will be available to us in the future on favorable terms, or at all. The various elements of our business strategies, including marketing activities and obtaining increased market acceptance, may require additional future capital. If adequate funds are not available or are not available on acceptable terms, our ability to fund those business activities essential to operate profitably, including further sales and marketing activities, would be significantly limited.

We Have Been the Subject of Going Concern Opinions by Our Independent Auditors Which Have Raised Substantial Doubt as to Our Ability to Continue as a Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced net losses from operations of $4,796,016 and $3,782,259 for the years ended December 31, 2006 and December 31, 2005, respectively. In addition, we have a working capital deficit of $4,352,802 as of December 31, 2006 and $5,138,739 as of December 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

Our Common Stock May Be Affected by Limited Trading Volume and May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability to Sell Shares of Our Common Stock

Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

We Could Fail to Attract or Retain Key Personnel, Which Could Be Detrimental to Our Operations

Our success largely depends on the efforts and abilities of our Chief Executive Officer, Sundaresan Raja and our Chief Operating Officer and Interim Chief Financial Officer, Eugene Sharer. The loss of their services could materially harm our business because of the cost and time necessary to find their successors. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on our executive officers. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

We Are Subject to Price Volatility Due to Our Operations Materially Fluctuating as a Result of Which Quarter-To-Quarter Comparisons of Our Results of Operations May Not Be Meaningful

As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

our ability to retain existing clients and customers;

our ability to attract new clients and customers at a steady rate;

our ability to maintain client satisfaction;

the extent to which our products gain market acceptance;

the timing and size of client and customer purchases;

introductions of products and services by competitors;

price competition in the markets in which we compete;

our ability to attract, train, and retain skilled management;

the amount and timing of operating costs and capital expenditures relating to the development and expansion of our business, operations, and infrastructure; and

general economic conditions .

We May Not Be Able to Compete Effectively in Markets Where Our Competitors Have More Resources

Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than Airbee. Based on total assets and annual revenues, we are significantly smaller than many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

If We Are Unable to Respond to the Rapid Changes in Technology and Services Which Characterize Our Industry, Our Business and Financial Condition Could Be Negatively Affected

Changes in technology could affect the market for our products and services and necessitate changes to those products and services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. We also believe that our future success will depend upon how successfully we are able to respond to the rapidly changing technologies and products. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

We May Be Unable to Manage Growth, Which May Impact Our Potential Profitability

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

Establish definitive business strategies, goals and objectives.

Maintain a system of management controls.

Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Because a Significant Portion of Our Revenue Is To Be Derived From Software Licenses, We Are Dependent Upon the Ability of Our Customers to Develop and Penetrate New Markets Successfully

Our software license revenues depend both upon our ability to successfully negotiate production license agreements with our customers and, in turn, upon our customers’ successful commercialization of their underlying products. In particular, we shall derive significant revenue from customers that develop products in highly competitive and technologically complex markets such as consumer electronics, medical devices, homeland security, home automation and industrial control markets. If these customers sell fewer products or otherwise face significant economic difficulties, our revenues will be impacted. We cannot control our customers’ product development or commercialization or predict their success. In addition, we depend on our customers to accurately report the use of their products in order for us to collect our revenues from production licenses. If our customers are not successful with their products or do not accurately report use of their products to us, our software license revenues may be adversely impacted.

Numerous Factors May Cause Our Total Revenues and Operating Results to Fluctuate Significantly From Period to Period; These Fluctuations Increase the Difficulty Of Financial Planning and Forecasting and May Result in Decreases in Our Available Cash and Declines in the Market Price of Our Stock

A number of factors, many of which are outside our control, may cause or contribute to significant fluctuations in our total revenues and operating results. These fluctuations make financial planning and forecasting more difficult. These fluctuations may result in unanticipated decreases in our available cash, which could negatively impact our operations. As discussed more fully below, these fluctuations also could increase the volatility of our stock price. Factors that may cause or contribute to fluctuations in our operating results and revenues include:

acceptance by our customers of our Airbee embedded software platforms and/or the slow acceptance by the market of the recently announced ZigBee global standard for short-range wireless voice and data communications the number and timing of orders we receive, including disproportionately higher receipt and shipment of orders in the last month of the quarter;

changes in the length of our products’ sales cycles, which increase as our customers’ purchase decisions become more strategic and are made at higher management levels;

the success of our customers’ products from which we derive our production license revenue;

the mix of our revenues as between sales of products and lower-margin sales of services;

our ability to control our operating expenses, and fully realize the impact of the restructuring plans we have implemented;

our ability to continue to develop, introduce and ship competitive new products and product enhancements quickly;

possible deferrals of orders by customers in anticipation of new product introductions;

announcements, product introductions and price reductions by our competitors;

the impact of, and our ability to react to, natural disasters and/or events of terrorism;

changes in business cycles that affect the markets in which we sell our products and services;

economic, political and other conditions in the United States and internationally;

foreign currency exchange rates; and

the impact of any stock-based compensation charges arising from the issuance of stock options, stock appreciation rights or any other stock-based awards.

One or more of the foregoing factors may cause our operating expenses to be disproportionately high or may cause our net revenue and operating results to fluctuate significantly. Results from prior periods are thus not necessarily indicative of the results of future periods.

Legislative Actions May Cause Our Operating Expenses to Increase Which Could Have a Significant Negative Impact on Our Financial Position

The Sarbanes-Oxley Act of 2002 and newly proposed or enacted rules and regulations of the Securities and Exchange Commission or the National Association of Securities Dealers impose new duties on us and our executives, directors, attorneys and independent accountants. In order to comply with the Sarbanes-Oxley Act and such new rules and regulations, we may be required to hire additional personnel and use additional outside legal, accounting and advisory services. Any of these developments could materially increase our operating expenses and accordingly reduce our net income or increase our net losses.

All or Substantially All of Our Assets Are Subject to Security Agreements Executed In Connection With the Secured Convertible Debenture With Montgomery Equity Partners Ltd. on December 29, 2005

As part of the secured convertible debenture we executed with Montgomery Equity Partners Ltd. on December 29, 2005, we granted a security interest to Montgomery Equity Partners in all goods, inventory, contract rights, documents, accounts and other receivables, products and proceeds and rights under all present and future authorizations of the Company and its India subsidiary. We also agreed not to incur, extend or renew any indebtedness; create, incur, assume or permit to exist any lien or encumbrance to or against any pledged property or Company stock; declare or pay dividends of any kind; or guarantee or become liable in any manner for the obligations or indebtedness of another without the written consent of Montgomery Equity Partners. We are therefore limited in making financing and operating decisions in the ordinary course of business without first obtaining the consent of Montgomery Equity Partners. If we default on the secured convertible debenture, Montgomery Equity Partners would be entitled to take control of all assets covered by the security agreements. It is possible that these assets may be insufficient to repay the Company’s obligations to Montgomery Equity Partners, leaving other investors in the Company with no recourse.

Risks Related to This Offering

Future Sales by Our Stockholders May Negatively Affect Our Stock Price and Our Ability to Raise Funds in New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 83,020,932 shares of common stock outstanding as of April 19, 2007, 19,537,981 shares are, or will be, freely tradable without restriction, unless held by our “affiliates”. The remaining 63,482,951 of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, secured debentures convertible into shares of common stock at a floating discount rate.

The variable conversion price formula for the debentures could negatively affect the market price for our common stock.

The following are special risks which result from the variable conversion price formula of the debentures held by Montgomery Equity Partners (one of our selling shareholders):

•
Reduction in stock price. The conversion price of the debentures is variable based on the future trading prices of our common stock. As a result of the market-related conversion price, the number of shares of common stock issuable upon conversion of the debentures will be inversely proportionate the market price of the common stock at the dates upon which the conversion price may be determined.

•
Effect of short sales by third parties. As a result of the market-related conversion price of the debentures, third parties may take significant short positions in our common stock. If this occurs, these short positions may have the effect of depressing the trading price of our common stock which would result in additional dilutive issuance of stock upon the conversion of the debentures.

•
Effect of additional shares in the market. To the extent that holder of the debentures converts a portion of the debentures and then sell its common stock in the open market, our common stock price may decrease due to the additional shares in the market, possibly allowing the holder to convert the remaining debentures into greater amounts of common stock, further depressing the stock price.

The Selling Stockholders Intend to Sell Their Shares of Common Stock in the Market, Which Sales May Cause Our Stock Price to Decline

The selling stockholders may sell in the public market up to 25,182,111 shares of common stock being registered in this offering. That means that up to 25,182,111 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

Our Common Stock Is Deemed to be “Penny Stock,” Which May Make It More Difficult For Investors to Sell Their Shares Due to Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

With a price of less than $5.00 per share;

That is not traded on a “recognized” national exchange;

Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

The Price You Pay in This Offering Will Fluctuate and May Be Higher or Lower Than the Prices Paid by Other People Participating in This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

Failure to File or Obtain Effectiveness of Registration Statement

Our agreement with Montgomery Equity Partners Ltd. contains a provision imposing liquidated damages equal to 2% of the liquidated value of the convertible debentures if we fail to file a registration statement by April 30, 2007, fail to have the registration statement declared effective by July 30, 2007, or if after the registration statement is declared effective sales cannot be made pursuant to the registration statement. Although we met the filing deadline, it is conceivable that we may not achieve the other benchmarks and would have to pay liquidated damages (at present, $10,000), which would have an adverse impact on our cash flows and we may have to cease or curtail operations. At the holder’s option, liquidated damages may be paid in either cash or company stock.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the individuals and entities who have assisted in or provided financing to Airbee or have provided services to Airbee. A description of each selling shareholder’s relationship to Airbee and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired under the Securities Purchase Agreement	Percentage of Outstanding Shares to Be Acquired under the Securities Purchase Agreement	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)
Shares Acquired in Financing Transactions with Airbee
Montgomery Equity Partners, Ltd. (3)	6,670,338	5.56%	14,086,956	11.75%	14,928,132(2)	5.56%

Veeravanallar Sundaram	2,113,002	1.76%	0	0%	206,752	1.59%
Sundaresan Raja	30,230,937	25.22%	0	0%	2,525,400	23.11%
E. Eugene Sharer	16,586,167	13.84%	0	0%	2,198,168	12.00%
Sriniavasan Krishnamurthy	5,428,308	4.53%	0	0%	928,308	3.75%
Ramanujam Satagopan	5,777,122	4.82%	0	0%	515,890	4.39%
David McCartney	2,155,294	1.80%	0	0%	405,294	1.46%
Robert R. Blakely	83,334	0.07%	0	0%	83,334	0.00%
Scott R. Griffith	83,333	0.07%	0	0%	83,333	0.00%
GunnAllen Financial Inc. (4)	100,000	0.08%	0	0%	100,000	0.00%
Jesse B. Shelmire IV	83,333	0.07%	0	0%	83,333	0.00%
Kevin Bartelson	37,778	0.03%	0	0%	10,000	0.02%
Claude Tate	121,111	0.10%	0	0%	10,000	0.09%
Robert V. or Kendra Noone	391,349	0.33%	0	0%	12,500	0.32%
Herbert N. Johnson	12,500	0.01%	0	0%	12,500	0.00%
Narayanachar Sekaram	12,500	0.01%	0	0%	12,500	0.00%
Newbridge Securities Inc.(5)	200,000	0.17%	0	0%	200,000	0.00%
Catherine Zimmer	3,992,500	3.33%	0	0%	1,277,917	2.26%
Henry Zimmer	3,970,000	3.31%	0	0%	1,588,750	1.99%
Total	78,048,906	65.11%	14,086,956	11.75%	25,182,111	56.56%

*	Equals less than 1%.

(1)
Applicable percentage of ownership is based on 97,164,062 shares of common stock outstanding, plus 22,707,760 exercisable option shares, for a total of 119,871,822 shares of our common stock outstanding as of April 19, 2007, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 19, 2007, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)
Includes 13,586,956 shares of our common stock to be issued to Montgomery Equity Partners upon conversion of secured convertible debentures, 1,731,877 shares of our common stock pledged to Montgomery Equity Partners by three affiliates, 841,176 shares of our common stock issued to Montgomery Equity Partners upon the cashless exercise of 1,500,000 warrants, and 500,000 shares of our common stock upon the exercise of warrants issued to Montgomery Equity Partners

(3)
Voting and dispositive powers are held by Yorkville Advisors, LLC, the general partner of Montgomery Equity Partners Ltd. Mark Angelo is the managing member of Yorkville Advisors, LLC and as such exercises voting and dispositive powers for Yorkville Advisors, LLC.

(4)	Voting and dispositive powers are held by James J. DiGsaio, SVP, Capital Markets Group, GunnAllen Financial Inc.

(5)	Voting and dispositive powers are held by Douglas K. Aguililla, Director of Brokerage Operations, Newbridge Securities, Inc.

The following information contains a description of each selling shareholder’s relationship to Airbee and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Airbee, except as follows:

Shares Acquired in Financing Transactions with Airbee

Montgomery Equity Partners. Montgomery Equity Partners is the investor under the Securities Purchase Agreement. All investment decisions of, and control of, Montgomery Equity Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Montgomery Equity Partners acquired all securities being registered in this offering in financing transactions with Airbee. Those transactions are explained below:

Securities Purchase Agreement. On December 29, 2005 we entered into a Securities Purchase Agreement with Montgomery Equity Partners pursuant to which we issued to Montgomery Equity Partners a secured convertible debenture in the principle amount of $500,000. Of these secured convertible debentures $350,000 was funded on December 29, 2005 and an additional $150,000 was to be funded after the Company’s common stock was authorized for quotation on the OTCBB and it satisfied all conditions precedent contained in the securities purchase agreement. On April 5, 2007, we entered into an amended and restated secured convertible debenture which reduced the amount to $350,000. Simultaneously, we executed another secured convertible debenture in the amount of $150,000 due December 29, 2007. The secured convertible debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. Secured convertible debentures have a term of two (2) years, piggy-back registration rights and accrue interest at a rate equal to fifteen percent (15%) per year. In connection with the Securities Purchase Agreement we also issued Montgomery Equity Partners three warrants to purchase a total of 2,000,000 shares of our common stock. On February 1, 2007, Montgomery Equity Partners exercised two of the warrants totaling 1,500,000 shares of our common stock and received a total of 841,176 shares.

Other Selling Stockholders

Robert V. Noone or Kendra Noone. On September 4, 2005 we issued 16,667 shares of our common stock to Mr. or Ms. Noone for $10,000 in cash. On October 8, 2005 we issued 19,231 shares of our common stock to Mr. or Ms. Noone for $10,000 in cash. On December 8, 2005 we issued 16,666 shares of our common stock to Mr. or Ms. Noone for $5,000 in cash. On December 28, 2005 we issued 17,241 shares of our common stock to Mr. or Ms. Noone for $5,000 in cash. On April 19, 2006 we issued 12,500 warrants underlying common stock to Mr. or Ms. Noone as part of a bridge loan transaction for $25,000 in cash. On June 19, 2006 we issued 50,000 shares of our common stock to Mr. or Ms. Noone for $10,000 in cash. On August 23, 2006 we issued 55,556 shares of our common stock to Mr. or Ms. Noone for $10,000 in cash.

Veeravanallur V. Sundaram. On June 6, 2004 we issued 31,250 shares of our common stock to Mr. Sundaram for $10,000 in cash. On January 12, 2006 we issued 206,752 shares of our common stock to Mr. Sundaram as payment for unpaid salary and bonus of $50,000 for 2005. This action was approved by the board of directors on December 29, 2005.

Sundaresan Raja. On January 12, 2006 we issued 2,725,400 shares of our common stock to Mr. Raja as payment for promissory notes of $464,614 held by Mr. Raja and for unpaid salary and bonus of $200,000 for 2005. This action was approved by the board of directors on December 29, 2005.

E. Eugene Sharer. On January 12, 2006 we issued 2,198,168 shares of our common stock to Mr. Sharer as payment for promissory notes of $366,095 held by Mr. Sharer and for unpaid salary and bonus of $170,000 for 2005. This action was approved by the board of directors on December 29, 2005.

Sriniavasan Krishnamurthy. On January 12, 2006 we issued 928,308 shares of our common stock to Mr. Krishnamurthy as payment for promissory notes of $98,815 held by Mr. Krishnamurthy and for unpaid salary and bonus of $125,000 for 2005. This action was approved by the board of directors on December 29, 2005.

Ramanujam Satagopan. On January 12, 2006 we issued 515,890 shares of our common stock to Mr. Satagopan as payment for promissory notes of $127,291 held by Mr. Satagopan. This action was approved by the board of directors on December 29, 2005.

David McCartney. On January 5, 2006 we issued 185,484 shares of our common stock to Mr. McCartney as payment for unpaid salary and bonus of $57,500 for 2005. This action was approved by the board of directors on December 29, 2005. On January 31, 2006 we issued 20,000 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for January worth $5,000 at the time of issue. On February 28, 2006 we issued 37,411 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for February worth $10,000 at the time of issue. On March 31, 2006 we issued 47,619 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for March worth $10,000 at the time of issue. On April 30, 2006 we issued 40,000 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for April worth $10,000 at the time of issue. On May 31, 2006 we issued 40,000 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for May worth $10,000 at the time of issue. On June 30, 2006 we issued 40,816 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for June worth $10,000 at the time of issue.

Robert R. Blakely, Scott R. Griffith and Jesse B. Shelmire IV. On June 22, 2006, the Company issued 83,334, 83,333 and 83,333 restricted shares of stock to Messrs. Blakely, Griffith and Shelmire, respectively, the principals in Stonegate Securities, Inc. (each of whom is an accredited investor) for placement agency services valued at $47,500 at the time of issuance. The shares were issued in return for providing investment banking services.

GunnAllen Financial Inc. On November 28, 2005 we issued 100,000 shares of our common stock to GunnAllen Financial Inc. for investment services to be provided. The cash value of the stock at the date of issuance was $32,000. Investment services provided include identifying potential sources of capital, making introductions to them, arranging meetings with such sources, developing and refining the business plan, and making recommendations to us as to website upgrades to attract investors. Investment decisions are made by James J. DiGsaio, SVP, Capital Markets Group.

Kevin Bartelson. On April 17, 2006 we issued 10,000 warrants underlying common stock to Mr.Bartelson as part of a bridge loan transaction for $20,000 in cash. On August 23, 2006 we issued 27,778 shares of our common stock to Mr. Bartelson for $5,000 in cash.

Claude Tate. On April 17, 2006 we issued 10,000 warrants underlying common stock to Mr.Bartelson as part of a bridge loan transaction for $20,000 in cash. On August 23, 2006 we issued 111,111 shares of our common stock to Mr. Tate for $20,000 in cash.

Narayanachar Sekaram. On April 28, 2006 we issued 12,500 warrants underlying common stock to Mr.Sekaram as part of a bridge loan transaction for $25,000 in cash.

Herbert N. Johnson. On April 19, 2006 we issued 12,500 warrants underlying common stock to Mr.Bartelson as part of a bridge loan transaction for $25,000 in cash.

Catherine A. Zimmer. On August 31, 2006 we issued 333,333 shares of our common stock and 266,667 warrants underlying our common stock to Ms. Zimmer for $50,000 in cash. On October 10, 2006 we issued 781,250 shares of our common stock and 781,250 warrants underlying our common stock to Ms. Zimmer for $125,000 in cash. On December 15, 2006 we issued 1,000,000 shares of our common stock to Ms. Zimmer as a penalty valued at $170,000 for not repaying the bridge loan. On December 28, 2006 we issued 100,000 warrants underlying our common stock to Ms. Zimmer for an additional $37,500 bridge loan. On January 2, 2007 we issued 100,000 warrants underlying our common stock to Ms. Zimmer for an additional $25,000 bridge loan. On January 30, 2007 we issued 30,000 warrants underlying our common stock to Ms. Zimmer for an addition $7,500 bridge loan.

Henry Zimmer. On May 18, 2006 we issued 577,500 warrants underlying our common stock to Mr. Zimmer as part of a bridge loan transaction for $385,000 in cash. On October 10, 2006 we issued 781,250 shares of our common stock and 781,250 warrants underlying our common stock to Mr. Zimmer for $125,000 in cash. On December 15, 2006 we issued 1,000,000 shares of our common stock to Mr. Zimmer as a penalty valued at $170,000 for not repaying the bridge loan. On December 28, 2006 we issued 100,000 warrants underlying our common stock to Mr. Zimmer for an additional $37,500 bridge loan. On January 2, 2007 we issued 100,000 warrants underlying our common stock to Mr. Zimmer for an additional $25,000 bridge loan. On January 30, 2007 we issued 30,000 warrants underlying our common stock to Mr. Zimmer for an addition $7,500 bridge loan.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Airbee so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS

RECEIVED FROM THE SECURITIES PURCHASE AGREEMENT

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds provided to us from the sale of shares of common stock in this offering. However, we did receive proceeds from the sale of a secured convertible debenture to Montgomery Equity Partners under the Securities Purchase Agreement. We also received proceeds from accredited investors from whom we accepted subscription agreements and we may receive cash proceeds upon exercise of warrants issued to such accredited investors as well as from Montgomery Equity Partners.

On December 29, 2005, we entered into a Securities Purchase Agreement with Montgomery Equity Partners pursuant to which we issued to Montgomery Equity Partners secured convertible debentures in the principle amount of $500,000, of these secured convertible debentures $350,000 was funded on December 29, 2005 and an additional $150,000 was to be funded after the Company’s common stock was authorized for quotation on the OTCBB and it satisfied all conditions precedent contained in the securities purchase agreement. On April 5, 2007, we entered into an amended and restated secured convertible debenture which reduced the amount to $350,000. Simultaneously, we executed another secured convertible debenture in the amount of $150,000 due December 29, 2007. The secured convertible debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. The secured convertible debentures have a term of two (2) years, piggy-back registration rights and accrue interest at a rate equal to fifteen percent (15%) per year.

In connection with the Securities Purchase Agreement we issued Montgomery Equity Partners three warrants to purchase a total of 2,000,000 shares of our common stock. Each warrant is exercisable for a period of three years. The first warrant for 1,000,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share; the second warrant for 500,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.30 per share; and the third warrant for 500,000 shares has a fixed exercise price of $0.001. On February 1, 2007, Montgomery Equity Partners exercised the first and second warrants totaling 1,500,000 shares of our common stock and received a total of 841,176 shares.

For illustrative purposes only, we have set forth below our intended use of proceeds for the net proceeds we received under the Securities Purchase Agreement.

Gross proceeds	$500,000
Commitment fee	50,000
Structuring fee	10,000
Two months prepaid interest	12,500
Net proceeds	$427,500

No. of shares issued upon conversion of the secured convertible debenture	13,586,956

USE OF PROCEEDS:
Trade Payables	$391,634
General Working Capital	35,866
Total	$427,500

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Montgomery Equity Partners (and any other holder of the convertible debenture) and their officers, directors, employees and agents against certain liabilities arising from any misrepresentation or breach of any representation or warranty we made in connection with the convertible debentures; any breach of covenant, agreement or obligation contained in the securities purchase agreement or the investor registration rights agreement of the convertible debenture; and any other claim arising from the execution, delivery, performance or enforcement of the securities purchase agreement or any other instrument, document or agreement executed pursuant to the securities purchase agreement. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $224, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $17,276. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We did, however, receive proceeds from the secured convertible debentures issued to Montgomery Equity Partners.

Montgomery Equity Partners is controlled by its general partner, Yorkville Advisors, LLC. Montgomery Equity Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Summary

•
Airbee Wireless, Inc. is no longer a development stage company and continues to concentrate on software development. During 2006, we signed a licensing agreement with ZMD and one application development agreement with Accsense, Inc.. Our license agreements with foreign and domestic customers such as Radiocrafts (Norway), Texas Instruments (USA) and Infineon (Germany) remain in effect. Our ZNS Software stack version 1.0 was certified ZigBee-compliant through an independent testing laboratory during the fourth quarter of 2005 and version 1.1 was certified in January 2007. In addition, our upcoming version called ZigBee Pro will be undergoing certification soon and has been designated as one of the “golden units”. This means that the product will be used to set the standard by which other vendor’s products will be measured.

•
We had a $4,796,016 net loss before provision for income taxes in 2006 and our cumulative loss since August 9, 2002 (Inception) is $11,392,641. Liquidity and capital resources issues continue to constrain growth but given signs of an emerging marketplace for our software and our track record of raising capital, we believe we will be able to obtain sufficient funds to continue operations until we can generate revenue from our license agreements. We raised more than $820,000 in 2006 from the sale of stock to accredited investors and through the exercise of warrants.

•	Risk factors include -
•	Royalties from the license agreements are dependent on our customers’ ability to create demand and market acceptance for their product.

•
Our international operations involve inherent risks that include currency controls and fluctuations, tariff and import regulations, and regulatory requirements that may limit our or our customers’ ability to manufacture, assemble and test, design, develop or sell products in particular countries.

Overview

The Company continued its progress as a developer of intelligent connectivity software for wireless voice and data communication designed to comply with the ZigBee global standard. See Item 1, above, for descriptions of our business, our marketplace and our products. While we were one of the first to attain ZigBee product certification from an independent testing laboratory for our ZNS Software Stack in November 2005, the ZigBee standard was changed in September 2006. The new standard known as ZigBee 2006 or version 1.1 is not backward compatible and much of 2006 was spent redesigning the software product to meet the revised standard. Very little progress was made during the year by us or our customers other than that of the redesign and preparation for recertification of the software, which we received in January 2007.

We continued the buildup of our technical resources in our R&D center and at year end we had more than 42 software engineers working on our several development projects. Our India CEO moved the development center for our India operation into larger and more modern space in July 2006.
Results of Operations

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

During 2006 we had minimal operating revenues of $128,602, resulting in a net loss applicable to common shares of $4,796,016, or $0.07 net loss per share, compared to a net loss of $3,782,259 or $0.08 net loss per share for 2005. Cumulative net loss since inception totaled $11,392,641.

Our net revenue for the year ended December 31, 2006 was $128,602 as compared to $13,015 for the year ended December 31, 2005. During 2006, the Company signed a license agreement with ZMD; all previous license agreements remain in effect. These license agreements may generate revenue during the second quarter of 2007 but depend upon sales of the licensees’ products containing our software. We completed work on application development agreements with Infineon (signed in 2005) and SensiTool (signed in 2006) and were paid in accordance with each contract. These agreements require us to embed our software in the customer’s application for a fixed fee, generally paid in stages as benchmarks are met. The release of the ZigBee 2006 standard in September caused many of our customers to delay plans to embed our software into their applications until after certification by an independent testing laboratory, which we received in January 2007.

Operating expenses for the year ended December 31, 2006 were $5,258,718 as compared to $3,498,814 for the year ended December 31, 2005, an increase of 50% or $1,759,904. This increase, as further explained below, is principally due to accounting rules requiring the Company to recognize the entire fair value of stock options granted in 2006 as well as the fair value of all pre-2006 stock options vesting in 2006. This resulted in the recognition of $2,184,098 in stock option compensation expense in 2006. An increase of $198,000 in compensation and professional fees, coupled with the stock option compensation expense, offset decreases totaling approximately $622,000 in the other components of operating expense, principally bad debt expense.

Our overall increase in absolute dollars of compensation and professional expenses for the year ended December 31, 2006 compared to the year ended December 31, 2005 was $197,736. The increase was primarily due to increased payroll expense of $230,669 related to our increased staff in India and $50,000 due to employment contract renewals. These increases were offset by reductions of $27,535 in our legal and accounting fees and $55,398 in financing fees from 2005 levels. We believe that compensation and professional expenses will increase in the short-term as the Company seeks additional financing now that our stock is traded on the OTC Bulletin Board and fills vacant senior management positions. We also anticipate increases in absolute dollars in the long-term, as we continue to invest in staff and infrastructure in the areas of information systems and sales and marketing.

Our overall selling and marketing expenses consist primarily of marketing related expenses, compensation related expenses, sales commissions, facility costs and travel costs. Expenses, particularly certain marketing and compensation-related expenses, may vary going forward, depending in part on the level of revenue and profits.

The increase in absolute dollars of research and development expense for the year ended December 31, 2006 compared to the year ended December 31, 2005 was $17,178. With the demonstration of technological feasibility in April 2005, we were permitted to capitalize research and development costs and amortize them going forward. However, the release of the ZigBee 2006 standard caused part of our capitalized R&D to become obsolete and we wrote off $173,294 to R&D expense. Our intangible assets (primarily capitalized R&D) decreased by $255,356, net of amortization, from December 31, 2005 to December 31, 2006 to $433,896. With the demonstration of technological feasibility and the certification of our ZNS stack to the ZigBee 2006 standard in January 2007, we will resume the capitalization of our research and development costs as we increase our overall expenditures in research and development programs to ensure that our products continue to meet our customer demands.

Depreciation and amortization expense for the year ended December 31, 2006 decreased $19,564 from the 2005 level. The decrease in amortization from $97,650 in 2005 to $63,896 is attributed to the fact that no loan financing costs were incurred in 2006. Amortization costs for 2006 consisted of $30,200 for intellectual property plus another $33,696 for amortization of capitalized R&D. Interest expense for the year ended December 31, 2006 increased $280,576, principally due to bridge loan extensions, interest and penalties. The interest expense attributable to Notes Payable to Related Parties was $34,021 in 2006 as compared to $57,234 in 2005.

Liquidity and Capital Resources

Since inception, we have principally funded our operations from private placements of securities and management and shareholder loans and contributions of $4,582,708. As of December 31, 2006 and 2005, we have $889,074 and $2,086,766 outstanding under notes and accrued payroll, including $70,615 and $65,529 in accrued interest. During 2006, we received an aggregate of $820,900 from accredited investors in consideration of 3,925,902 shares of our common stock and 3,802,763 common stock purchase warrants. Also during 2006, we received $575,000 in short-term bridge loans from a group of shareholders and $400 from the exercise of common stock options for 10,000,000 shares. Proceeds were used to pay down current payables. We will require approximately $5 million to continue operations for the next 12 months. Most of the funding will be allocated principally for sales, marketing and working capital. It is not anticipated that any lack of funding will impact upon the existing license and development agreements with our customers since our software development has been completed for three of our products.

We have incurred an accumulated deficit at December 31, 2006 of $11,392,641 compared to $6,596,625 at December 31, 2005. We had negative working capital at December 31, 2006 of $4,352,802 compared to negative working capital of $5,138,739 at December 31, 2005. Our ability to continue as a going concern is dependent upon our obtaining adequate capital to fund losses until we become profitable.

We entered into a note payable dated August 31, 2002, principal amount of $50,000 payable on or before August 31, 2005. We entered into this note in connection with the 2002 acquisition of Connexus Technologies (Pte.) Ltd. While nominally non-interest bearing, the amount to be repaid varied with each anniversary date of the note. If paid prior to August 31, 2003, only $50,000 was due. If the note was paid between September 1, 2003 and August 31, 2004 the total payment due was $100,000. If paid between September 1, 2004 and August 31, 2005, total payment due was $150,000. During the fourth quarter of 2005, we restructured the note with the lender to provide for interest from the date of the note until paid at 12% per annum. At December 31, 2005, principal and accrued interest on this note totaled $73,085, which was converted to common stock with the consent of the note holder in January 2006.

On April 20, 2005, we entered into a Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital Partners, LP (“Cornell”). Pursuant to the SEDA, Cornell was to purchase shares of our common stock for a total purchase price of up to $20 million. Cornell’s obligation to purchase shares of our common stock under the SEDA was subject to certain conditions, including that we obtain an effective registration statement for shares of our common stock sold under the SEDA. Cornell and Airbee subsequently determined that it was in the best interest of both parties to terminate the SEDA. On October 19, 2005 we entered into a Termination Agreement with Cornell to terminate SEDA and all agreements related thereto. No shares of stock were issued pursuant to the SEDA.

On April 20, 2005, the Company executed a promissory note in the amount of $750,000 in favor of Montgomery Equity Partners, Ltd. (“Montgomery”). (We have been advised that Cornell and Montgomery are limited partnerships of the same general partner, Yorkville Advisors, Inc. Mark Angelo, the portfolio manager of Cornell is the co-portfolio manager of Montgomery. Cornell and Montgomery share the same back office, administrative and support staff. The two entities do not share offices but all documents and materials are housed in the office of the general partner.) Pursuant to the terms of the promissory note, Montgomery disbursed the entire $750,000 to the Company on the date the note was executed and an additional $250,000 was to be disbursed after the Company’s common stock commenced trading on the Over-the-Counter Bulletin Board. The promissory note had a one-year term and accrued interest monthly at 24% per annum. The Company defaulted under the terms of the promissory note and reached a settlement with Montgomery where principal, accrued unpaid interest and other fees and expenses - a total of $937,500 - would be paid through the liquidation of 9.4 million shares of Company stock that was pledged as security by an affiliate as part of the initial loan agreement. As of December 31, 2006, Montgomery has sold 2,841,194 of the pledged shares. The net proceeds from these sales totaled $661,202 at an average net per-share price of $0.23272. The outstanding balance due Montgomery was reduced to $276,298. The Company anticipates that the continuing sales of the pledged shares by Montgomery may exert downward pressure on the share price of our stock during the period Montgomery liquidates these shares.

On December 29, 2005, we entered into a Securities Purchase Agreement with Montgomery pursuant to which we issued Montgomery a secured convertible debenture in the principle amount of $500,000, of which $350,000 was funded on December 29, 2005. The remaining $150,000 was not funded until April 9, 2007. The secured convertible debenture is convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date (the “Fixed Price”) or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date (the “Floating Price”). The secured convertible debenture has a term of two (2) years, piggy-back registration rights and accrues interest monthly at the rate of fifteen percent (15%) per year. The secured convertible debenture contains a right of redemption allowing the Company to redeem all or part of the amounts outstanding provided the closing bid price of the Company’s stock is less than the Fixed Price when the Redemption Notice is given. The Company is required to pay a 10% redemption premium equal to 10% of the principal amount plus accrued interest. As of April 9, 2007, the closing bid price of the Company’s stock has never been less than the Fixed Price so the Company has been unable to exercise this right of redemption. The Company is required to make monthly interest payments to Montgomery equal to one and one quarter percent (1.25%) of the outstanding balance of the secured convertible debenture. The Company is current with its interest payments to Montgomery through February 2007. The Company also paid commitment fee of 10% of the amount funded ($35,000) and a structuring fee of $10,000 to Yorkville Advisors Management, LLC, an affiliate of Montgomery. These fees were paid from the initial disbursement on December 29, 2005.

In connection with the Secured Convertible Debenture, the Company also executed a Security Agreement (as did the Company’s India subsidiary) and a Pledge and Escrow Agreement. Three affiliates of the Company also executed the Insider Pledge and Escrow Agreement. Under the Pledge and Escrow Agreement, the Company pledged 13,586,956 shares of its common stock and has transferred such shares to the Escrow Agent, who is the general counsel for Montgomery as well as a partner of Montgomery’s general partner. Under the Insider Pledge and Escrow Agreement, three affiliates of the Company pledged 1,732,500 shares of their common stock of the Company and transferred such shares to the same Escrow Agent. The Security Agreements give Montgomery a security interest in all goods; all inventory; all contract rights and general intangibles; all documents, warehouse receipts, instruments and chattel paper; all accounts and other receivables; all the Company’s rights under all present and future authorizations, permits, licenses and franchises issued or granted in connection with the operations of any of its facilities; and all products and proceeds from the foregoing property. The Security Agreements contain negative covenants which prohibit the Company (without Montgomery’s written consent) from making or incurring a lien or encumbrance against any of its property; amending its articles of incorporation, by-laws, becoming party to a merger or acquisition, purchasing the assets of another person, entity or firm, selling Company assets, or creating subsidiaries; materially changing the management of the Company; paying dividends; or changing its general business or business location. The net effect of these security interests and restrictions may be to limit the Company’s ability to raise additional capital without first informing and seeking the consent of Montgomery, which has a right of first refusal for any capital raise or other financing plan the Company may make with any third party.

In connection with the Securities Purchase Agreement we issued Montgomery three warrants to purchase a total of 2,000,000 shares of our common stock. The warrants are exercisable for a period of three years. The exercise price for the first warrant for 1,000,000 shares is the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share. The exercise price for the second warrant for 500,000 shares is the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.30 per share. The exercise price for the third warrant for 500,000 shares is $0.001 per share. The warrants provide for a cashless exercise and adjustment of their exercise price and number of shares upon the occurrence of certain events. In connection with this transaction, the Company executed an Investor Registration Rights Agreement by which it agreed to file a registration statement with the SEC for at least the pledged shares held by the escrow agent and the 2 million warrants. The registration statement was to be filed within 30 days of the execution of the convertible debenture and declared effective within 90 days of filing. Failure to file or be declared effective within the agreed timeframe subjected the Company to liquidated damages equal to two percent (2%) of the liquidated value of the convertible debenture for each thirty (30) day period after the scheduled filing or effective date deadline. By written agreement, these deadlines were extended. The Company had until September 29, 2006 to file the registration statement which had to be declared effective no later than December 29, 2006. However, because the second traunche of the convertible debenture has not been funded, the convertible debenture was deemed an incomplete offering. As a result the Company, with Montgomery’s consent, withdrew the registration statement in December 2006, with the intention of re-filing the registration statement once the offering was complete. This condition precedent was satisfied on January 30, 2007 when the Company’s shares were approved for trading quotation on the NASD Over-the-Counter Bulletin Board. The Company and Montgomery have agreed that the Company will re-file the registration statement on or before April 30, 2007 and use its best efforts to have the registration statement declared effective on or before July 30, 2007.

Our principle sources of liquidity have been private placements of our securities and loans from management and shareholders. There will continue to be an operating cash flow deficit from the licensing of embedded software in the near term.

Cash at December 31, 2006 and, 2005, respectively, was $59,298 and $27,854. At December 31, 2006 and 2005, respectively, we had total stockholders’ deficit of $3,596,285 and $4,363,823.

Our capital requirements depend on numerous factors including our research and development expenditures, expenses related to selling, general and administrative operations and working capital to support business growth. We anticipate that our operating and capital expenditures will constitute a material use of our cash resources. As a result, our net cash flows will depend heavily on (a) the level of our future sales (which depend, to a large extent, on general economic conditions affecting us and our customers, as well as the timing of our products’ sales cycles (especially for the newly introduced ZigBee global standard and the upcoming ZigBee Pro standard to be released in 2007) and other competitive factors) and (b) our ability to control expenses.

With regard to our current liabilities at December 31, 2006, $100,130 is payable to related party note holders and employees who have deferred repayment as well as interest. Trade payables at December 31, 2006 of approximately $850,429 are outstanding and will be paid as they come due or as payment may be extended by agreement of the parties. One vendor, MindTree Consulting Pvt. Ltd. (“MindTree”), accounted for 44% of the Company’s accounts payable. MindTree provided services to the Company under a Time and Materials Contract dated March 30, 2005 (the T&M Contract”). On a monthly basis, MindTree invoiced the Company for work it performed. Payment terms were net 30 days. The Company was unable to pay the invoices as they became due and, by informal agreement, extended the repayment terms monthly. On December 15, 2005, the Company entered into a written agreement with MindTree by which it agreed to pay MindTree $200,000 on or before December 23, 2005 and $100,000 per month on the last business day of each succeeding month until the outstanding indebtedness of approximately $580,000 was fully paid. The Company’s performance was secured by the software code MindTree developed under the T&M Contract. If the Company defaulted in making any payment when due and such default was not cured within five business days after receipt of a notice of default, MindTree would be entitled to co-own the software code, with any revenue the Company realized from the software code during the co-ownership period to be split 50-50 with MindTree. If full payment was made on or before April 30, 2006, full ownership of the Intellectual Property reverted to the Company.

Through December 31, 2006, the Company has paid MindTree $225,000 pursuant to this agreement; another $50,000 was paid in January 2007. The Company is behind in making the scheduled payments but MindTree has not yet issued any notice of default. By written agreement, the payment deadline has been extended to July 31, 2007.

With regard to our liabilities at December 31, 2005, $2,086,766 was payable to related note holders and employees who deferred repayment as well as interest. At December 31, 2005, we had approximately $718,708 of outstanding trade payables that will be paid as they come due or as payment may be extended by agreement of the parties.

We believe that revenues will begin during the second quarter of 2007 from our licensing and other agreements. However, we shall be dependent upon financing to accelerate our marketing activities and continue product enhancement. We anticipate monthly expenses of approximately $165,000 to $185,000 over the next several months. This amount includes costs of our SEC reporting obligations, which were approximately $150,000 for the year ending December 31, 2006. Cost of SEC reporting obligations includes all filing costs and professional fees. We do not consider the expense of SEC reporting to be material.

The Company’s current financing and related security agreements contain numerous covenants that restrict our ability to raise needed funds. It is possible that needed funds may not be available, in which case the Company may be forced to temporarily suspend operations. Our existing financing contains a right of first refusal for our lender. Numerous discussions with investment bankers throughout the country lead us to conclude that additional financing will be available. If circumstances require, the Company will renegotiate employment contracts with management to defer (but not eliminate) its obligations under these contracts. It will also consider overhead reductions at its headquarters and at its India subsidiary. This would be as a last resort as (a) the Company is leanly staffed at the administrative level and (b) staff cuts in India would adversely impact our ability to complete product development, deliver product and provide support.

To date, our financial results typically reflect a development stage company. We have signed several licensing and joint development agreements with prospective clients and have successfully embedded our software onto seven different hardware platforms (Freescale, Atmel, Texas Instruments, Chipcon, SupaRule, Radiocrafts and WinEdge & Wireless’ 8051 microprocessor).

With the ZigBee Alliance releasing version 1.0 of its international standard for wireless voice and data communications on December 14, 2004, the Company signed a three-year licensing and teaming agreement with Radiocrafts AS in April to provide ZigBee-ready solutions. Radiocrafts is a leading RF module design and manufacturing company based in Norway. In July 2005 the Company entered in to a three-year licensing agreement with Texas Instruments and in August 2005 the Company entered into a licensing agreement with SoftBaugh, Inc. for a one-year term with a renewal negotiated on an annual basis. We also have signed a nine month development license with Infineon Technologies, a German company, to migrate our ZigBee software to the Infineon product. The license is valued at $35,000 payable on completion of validation testing. We have also signed Software License Agreements with Jennic in November 2005 and with Compel JSC and Wireless People in December 2005. In January 2006, we signed a development license agreement with SensiTool, Inc. valued at $80,000. We also have negotiated a Manufacturer’s Representative Agreement with Acetronics which has exclusive marketing rights to our products in Korea. The Company has several other agreements in process with international companies pending completion of evaluation and testing for suitability. The Company also completed its ZigBee software product compliance testing with an independent testing agency authorized by the ZigBee Alliance to perform such testing in November 2005. We have completed the technical effort to incorporate the ZigBee specification level 1.1 into our product(s) and which will allow a broader application customer base to which our product(s) can be marketed.

We believe that 2007 will begin to see an adoption of this ZigBee technology with several of our customers commercializing development products containing the Airbee embedded software. This activity has been delayed by at least a year because of the change in the ZigBee specification in early 2006.

Critical Accounting Estimates

General

Management’s discussion and analysis of our financial condition and results of operations is based upon our Consolidated Financial Statements, which were prepared in accordance with accounting principles generally accepted in the United States, or GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Note 2, “ Summary of Significant Accounting Policies” of Notes to the Consolidated Financial Statements describes our significant accounting policies which are reviewed by us on a regular basis and which are also reviewed by senior management with our Board of Directors.

An accounting policy is deemed by us to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. The policy and estimate that we believe is most critical to an understanding of our financial results and condition and that requires a higher degree of judgment and complexity is revenue recognition.

Revenue Recognition

We account for the time-based licensing of software in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, “Software Revenue Recognition.” We recognize revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured. For software arrangements with multiple elements, revenue is recognized dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements. When VSOE does not exist for all the elements of a software arrangement and the only undelivered element is post-contract customer support (PCS), the entire licensing fee is recognized ratably over the contract period.

Revenue attributable to undelivered elements, including technical support, is based on the sales price of those elements, and is recognized ratably on a straight-line basis over the term of the time-based license. Post-contract customer support revenue is recognized ratably over the contract period. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of sales.

Time-based product licensing fees are collected in advance. Revenues from licenses are recognized on a prorated-basis over the life of the license. Airbee’s customary practice is to have non-cancelable time-based licenses and a customer purchase order prior to recognizing revenue.

Enterprise license model arrangements require the delivery of unspecified future updates and upgrades within the same product family during the time-based license. Accordingly, Airbee will recognize fees from its enterprise license model agreements ratably over the term of the license agreement.

Time-based royalties are charged on a unit basis. Royalties are not fixed dollar amounts, but are instead a percentage of the customer’s finished product and the percentage varies on a tiered basis with the number of units shipped by customer.

Revenue attributed to undelivered elements is based on the sales price rather than on the renewal rate because of (i) the newness of the ZigBee standard for this short-range wireless technology, (ii) the newness of the Company’s product introductions into the marketplace for a range of applications being developed by its customers, and (iii) the lack of historical data for potentially defective software, which may be a function of the application into which it is installed, a reasonable reserve for returns cannot yet be established. In accordance with SFAS No. 48 “Revenue Recognition When Right of Return Exists,” in the absence of historical data, the Company is unable to make a reasonable and reliable estimate of product returns at this time.

We expect to enter into maintenance contracts with its customers. Maintenance fees are not a fixed dollar amount, but rather a percentage fee based upon the value of the license and/or royalties billed/received. Maintenance contracts are paid for and collected at the beginning of the contract period. We provide bug fixes (under warranty obligations) free-of-charge that are necessary to maintain compliance with published specifications, it accounts for the estimated costs to provide bug fixes in accordance with SFAS No. 5 “Accounting for Contingencies.”

Revenue from products licensed to original equipment manufacturers (OEM’s) is based on the time-based licensing agreement with an OEM and recognized when the OEM ships licensed products to its customers.

Factors That May Affect Future Results

Our business faces significant risks . The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could suffer, and the trading price of our common stock could decline.

Our future results of operations and the other forward-looking statements contained in this filing, including this MD&A, involve a number of risks and uncertainties—in particular, the statements regarding our goals and strategies, new product introductions, plans to cultivate new businesses, future economic conditions, revenue, pricing, gross margin and costs, capital spending, depreciation and amortization, research and development expenses and the tax rate. In addition to the various important factors discussed above, a number of other factors could cause actual results to differ materially from our expectations.

Because a significant portion of our revenue will be derived from software licenses, we are dependent upon the ability of our customers to develop and penetrate new markets successfully.

Our software license revenues depend not only upon our ability to successfully negotiate license agreements with our customers but also upon our customers’ ability to commercialize their products using our embedded software. We cannot control our customers’ product development or commercialization or predict their success. Demand for our products, which impacts our revenue and gross margin percentage, is affected by business and economic conditions, as well as communications industry trends, and the development and timing of introduction of compelling software applications and operating systems that take advantage of the features of our products. Demand for our products is also affected by changes in customer order patterns, such as changes in the levels of inventory maintained by our customers and the timing of customer purchases. Airbee operates in a highly competitive industry (i.e., embedded communications software), and our revenue and gross profits could be affected by factors such as competing software technologies and standards, pricing pressures, actions taken by our competitors and other competitive factors, as well as market acceptance of our new ZigBee-compliant products in specific market segments. Future revenue is also dependent on continuing technological advancement, including the timing of new product introductions, sustaining and growing new businesses, and integrating and operating any acquired businesses. Results could also be affected by adverse effects associated with product defects and deviations from published specifications, and by litigation or regulatory matters involving intellectual property or other issues.

Numerous factors may cause out total revenues and operating results to fluctuate significantly from period to period. These fluctuations increase the difficulty of financial planning and forecasting and may result in decreases in our available cash and declines in the market price of our stock.

A number of factors, many of which are outside our control, may cause or contribute to significant fluctuations in our total revenues and operating results. These fluctuations make financial planning and forecasting more difficult and may result in unanticipated decreases in our available cash, which could negatively impact our operations and increase the volatility of our stock price. Factors that may cause or contribute to fluctuations in our operating results and revenues include:

•	Acceptance by our customers of our Airbee embedded software platforms and/or the slow acceptance by the market of the ZigBee global standard for short-range wireless voice and data communications;

•	The number and timing of orders we receive, including disproportionately higher receipt and shipment of orders in the last month of a quarter;

•	Changes in the length of our products sales cycles, which increases as our customers’ purchase decisions become more strategic and are made at higher management levels;

•	The success of our customers’ products from which we derive our production license revenue;

•	The mix of our revenues between sales of products and lower-margin sales of services;

•	Our ability to control our operating expenses and fully realize the impact of the restructuring plans we have implemented;

•	Our ability to continue to develop, introduce and ship competitive new products and product enhancements quickly;

•	Possible deferrals of orders by customers in anticipation of new product introductions;

•	Announcements, product introductions and price reductions by competitors;

•	The impact of, and our ability to react to, natural disasters and/or terrorist actions;

•	Changes in business cycles that affect the markets in which we sell our products and services;

•	Economic, political and other conditions in the United States and internationally;

•	Foreign currency exchange rates; and

•	The impact of any stock-based compensation charges arising from the issuance of stock options, stock appreciation rights or any other stock-based awards.

One or more of the foregoing factors may cause our operating expenses to be disproportionately high or may cause our net revenue and operating results to fluctuate significantly. Results from prior periods are thus not necessarily indicative of the results of future periods.

We operate internationally, with sales, marketing and research and development activities. We are, therefore, subject to risks and factors associated with doing business outside the U.S. International operations involve inherent risks that include currency controls and fluctuations, tariff and import regulations, and regulatory requirements that may limit our or our customers’ ability to manufacture, assemble and test, design, develop or sell products in particular countries. If terrorist activity, armed conflict, civil or military unrest, or political instability occurs in the U.S., or other locations, such events may disrupt our customers’ manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for our products. Business continuity could also be affected if labor issues disrupt our transportation arrangements or those of our customers or suppliers. In addition, we may rely on a single or limited number of suppliers, or upon suppliers in a single country. On an international basis, we regularly review our key infrastructure, systems, services and suppliers, both internally and externally, to seek to identify potentially significant vulnerabilities as well as areas of potential business impact if a disruptive event were to occur. Once identified, we assess the risks, and as we consider it to be appropriate, we initiate actions intended to mitigate the risks and their potential impact. There can, however, be no assurance that we have identified all significant risks or that we can mitigate all identified risks with reasonable effort.

We are continuing to assemble the personnel and financial resources required to achieve the objectives of our business plan. Future revenue, costs and profits are all influenced by a number of factors, including those discussed above, all of which are inherently difficult to forecast.

Off-Balance Sheet Arrangements

As of December 31, 2006, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Contractual Obligations

The table below lists our known contractual obligations at December 31, 2006.

We have no long-term debt obligations as of December 31, 2006. Our current debt obligations consist of $51,543 in notes payable to our CEO from our India subsidiary plus interest at 11.25% and 12.0% per annum (guaranteed by the Company), and $350,000 of a $500,000 convertible debenture ($150,000 not funded as of March 1, 2007), plus interest payable monthly at 15% per annum.

Our purchase obligations are limited to employment contracts with company executives and senior staff. These seven written contracts are for one to three years in duration and expire at various dates between December 31, 2007 and May 15, 2008.

The operating lease reported here is limited to the lease for office space in Chennai, India for our India subsidiary which began on July 1, 2006. The lease is for three years and expires on June 30, 2009. We expect to renew the lease when it expires or find similar space at comparable rates.

We have no capital lease obligations as defined in FASB Statement of Accounting Standards No. 13, “Accounting for Leases” nor do we have any other long-term liabilities reflected on the balance sheet under generally accepted accounting principles in the United States.
	Payments due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Purchase Obligations (employment contracts) *	$1,619,583	1,060,000	559,583	-	-
Current Debt Obligations	$401,543	401,543	-	-	-
Operating Lease Obligations **	$151,327	56,546	94,781	-	-
Capital Lease Obligations	$-	-	-	-	-
Other Long-Term Liabilities Reflected on Balance Sheet under GAAP	$-	-	-	-	-

* Employment contracts with senior executives ranging in length from 1 year to 3 years, expiring on various dates from December 31, 2006 through May 15, 2008.

** Lease of office space in Chennai, India expiring June 30, 2009. The lease at our Rockville, MD office is month-to-month and therefore not included. Our Rockville office rent is $1,687 per month.

DESCRIPTION OF BUSINESS

Overview

Airbee Wireless, Inc. is a developer of intelligent connectivity software for wireless voice and data communications designed to comply with the ZigBee global standard as well as non-ZigBee wireless mesh networks. Our software, when embedded on microchips or in various devices containing such microchips, will enable consumer and business devices to wirelessly connect to each other over distances of less than 100 meters. We license our software, which has been designed and engineered to comply with the recently released ZigBee standard for short-range, low-energy consumption, voice and data wireless communications to manufacturers of microprocessors and OEM manufacturers, thereby enabling them to develop an increasing number of wireless communications applications using Airbee’s software, including consumer electronics, medical equipment, sensor and metering equipment, and industrial automation equipment. To date, we have negotiated software licenses with seven licensees with revenues to be determined by the licensees’ product commercialization. We have had negligible revenues from these licensees during the reporting period and do not expect to begin realizing revenues from these agreements until mid 2007. Our customers’ commercialization of their product development will generate revenues from royalty payments to us, typically on a quarterly measurement basis.

We were organized under the laws of the state of Delaware in August 2002 to develop a portfolio of embedded wireless connectivity software. In October 2002, we acquired Connexus Technologies (Pte.) Ltd. and its wholly-owned subsidiary, Connexus Technologies (India) Pvt. Ltd., with the intention of securing complementary wireless technology to enhance our operating schema. We acquired Connexus because it was developing wireless technologies that were complementary to the software technologies that we were developing. Our embedded software could be developed at a faster rate via this acquisition because of its compatible technologies with the additional benefits of lower product cost and shorter time to market. Connexus Technologies (Pte.) Ltd. was incorporated in Singapore under The Companies Act on July 8, 2000 as a limited liability company. Connexus Technologies (India) Pvt. Ltd. was incorporated in India as a wholly-owned subsidiary of Connexus Technologies (Pte.) Ltd. on June 14, 2001. Subsequent to this acquisition, Connexus Technologies (Pte.) Ltd. changed its name to Airbee Wireless Pte. Ltd. and Connexus Technologies (India) Pte. Ltd. changed its name to Airbee Wireless (India) Pvt. Ltd. In March 2004, we became a member of the ZigBee Alliance, an international industry group formed to facilitate the development of a global standard for the wireless data and voice communications industry. As indicated on the ZigBee Alliance website, the ZigBee Alliance has defined a standard for reliable, short-range, cost-effective, low-power wireless applications. The standard is described on the ZigBee Alliance website at www.ZigBee.com. The ZigBee standard first release of version 1.0 was formally released to the wireless industry on December 14, 2004. A second release has updated the standard known as version 1.1 or ZigBee 2006. It specifies a short-range, low-power, secure wireless data and voice transmission baseline. The version 1.1 required further development of our products to respond to changes in the standard. With over 200 member companies, the ZigBee standard based on the IEEE 802.15.4 standard for remote monitoring and control applications released by the Institute of Electrical and Electronic Engineers in May 2003 is emerging as a wireless standard for a host of industrial controls, telemetry, and in-building and home automation networking needs.

We sell our software products through licensing agreements which call for licensing fees and royalty payments based on our customers’ shipments of their products with our software embedded thereon. The agreements typically run for a period of one year with the terms renegotiable upon renewal. The licensing fees typically run between $50,000 and $100,000 per agreement depending on the balance of the terms negotiated with royalty fees between $0.25 and $1.00 per unit shipped depending on quantity over time period and configuration of the software. In some cases, we sell the software directly to our customer’s client, bypassing our direct customer as far as money flow is concerned.

Our corporate offices are located in Rockville, Maryland and we have established an office in San Diego, California where our marketing and sales are handled. The West Coast is where the bulk of the wireless technology companies are located and where the ZigBee Alliance is headquartered. The engineering and development activities are conducted in our Chennai, India center. Training and problem resolution is handled via the Internet through a delivery and support system which has been tailored for our use and supported by the development center in India.

We have completed the development of seven of our software products: (1) ZigBee Network Software (ZNS); (2) ZigBee Network Management Solutions (ZNMS); (3) ZigBee Development Kit (ZDK), (4) ZigBee Applications Profile (ZAPP); (5) ZNS(Lite) for small size networks, (6) ZNMS(Lite) for small size networks management; and (7) ZAgent, imbedded into the ZNS product to interface to the ZNMS Management System. These products are available for evaluation and prospective customers are currently testing and evaluating this software at no cost to our company. We completed the ZigBee product certification testing by an independent testing facility authorized by the ZigBee Alliance for the ZNS Software Stack in November 2005 and the current 2006 version was certified in January 2007. (The ZNS product is the only one of the products listed above that requires certification to the ZigBee standard.)

The Market

To date the market for low power wireless RF mesh networks such as ZigBee is moving from the development stage to the initial commercial launch phase. Several OEMs are now announcing products using this technology that will be introduced into the commercial marketplace. We anticipate that the market will begin to experience robust commercialization at the end of 2007.

The current market for wireless communication is dominated by two major technologies: (1) Bluetooth and (2) the IEEE 802.11b standard (more commonly known as “WiFi”). Both technologies are used in a limited application space and operate in a much higher data rate than the ZigBee standard. As such, we believe that we will not compete for the same application users as either Bluetooth or WiFi. The ZigBee website provides several comparisons between the Bluetooth and our technologies which support our assertion as to the reduced cost of the ZigBee solution to the end user. The battery power consumption, battery life, microprocessor cost and range of operation all are factors in the cost comparison. It is important to note that the ZigBee technology is dependent on the software which is the “glue” which ties the elements or components together. The critical performance features are for the software to “manage” the hardware platform on which it resides to control power consumption, range of operation, message routing through the network, etc., all of which is required to be met in the certification process.

Our current market focus is on the microprocessor and radio chip manufacturers, module manufacturers, and application solution providers. We have had success to date on negotiating agreements with several of the significant chip and module manufacturers and have initiated a project with a systems solutions provider. We are working on development of agreements with several additional chip producers in the US and Europe.

The chart below depicts the comparison of the various technologies mentioned in this report. The frequency band in which the Airbee products operate is at the lower left and is in the lower data rate space (the 802.15.4 space). Future efforts and products fall into the other two yellow oval spectrums.

Products

We have developed the software with a focus on short-range wireless communications and platform technologies such as hand-held devices or devices which are integrated into applications such as building automation, automated meter reading, instrumentation schemes, and similar uses.

The completed Airbee proprietary peer-to-peer, star and mesh topologies are also being marketed to customers not requiring ZigBee-compliant protocols. “ZigBee compliant protocols” refer to standards in procedure or software. “ZigBee-compliant products” refer to commercially ready for sale products which have been tested and certified as compliant with the ZigBee specifications. “ZigBee-ready” refers to commercially ready for sale products which have been designed and produced to the ZigBee specifications but have not been test certified as ZigBee-compliant. There could be no difference in a product between the two designations but it is known only after certification. There may be minor changes in a certified product upon completion of the certification testing.

Our ZigBee-compliant software is available for commercial sale today and we are testing our products with several customers. The sale of our products is not necessarily dependent on certification by an independent third party. Our other products are software supplements to ZigBee compliant products and as such do not require certification and are not labeled as ZigBee-compliant. The products may be sold separately or together as a group. This will depend on the customer and its requirements for its marketplace.

The peer-to-peer, star, mesh and mobile mesh protocols function in the following manner:

Peer to Peer Topology

The peer-to-peer topology facilitates mutual communication between any two Airbee enabled devices. Any device that has some data to be transmitted to the peer initially joins and gets synchronized with that peer. It’s like setting two clocks at the same time. Once the authentication is complete, data fragments are exchanged between the two peers. Each data fragment is validated after receiving from the peer device before further processing to reduce the data error rate. Airbee software in a peer-to-peer configuration operates in power save mode. The device is fully awake during communication with a peer and will be in sleep mode once the communication is over. It’s like a personal computer going into sleep mode. The device will have low power consumption due to this power save feature.

Peer-to-Peer

Star Topology

The star topology is much like the peer to peer connection discussed above with multiple peer to peer wireless connections. It is a network topology in which all the nodes are connected to a master node or station. The master node serves as the “manager” of the network and is used for simple network configurations.

Star Topology

Mesh Topology

Mesh networks are multi hop networks in which devices assist each other in transmitting and receiving the data through the network. Mesh networks do not need a controlling device to control links; instead each device acts as a controller or master.

Our Airbee mesh network solution has a patent pending algorithm for connecting multiple devices. Each node will maintain a Route table to reach the other nodes with a number of hops. Routes between two mobile nodes in a mesh network may consist of hops through other host nodes in the network. Host mobility [mobile mesh] can cause unpredictable change in the route. An alternative route is chosen when a current route fails.

Route table, programmed into the node, allows the nodes to calculate the shortest path using the fewest number of hops. Acknowledgement time needs to be calculated dynamically based on the hops.

Route table

S .No	Route table of ‘I’
1.	L K , L M
2.	L L , L M
3.	L J , L K , L M

The mesh network devices are provided with the static route table that is prefixed during the commissioning of the devices.

Shortest Route

Consider the above routing table; source has three routes to reach the destination. Routes 1 and 2 have one intermediate node to reach destination and route 3 has two intermediate nodes to reach the destination. Source can choose either route 1 or route 2; now the source node can compare the hop time and choose route 1.

Alternative Route

As soon as the source node decides to send the data packet through route 1, it uses L K as a relay and transmits the packet. If L K goes out of the network, the source will wait for an acknowledgment timeout and look for another route to reach the destination node. If a node drops out of the network, even temporarily, the nodes will seek and establish an alternate route.

Data Exchange

When a source node needs to send the data to the destination node, it can look for the shortest path and send the data using the relay node. To accomplish this, the source node needs to wait for availability of relay node’s medium and then transmit the packet. When the relay node receives the packet it looks into the route table and finds the shortest route and transmits the packet. The relay node will not acknowledge the packet since the destination node will perform the acknowledgement. The routing table is key to the efficient operation of the network and can be dynamically and remotely changed as the need arises.

Technology

Critical to the success of new devices in these areas is their ability to interoperate or “talk to each other” based on industry-adopted standards. Our software is designed and developed to be compliant with Zigbee/802.15.4 WPAN standards. The technology on which we are focused is called “spread spectrum,” a form of Code Division Multiplexed Access (CDMA).

Our ZigBee-compliant software operates in the unlicensed radio frequency bands worldwide, including 2.4GHz (Global), 915MHz (Americas) and 868MHz (Europe). Raw data throughput rates of 250kbs can be achieved at 2.4GHz (16 channels), 40kbs at 915MHz (10 channels) and 20kbs at 868MHz (1 channel). Transmission distance ranges from 10 meters to 1.6 kilometers, depending on power output of the radio transceiver and environmental characteristics such as the weather. While battery life is ultimately a function of battery capacity and application usage (which is under software control), the ZigBee protocol was designed to support very long life battery applications. Since our software products are designed to the ZigBee specification and all other vendors’ products are designed to the same specification, and since we have successfully completed the certification testing, we expect that products which use our software will meet the expected ZigBee battery life called for in the specifications. In some cases battery life is expected to last up to 10 years before replacement. It should be noted again that the software controls the network node and as such will dictate and control battery longevity. Based upon information contained in the ZigBee Alliance website, users can expect a multi-year battery life when using standard batteries in a typical monitoring application.

Current Applications

To date, we have operated and demonstrated our products on the microprocessors or radios from the following manufacturers: Freescale, Texas Instruments, Chipcon, Atmel, SupaRule, Zilog, Infineon, ZMD, Radiocrafts, Compel, Jennic, and others. They are all semiconductor platforms on which our ZNS software stack operates. These customers have validated our software for use in their products and customer applications. As part of the certification testing procedures, some of the hardware platforms have been demonstrated to interoperate with each other with our software embedded therein. As an example, we recently successfully demonstrated a 40 node network in which multiple end item devices were shown to interoperate on three difference hardware platforms.

Additional Software Products

We have a series of additional software products which augment and extend the features of the core software embedded products. These products fall outside of ZigBee specifications and do not require ZigBee compliance. Each software product has been announced and literature distributed at trade shows and conferences. All of the products have been demonstrated at trade shows. They are licensed separately and are designed to work together as a system.

We have successfully demonstrated the platform agnostic assertion on five separate hardware platforms and have done so at the WiCon American Conference, the ZigBee open house in Seoul, Korea and at a ZigBee open house in San Francisco. In 2007, beginning in April at the Embedded Systems Conference, we expect to attend several trade shows and conferences to demonstrate our products and technology development accomplishments.

Airbee-ZNMS -ZigBee Network Management System

Airbee-ZNMS™ network management software is a centralized service and network management system that delivers management and control of ZigBee mesh networks and proprietary mesh sensor networks. The system manages ZigBee networks, non-ZigBee networks and interconnecting ZigBee and Internet Protocols (IP) networks. Airbee-ZNMS™ software provides a complete management solution, enabling clients to easily integrate and interoperate with ZigBee enabled devices. It provides the foundation needed to meet our customers’ needs for rapid deployment of new services, while streamlining their ability to provide and monitor key network resources in deploying large networks with tens-of-thousands of nodes.

Airbee-ZNMS™ can be set-up and integrated to automatically discover and map existing IP and wireless devices that support various protocols and languages. Airbee-ZNMS™ displays this information, intermingled with other device information from the ZigBee network, to those individuals who are responsible for the efficient operation of their network.

Airbee-ZAgent

Airbee-ZAgent is designed as an open software standard that can be embedded in any third-party ZigBee enabled device (as well as our own ZNS stack) for seamless management from an Airbee-ZNMS platform. Airbee-ZAgent collects, stores and transmits management data to our ZNMS. Airbee-ZAgent collects monitoring and asset information to enable the configuration, provisioning, monitoring and troubleshooting of ZigBee devices in a ZigBee network (i.e. ZAgent is embedded into Airbee ZNS stack).

Airbee-ZStack

This software enables ZigBee module providers, OEMs, integrators and microprocessor manufacturers to integrate proven non-Airbee ZigBee software with built-in Airbee-ZAgent software ready for management of their modules. This allows our ZNMS management system to be used by other ZigBee compliant software solutions. Airbee-ZStack is a software suite that is designed to be portable across microcontrollers, radios and real-time operating systems. Airbee-ZStack can be ported to any microcontroller, ZigBee radio and real-time OS environment.

Airbee-Z APP

This software is built on the ZNS ZigBee stack and is a Serial Port Profile and I/O Mapping (SPPIO) application. It presents a set of versatile and powerful features to help application engineers quickly and economically deploy it in a wide range of applications. It eliminates the need for special or expensive software tools or programming ability to create any applications solution. Device configuration and network formation is easily done using a set of simple commands.

Airbee-ZStudio

This software enables application developers to develop new applications and extend existing back-end applications to a large variety of mobile computing devices with faster time to market and lower cost than custom coding and point solutions. Customers can take advantage of Airbee-Studio’s visual programming environment to empower developers to focus on transactional applications. This product is not yet available but has been announced. It is expected to be released in late 2007 or early 2008 as the expected adoption of ZigBee technology applications ramps up. The market opportunity will dictate the timing of the release.

Competition

Figure 8 Wireless, a subsidiary of Chipcon A.S., a Norwegian semiconductor company (acquired mid-2006 by Texas Instruments) that designs, produces and markets high-performance standard radio frequency integrated circuits (RF-ICs) for use in a variety of wireless applications, currently provides embedded software for wireless sensors and control networks based on the ZigBee standard. Its principal product is the Z-stack. Figure 8’s target markets include home automation, building automation, industrial automation, consumer electronics (including, but not limited to, wireless remote controls and gaming consoles), and asset management. Figure 8 is considered our most serious competitor but is no longer an independent software company. To our knowledge, Airbee is the only freestanding software-only company in this ZigBee space and the only company to have a ZigBee certified software-only stack.

There are tangential competitors that are mostly hardware-based, but also offer software solutions that are either proprietary or licensed from companies such as Airbee. Several silicon and module manufacturers have built their own software stack, unique to their hardware solution. We expect other competitors to emerge if the Airbee technology becomes well understood and accepted by solutions providers and users in various application areas. As the ZigBee software market is in the early stages of development and/or deployment, we expect the competitive field to broaden markedly. It typically takes up to three to four years for a new standard to become widely accepted and commercialized.

Although Bluetooth and WiFi are established data communication standards, we do not compete in their space. They operate at higher data rates and their current applications are much different from those envisioned by the ZigBee standard. The embedded wireless communication software industry is characterized by rapid change, new and complex technology and intense competition. We expect the intensity of competition to increase in the future. Increased competitiveness may result in reductions in the price of our products, services, lower-than-expected gross margins or loss of market share, any of which would harm our business.

Additionally, we may yet compete with independent software vendors who have yet to enter the market space we are in. Some of the companies that develop embedded systems in-house and some of these independent software vendors, such as Microsoft Corporation, have significantly greater financial, technical, marketing, sales and other resources and significantly greater name recognition than we do.

Demands for rapid change and the increasing complexity of the technology in our industry intensify the competition we face. Our competitors may consolidate or establish strategic alliances to expand product offerings and resources or address new market segments. These factors favor larger competitors that have the financial and technical resources to develop new technologies or to respond more quickly with new product offerings or product enhancements.

We believe that the primary competitive factors in our product space today is the single hardware platform on which other vendors’ software solutions operate as compared with our multiplatform capability and whether a prospective customer considers itself a software or hardware manufacturer.

Business Strategy Evolution

Technological feasibility for the Airbee UltraLite TM (forerunner to our media access control (MAC) software) was established on November 20, 2002, with completion of the detailed product design (V1.0). Working models for the Airbee UltraLite TM proprietary 900 MHz and the UltraLite TM 2.4GHz were delivered on March 7, 2003 and April 3, 2003, respectively. Our ZigBee standard MAC software built on the IEEE 802.15.4 standard was released for evaluation at the end of October 2004. We demonstrated the MAC performance at trade shows in October 2004. The Network and Security layers of the ZigBee certified stack were completed and demonstrated for customers in April of 2005 with certification achieved in November 2005. Our first significant license agreement was signed in April 2005. Copies of our material license agreements have been attached as exhibits to prior filings.

Our internal quality assurance effort is vested with our quality assurance manager, who operates separately from the development team. Data is collected and documented by the test team and fed back to the developers for fixes as necessary. We also rely upon the quality assurance programs and internal monitoring of quality control of our customers. However, since the software is embedded at the customer location and the application software is written by the customer to its customer requirements, the proper application of our software will be the responsibility and under the control of our customers.

We formed a new business unit in late 2005 whose mission is to take development contracts for clients using our software products as a platform on which an application is to run. We believe this will facilitate the use of our products and allow quicker time to market. We have completed one such project and anticipate at least two new projects in the first half of 2007.

Intellectual Property

Our success and ability to compete is dependent in large part upon our unique technology. As of this date we have filed one patent and there are no other patents or copyrights pending at this time. Plans exist for several more patents dealing with the various protocols and features of the software system. We believe that our success is more dependent upon our technical expertise than our proprietary rights. We will rely upon a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect our proprietary technology. As a result of the likelihood of competition from other companies, protecting the Company’s intellectual property is essential. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or develop similar technology independently. Our first filed patent is entitled “System and Method for Data Transmission” (application number 60/502,346).

Governmental Approvals

We do not believe that there is a need for any specific governmental approval for any of our software products. Our radio frequency integrated circuit software product is sold to OEM customers who will embed the software into their own products. They may be required to adhere to certain Federal Communications Commission section requirements because their devices/products contain a radio transmitter. We believe that the OEM customers will obtain any required licensing as applicable in any particular country.

Employees

As of January 31, 2007, we employed 52 full-time employees, of which 10 are executive or administrative (5 based in India) and 42 are technical (all based in India). From time to time, we utilize various contractors. We have no collective bargaining agreements with our employees.

MANAGEMENT

Officers and Directors

Our directors hold office until the next annual meeting of our shareholders and until their successors have been elected and qualified. Our officers are appointed by our directors.

Our directors and executive officers and their ages are as follows:

Name	Age	Position
Sundaresan Raja	44	Chief Executive Officer, Director
E. Eugene Sharer	73	President, Chief Operating Officer, Secretary, Director
Ramanujam Satagopan	42	Vice President & Chief Technology Officer
Srinivasan Krishnamurthy	48	Vice President-Business Development
David L. McCartney	51	Vice President - Sales and Marketing
V.V. Sundaram	67	CEO, Airbee Wireless (India) Pte Ltd.
Mal Gurian	80	Director

The following is a brief description of the background of our directors and executive officers.

Sundaresan Raja. Mr. Raja has served as our Director, President and Chief Executive Officer since our founding in 2002. From 1992 through 2000, Mr. Raja founded and served as CEO of Intelligent Systems, Inc. and Intelligent Systems (India) Pvt. Ltd., companies principally involved in customizing software. Intelligent Systems, Inc. filed for Chapter 11 bankruptcy protection in 1998, which was subsequently moved to Chapter 7. Operations of Intelligent Systems, Inc. ceased in March 2000. Mr. Raja had decided that the wireless industry was going to be a highly visible technology and spent from 2000 through early 2002 studying and researching the wireless technology marketplace. Mr. Raja has over 22 years experience in information technology related businesses and as an independent consultant to both private and government organizations. In this capacity, he provided technical resources as consultants to other technology companies and developed several commercial software products for the mailing and shipping industry. He   has provided consulting services to several fortune 500 companies. He holds an MS (Management Information Systems) from The American University, an MBA from Johns Hopkins University and an MS (Mathematics) from the Madras University in India.

E. Eugene Sharer. Mr. Sharer has served as our Chief Operating Officer and a Director since our founding in 2002. Prior to joining our company, Mr. Sharer worked for more than 17 years as President and/or Chief Operating Officer of information technology companies, most recently as President and Vice Chairman of Complete Wellness Centers, Inc., a public health care company, from March 1996 to February 1999. From February 1999 through August 2002 he formed Sharer Associates, Inc., a management consulting company. From 1999 to 2004 Mr. Sharer has served as a director of Digital Dominion, a financial services technology company. From 1991 to 1995, he was president of ROW Sciences, a government contracting firm specializing in supporting the FDA and the Department of Health and Human Services. He was President of Calculon Corporation from 1985 to 1989 and Director of the ORI Group. Prior to that, he was executive Vice President and Director of Iverson Technologies, a specialized computer manufacturer from 1989 to 1991. He was Vice President of Systems Group, Computer Sciences Corporation from 1981 to 1985 and served with IBM in various management positions. He has also served on the Executive Committee of the Technology Council of Maryland and served two terms on the Industrial and Professional Advisory Committee of Penn State’s Department of Computer Science and Engineering. He graduated from Penn State with a BS (Electrical Engineering) and did graduate work at Syracuse University.

Ramanujam Satagopan. Mr. Satagopan has served as our Chief Technology Officer since September 2002. From October 2000 through September 2002, he served as Chief Executive Officer of Connexus Technologies (Singapore) Ptd. Ltd. and from October 2000 through September 2002 he also served as Managing Director of Connexus Technologies (India) Pvt. Ltd. The Connexus Technologies entities were acquired by our company in August of 2002. Prior to joining our company, Mr. Satagopan worked for over 14 years with companies selling telecom software products, most recently serving as a Technology Director of Motorola Electronics-Singapore, from January 1992 to September 2000. Mr. Satagopan has led product teams to roll-out wireless products for Motorola worldwide, including its popular Scriptor series of pager products and the latest low-cost “Talk-about” GSM cellular radios. Mr. Satagopan played a key role in evolving the ISCLAP (Indian Standard Code for Language Paging) paging protocol standard for the Indian market and in rolling out language pagers in India. Among his 8 published patents, one is for synchronous dynamic code generation for secure remote access to a computer system and another is for a method to achieve horizontal and vertical zoom on a display device by selective segment duplication. Mr. Satagopan holds a BS (Electrical Engineering) from India and an MA (Management of Technology) from the Graduate School of Business, National University of Singapore.

   V.V Sundaram. Mr. Sundaram has responsibility for all aspects of development and release of the company’s software product suite for short-range wireless voice and data communications. He spent the last 10 years with Covansys Corp. as Managing Director and CEO of Offshore Operations, Board Member of Covansys-India, Covansys-Singapore and Covansys-UK with direct responsibility for an offshore operation. Prior to Covansys, he worked for British Petroleum in Cleveland for 20 years in a variety of positions covering systems, transportation, chemicals, pipeline operations, production, operations analysis, strategic planning and M&A. He holds a B.S in Physics and Mathematics, an MS (Computer Science) from the University of Pittsburgh and an MBA (Finance and Operations Research) from Case Western University.

David L. McCartney joined us on March 1, 2005 as Vice President, Marketing and Sales after having served as a consultant for several months as a marketing advisor. Mr. McCartney has many years experience in the wireless technology space in both corporate executive and marketing positions. Prior to joining Airbee Wireless, he was the founder and principal consultant of m2direct, Inc.; Vice President - Marketing and Sales for Wavecom, Inc.; President of e-tenna Corporation; Executive Vice President of RangeStar Wireless, Inc.; Vice President - Marketing and Sales for Bosch Telecom, Inc.; Director - Wireless Product Unit, Director International Business Development and Manager Strategic Planning for Ericsson, Inc.; and Divisional Marketing Director and Trading Area Manager for Motorola, Inc. Mr. McCartney is currently a columnist for Wireless Design Online and has authored some 20 articles in trade publications. He also has authored or co-authored three patents in the communications and wireless technology space. He holds a Bachelor of Science degree in Industrial Administration from Iowa State University and an MBA from Lynchburg College and is an active member of several technical honor societies.

Sriniavasan Krishnamurthy. Mr. Krishnamurthy joined us in July 2004 as Vice President for Business Development and Strategy. Prior to joining us, he was the co-founder and Chief Marketing Officer at OPTIM Systems, Inc. a leader in device monitoring and control applications for communication networks in the telecommunications and enterprise markets. OPTIM was successfully sold to a defense contractor in 2003. He boot strapped this venture and was instrumental in raising millions of dollars in venture capital. As an officer of OPTIM, he conceived, conceptualized and established the product and technology foundation for the business. Prior to launching his entrepreneurial career, Mr. Krishnamurthy held management, marketing, and technology development positions at CONCERT Communications (a wholly-owned subsidiary of British Telecommunications plc), GE/GTE Spacenet & Comsat Corporation. At Concert, he managed global development teams for network engineering of frame relay, ATM and IP services. Prior to that, he was a Product Marketing Manager at GE/GTE Spacenet where he led a team that put together a satellite-based data service in India. While working for Comsat Corp. as Principal-Technical Staff he designed IP networking technologies, IP routing algorithms and network management solutions for multimedia IP LAN/WAN networks. Mr. Krishnamurthy has a patent to his credit and has authored several marketing and technology papers in industry publications. Srini holds a MS (Computer and Information Science) from the New Jersey Institute of Technology and a MS (Electrical Engineering) and a BS (Physics) from Osmania University, Hyderabad, India.

Mal Gurian. Mr. Gurian has served as a Director of the Company since January 1, 2005. Since 2002, he has served as President of Mal Gurian Associates, LLC. He has previously served as President of Cellcom Cellular Corporation of New Jersey from 1989 to 1991. From 1991 through 1993 he served as Chief Executive Officer and Director of Universal Cellular Corporation. From 1994 through 1997 he served as Chairman of the Board and Chief Executive Officer of GlobalLink Communications, Inc. From 1995 through 2002 he served as Chairman, Chief Executive Officer and President of Authentix Network, Inc and SimplySay, Inc. Mr. Gurian has served as a corporate and strategic advisor to major corporations like OKI, Sony, TRW, and the Communications Division of Murata. He is President Emeritus of the Radio Club of America and the recipient of the club's Sarnoff Citation, the Special Service Award and the Fred Link Mobile Award. He is also the recipient of the National Association of Business and Educational Radio's (now PCIA) highest honor, the Chairman's Award. Mr. Gurian was previously on the Boards of Northeast Digital Network and RangeStar International. He is a 1995 recipient of the Popov Scientific Society Medal from the St. Petersburg Electrotechnical University in St. Petersburg, Russia. Mr. Gurian is listed in Marquis Who's Who in America and Who's Who in the World and in May 2003, was inducted into the RCR Wireless Hall of Fame .

Family Relationships

There are no family relationships among the directors or executive officers of Airbee.

Involvement in Certain Legal Proceedings

None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

(1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee and Financial Expert

The Company does not presently have an audit committee or an audit committee financial expert on its Board of Directors. The Company has not generated sufficient revenue from its operations nor had the financial ability to attract the requisite Board expertise. We intend to establish an Audit Committee in 2007.

Code of Ethics

The Company has a Code of Business Conduct and Ethics. The Code of Ethics is as follows:

Success without personal and professional integrity is essentially meaningless. At Airbee, we subscribe to standards of ethical behavior that exceed legal minimums and we shall never ask any member of the Airbee team to compromise those standards. We owe this to our shareholders, business partners and colleagues.

•	Integrity - We do the right thing without compromise and in the highest ethical manner.

•	Honesty - We are open, transparent, and truthful and avoid any conflict of interest.

•	Trust - Our word is good and we adhere to our commitments.

•	Commitment - We strive to deliver superior product performance and achieve personal excellence and self-improvement.

•	Global Citizenship - As an international company, we comply with the applicable laws and regulations that govern our activities wherever we do business.

•	Accountability - We accept the consequences of our actions, admit to our mistakes and quickly rectify them.

•	Responsible Leadership - We manage our business responsibly in order to earn and maintain the confidence, respect and trust of our shareholders, business partners and colleagues.

The Code of Ethics may also be viewed at the Company’s website (www.airbeewireless.com) and is available at no cost by contacting the Company’s executive offices.

Executive Compensation

The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company during the last fiscal year by our named executive officers who were executive officers of the Company during the years ended December 31, 2006 and 2005 (all of the individuals named in the following table are collectively defined as “Named Executive Officers”).

Summary Compensation Table

Name & Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Sundaresan Raja Principal Executive Officer	2006	175,000	50,000	-	-	-	-	-	225,000
	2005	150,000	50,000	-	-	-	-	-	200,000
E. Eugene Sharer President & COO	2006	150,000	50,000	-	-	-	-	-	200,000
	2005	125,000	50,000	-	-	-	-	-	175,000
David L. McCartney VP, Marketing & Sales	2006	150,000	25,000	-	427,494	-	-	-	602,494
	2005	124,999	16,667	-	269,946	-	-	-	411,612
Srinivasan Krishnamurthy VP, Business Development	2006	100,000	25,000	-	-	-	-	-	125,000
	2005	100,000	25,000	-	-	-	-	-	125,000
V.V. Sundaram CEO, Airbee India	2006	100,000	30,000	-	427,494	-	-	-	557,494
	2005	66,667	18,750	-	1,063,929	-	-	-	1,149,346

Outstanding Equity Awards at Fiscal Year End Table

The table below sets forth information concerning the outstanding equity awards granted to the named executive officers at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sundaresan Raja	7,500,000	2,500,000	-	0.22	11/18/2009	-	-	-	-

E. Eugene Sharer	6,000,000	2,000,000	-	0.22	11/18/2009	-	-	-	-

David L. McCartney	1,000,000	-	-	0.32	3/1/2010	-	-	-	-
	375,000	1,125,000	-	0.32	1/1/2011	-	-	-	-

Srinivasan Krishnamurthy	2,250,000	750,000	-	0.38	7/1/2009	-	-	-	-
	1,500,000	1,500,000	-	0.22	11/18/2009	-	-	-	-

V.V. Sundaram	750,000	750,000	-	0.82	5/16/2010	-	-	-	-
	375,000	1,125,000	-	0.32	1/1/2011	-	-	-	-

Employment Agreements

Each executive officer serves at the discretion of our board of directors. At the inception of their employment we entered into employment agreements with each of our executive officers. Each agreement usually has an initial term of three years. Under the employment agreements, the executive officers receive a base salary and guaranteed annual bonus and are entitled to participate in an additional bonus in accordance with a formula based on operating results. In addition to salary, each executive is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, and medical service or other employee benefit plan available to the executive officers of our company. Each executive is also entitled to four weeks of paid personal time off in respect of each twelve month period during the term of his employment agreement. The executive officers are also eligible to participate in the Company’s stock option plan.

On January 1, 2006, we renewed the employment agreements for Sundaresan Raja, our CEO, and E. Eugene Sharer, our President, COO, Secretary and Interim CFO for one year. The renewed employment agreements increased Mr. Raja’s annual base salary to $175,000 and Mr. Sharer’s to $150,000. On January 1, 2007, these two employment agreements were renewed for another one year term without any changes to base salaries or other compensation.

Each executive officer may terminate his employment agreement without cause by agreement with the Company; the Company remains responsible for all compensation due up to the date of such termination. We may terminate each agreement at any time for “cause” or in the event of the executive officer’s death or disability. If we terminate for “cause,” our obligations to such executive officer cease after the termination process is complete. During the period of the executive’s employment he shall not, directly or indirectly, accept employment or compensation from, or perform services of any nature for, any business enterprise other than the Airbee. He agrees that during the period of his employment and for two years (unless he is terminated without cause in which case this covenant will not apply) thereafter, he will not (a) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged in the technology industry or in any other business in which the Airbee is engaged as of termination, (1) in all locations in which the Airbee is doing business, and (2) in all locations in respect of which the Airbee is actively planning for and/or pursuing a business opportunity; (b) for himself or on behalf of any other person, partnership, Airbee or entity, call on any customer of the Airbee for the purpose of soliciting, diverting or taking away any customer from the Airbee (1) in all locations in which the Airbee is doing business, and (2) in all locations in respect of which the Airbee is actively planning for and/or pursuing a business opportunity, or (c) induce, influence or seek to induce or influence any person engaged as an employee, representative, agent, independent contractor or otherwise by the Airbee, to terminate his or her relationship with the Airbee. Nothing contained in the agreements shall be deemed to prohibit the executive from (x) investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and his holdings therein represent less than 2% of the total number of shares or principal amount of the securities of such issuer outstanding, or (y) owning securities, regardless of amount, of the Airbee.

Officer Bonuses

As discussed above, under each employment agreement each officer shall also receive a performance bonus up to a maximum of 150% of the then current base salary and evaluated on the following three categories and weighted as indicated:

(1) EBITDA (40%): Targets as provided in annual financial projections;

(2) Revenue (30%): Targets as provided in annual financial projections; and

(3) Job Performance Objectives (30%): Targeted 8 per year.

If he achieves over 100% of target, he then receives a proportional amount to a limit of 150% of then current base salary. If he achieves 100% of target, he then receives 100% of category bonus. If he achieves 75% of target, he then receives 60% of category bonus. If he achieves 50% of target, he then receives 30% of category bonus.

There is currently no effective performance bonus schedule. Financial and performance projections will be made when our company receives revenues from Airbee products. Bonus amounts and allocations will be subject to the approval by the Board.

Director Compensation

Our inside directors are currently not compensated for their service on our board of directors. Our outside director’s compensation is listed in the table below.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Mal Gurian	2,000	-	71,249	-	-	2,000	75,249

Mr. Gurian was also granted an option to purchase 250,000 shares of common stock at $0.32 per share on January 1, 2006. The options vest over 12 months in four equal installments.

DESCRIPTION OF PROPERTY

Our principal executive offices are located in approximately 468 square feet of office space at 9400 Key West Avenue, Rockville, MD 20850. The term of the lease is month-to-month at $1,687 per month.

We lease approximately 6,000 square feet of office space at No. 1A, Nungambakkam High Road, Nungambakkam, Chennai 600034, Tamil Nadu, India. The lease expires on June 30, 2009. The total rental expense was $57,424 in 2006 and $28,899 in 2005 and expected to be $56,546 in 2007.

We plan to acquire limited space in the San Diego area for three or four executive staff in mid 2007. We have no plans to renovate any of our current facilities and believe that our current facilities are sufficient to maintain our current and anticipated operations.

LEGAL PROCEEDINGS

In an action commenced in the District Court of Maryland for Montgomery County in October 2005, our former chief financial officer sued us for non-payment of wages, interest, statutory damages and attorney’s fees. We filed an answer to the complaint generally denying liability and asserting seven counterclaims against plaintiff including breach of fiduciary duty and duty of loyalty. On January 6, 2006, plaintiff amended his complaint to assert causes of action against our CEO, COO and outside director (Mal Gurian). The individual defendants filed a motion to dismiss, which was granted by the court. See Note 10 to the December 31, 2006 Financial Statements for a more detailed description of this litigation.

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The table below sets forth information with respect to the beneficial ownership of our common stock as of April 19, 2007 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(8)
Common	Sundaresan Raja 9400 Key West Avenue Rockville, Maryland 20850-3322	31,430,937(1)	27.98%

Common	E. Eugene Sharer 9400 Key West Avenue Rockville, Maryland 20850-3322	16,712,639(2)	14.88%

Common	Ramanujam Satagopan 9400 Key West Avenue Rockville, Maryland 20850-3322	6,245,027(3)	5.56%

Common	Montgomery Equity Partners 101 Hudson Street, Suite 3700 Jersey City, NY 07302	7,370,338	6.56%

SECURITY OWNERSHIP OF MANAGEMENT
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (8)
Common	Sundaresan Raja 9400 Key West Avenue Rockville, Maryland 20850-3322	31,430,937(1)	27.98%
Common	E. Eugene Sharer 9400 Key West Avenue Rockville, Maryland 20850-3322	16,712,639(2)	14.88%
Common	Ramanujam Satagopan 9400 Key West Avenue Rockville, Maryland 20850-3322	6,245,027(3)	5.56%
Common	David McCartney 9400 Key West Avenue Rockville, Maryland 20850-3322	2,155,294(4)	1.92%
Common	Srinivasan Krishnamurthy 9400 Key West Avenue Rockville, Maryland 20850-3322	5,428,308(5)	4.83%
Common	Mal Gurian 9400 Key West Avenue Rockville, Maryland 20850-3322	400,000(6)	*
Common	V.V. Sundaram 9400 Key West Avenue Rockville, MD 20850-3322	1,738,002(7)	1.55%
Common	All Directors and Officers as a Group (7 Persons)	64,110,207	57.07%

*	Less than 1%.

(1)	Includes 7,500,000 shares of common stock underlying options exercisable at $0.22 per share.

(2)	Includes 6,000,000 shares of common stock underlying options exercisable at $0.22 per share.

(3)	Includes 250,010 shares of common stock underlying options exercisable at $0.00004 per share and 2,250,000 shares of common stock underlying options exercisable at $0.22 per share.

(4)	Includes 1,000,000 shares of common stock underlying options exercisable at $0.32 per share and 750,000 shares of common stock underlying options exercisable at $0.32 per share.

(5)	Includes 2,250,000 shares of common stock underlying options exercisable at $0.38 per share and 2,250,000 shares of common stock underlying options exercisable at $0.22 per share.

(6)
Includes 150,000 shares underlying options exercisable at $0.22 per share until January 1, 2010 and 250,000 shares underlying options exercisable at $0.32 per share. Mr. Gurian’s address is: 5245 88th Street, Bradenton, FL 34211.

(7)	Includes 750,000 shares of common stock underlying options exercisable at $0.82 per share and 750,000 shares of common stock underlying options exercisable at $0.32 per share.

(8)
Applicable percentage of ownership is based on 83,020,932 shares of common stock outstanding plus 6,604,167 warrants exercisable at various prices and dates through May 18, 2009 plus option shares exercisable of 22,707,760 for a total of 112,332,859 shares as of April 19, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 19, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From 2003 through September 30, 2005, we entered into convertible promissory notes with some of our officers as described below. The notes related to services rendered to us. These amounts initially accrued annual interest at 6.0%. At December 31, 2004, the interest rate was 9.5% per year. As of December 31, 2005, we had $1,093,854 payable to related party note holders and employees who deferred repayment as well as interest. Except for the notes due Richard P. Sommerfeld, Jr., who left the company on August 29, 2005, the notes were due December 31, 2005. The notes could be converted into shares of our common stock at our option and with the consent of the noteholder, the value of which will be the five-day trading average closing bid price of our common stock prior to date of conversion. Amounts advanced by officers and amounts due to officers with interest at December 31, 2005 are as follows:

	Amounts Advanced	Principal and Interest Due
Sundaresan Raja	$600,000	$671,522
E. Eugene Sharer	$522,633	$541,740
Richard P. Sommerfeld, Jr.	$182,334	$196,968
Ramanujam Satagopan	$111,014	$127,410
Srinivasan Krishnamurthy	$187,500	$194,442
David McCartney	$115,000	$117,390
V.V. Sundaram	$31,250	$32,106

By action of the board of directors on December 29, 2005, these notes were converted into our common stock and the certificates were issued on January 18, 2006.

Shares Issued
Sundaresan Raja	2,725,400
E. Eugene Sharer	2,198,168
Richard P. Sommerfeld, Jr.	291,706
Ramanujam Satagopan	515,890
Srinivasan Krishnamurthy	928,308
David McCartney	185,484
V.V. Sundaram	130,761

The Company has received loans from several of its officers. The Company has entered into promissory notes with some of its officers as described below. These amounts accrue interest at 11.25% and 12.0% annually. As of December 31, 2006, the Company has outstanding under these notes, including accrued interest as described in the table below. The Company has guaranteed payment of the promissory notes due Sundaresan Raja.

	Principal	Accrued Interest	Total
Sundaresan Raja	$51,543	$21,547	$73,090
Ramanujam Satagopan	48,587	1,583	50,170
	$100,130	$23,130	$123,260

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

(a) Market Information

Our common stock is currently quoted on the Bulletin Board Over-the-Counter securities market under the symbol “ABEW.”

The following table sets forth the high and low bid prices for the common stock for each calendar quarter since our stock began trading on January 28, 2004, as reported by the National Quotation Bureau, and represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

YEAR 2005	High Bid	Low Bid
Quarter Ended March 31, 2005	$0.57	$0.23
Quarter Ended June 30, 2005	$1.27	$0.55
Quarter Ended September 30, 2005	$0.86	$0.47
Quarter Ended December 31, 2005	$0.63	$0.16

YEAR 2006	High Bid	Low Bid
Quarter Ended March 31, 2006	$0.45	$0.21
Quarter Ended June 30, 2006	$0.34	$0.1558
Quarter Ended September 30, 2006	$0.24	$0.1361
Quarter Ended December 31, 2006	$0.20	$0.13

YEAR 2007	High Bid	Low Bid
Quarter Ended March 31, 2007	$0.42	$0.135

(b) Holders of Common Stock

As of April 19, 2007, we had approximately 1,394 shareholders of our common stock with 97,163,443 shares of our common stock issued; 14,142,511 shares held in escrow; 997,045 shares held in treasury; and 83,020,932 shares of our common stock were outstanding.

(c) Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

(d) Equity Compensation Plan Information

The table below provides information relating to our outstanding options and warrants authorized for issuance under our compensation plans as of April 19, 2007.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	34,437,010	$0.2742	16,397,000
Equity compensation plans not approved by security holders	0	0	0
Total	34,437,010		16,397,000

Employee Stock Option Plan

Effective August 18, 2002, our board of directors and a majority of our shareholders approved the Airbee 2002 Stock Option Plan. The plan has 75,000,000 shares authorized for issuance. On May 1, 2003, we adopted the Airbee Wireless, Inc. 2003 Outside Directors Stock Option Plan. We have designated 4,000,000 shares of common stock for the plan. The plan has essentially the same parameters as the employee stock option plan and terminates on May 31, 2013. As of December 31, 2006, 400,000 options were granted under this plan.

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize the issuance of 200,000,000 shares of common stock, $0.00004 par value per share. As of April 19, 2007, there were 83,020,932 outstanding shares of common stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder or fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

We have no preferred stock.

Secured Convertible Debentures

On December 29, 2005, we entered into a Securities Purchase Agreement with Montgomery Equity Partners pursuant to which we issued to Montgomery Equity Partners secured convertible debentures in the principle amount of $500,000, of these secured convertible debentures $350,000 was funded on December 29, 2005 and an additional $150,000 was to be funded after the Company’s common stock was authorized for quotation on the OTCBB and it satisfied all conditions precedent contained in the securities purchase agreement. On April 5, 2007, we entered into an amended and restated secured convertible debenture which reduced the amount to $350,000. Simultaneously, we executed another secured convertible debenture in the amount of $150,000 due December 29, 2007. The secured convertible debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. The secured convertible debentures have a term of two (2) years, piggy-back registration rights and accrue interest at a rate equal to fifteen percent (15%) per year.

In connection with the Securities Purchase Agreement we issued Montgomery Equity Partners three warrants to purchase a total of 2,000,000 shares of our common stock. Each warrant is exercisable for a period of three years. The first warrant for 1,000,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share; the second warrant for 500,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.30 per share; and the third warrant for 500,000 shares has a fixed exercise price of $0.001. On February 1, 2007, Montgomery Equity Partners exercised the first and second warrants totaling 1,500,000 shares of our common stock and received a total of 841,176 shares.

Warrants

On December 29, 2005, we issued Montgomery Equity Partners three warrants to purchase a total of 2,000,000 shares of our common stock. Each warrant is exercisable for a period of three years. The first warrant for 1,000,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share; the second warrant for 500,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.30 per share; and the third warrant for 500,000 shares has a fixed exercise price of $0.001. On February 1, 2007, Montgomery Equity Partners exercised the first and second warrants totaling 1,500,000 shares of our common stock and received a total of 841,176 shares.

Limitation of Liability: Indemnification

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of Airbee. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Airbee pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of the Articles of Incorporation

Authorized and Unissued Stock

The authorized but unissued shares of our common are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Airbee that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Airbee’ Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Airbee by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes or disagreements with our accountants.

EXPERTS

The consolidated financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, included in this prospectus, and incorporated by reference in the registration statement, have been audited by Bagell, Josephs, Levine & Company, L.L.C., respectively, as stated in their independent auditors’ reports appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon their reports, given upon their authority as experts in accounting and auditing.

Transfer Agent

The transfer agent for our common stock is Holladay Stock Transfer, Inc. Their address and their telephone number are 2939 N. 67th Place, Suite C, Scottsdale, Arizona 85251, (480) 481-3940.

LEGAL MATTERS

Arnstein & Lehr LLP will pass upon the validity of the shares of common stock offered hereby. Arnstein & Lehr LLP is located at 200 East Olas Boulevard, Suite 1700, Ft. Lauderdale, Florida 33301.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to Airbee and the shares to which this prospectus relates. Copies of the registration statement and other information filed by Airbee with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Website that contains reports, proxy statements and other information regarding registrants such as Airbee which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

AIRBEE WIRELESS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Airbee Wireless, Inc.
9400 Key West Avenue
Rockville, MD 20850-3322

We have audited the accompanying consolidated balance sheets of Airbee Wireless, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ deficit, accumulated other comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2006. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Airbee Wireless, Inc. as of December 31, 2006 and 2005, and the results of its operations, and cash flows for each of the years in the two-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. Management’s operating and financing plans in regards to these matters are also discussed in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As discussed in Note 12 to the financial statements, the accompanying financial statements have been restated as of December 31, 2005 and for the year ended December 31, 2005.

Bagell, Josephs, Levine & Company, L.L.C.

Gibbsboro, New Jersey
April 16, 2007

AIRBEE WIRELESS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

ASSETS

		Restated
	2006	2005
Current Assets:
Cash and cash equivalents	$59,298	$27,854
Accounts receivable, net	-	10,000
Prepaid expenses and other current assets	24,493	45,666

Total Current Assets	83,791	83,520

Fixed assets, net of depreciation	183,869	66,527

Intangible assets	433,896	689,252
Deferred financing costs	15,459	30,915
Other assets	54,235	27,714
	503,590	747,881

TOTAL ASSETS	$771,250	$897,928

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

LIABILITIES
Current Liabilities:
Notes payable - related party	$100,130	$1,216,738
Notes payable - other	849,649	150,000
Montgomery settlement liability	276,298	707,711
Fair value of derivatives	639,806	1,039,046
Convertible debentures, net of discount of $175,000 and $350,000	175,000	-
Warrants liability	646,183	520,851
Accounts payable and accrued expenses	1,707,537	1,587,913

Total Current Liabilities	4,394,603	5,222,259

Long-term Liabilities:
Due officer	-	39,492

Total Long-term Liabilities	-	39,492

Total Liabilities	4,394,603	5,261,751

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Common stock, $.00004 Par Value; 200,000,000 shares authorized;
94,169,418 and 68,224,710 shares issued; 14,142,511 and 13,586,956 shares
held in escrow; and 79,029,862 and 54,640,754 shares outstanding	3,161	2,185
Additional paid-in capital	7,990,579	2,598,736
Unearned compensation	(22,554)	(38,522)
Other accumulated comprehensive income	933	734
Accumulated deficit	(11,392,641)	(6,596,625)
	(3,420,522)	(4,033,492)
Less: stock subscription receivable	-	(127,500)
Less: treasury stock, 997,045 shares at cost	(202,831)	(202,831)
Total Stockholders' Deficit	(3,623,353)	(4,363,823)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$771,250	$897,928

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

		Restated
	2006	2005

OPERATING REVENUES
Sales	$128,602	$13,015

COST OF SALES	1,092	-

GROSS PROFIT	127,510	13,015

OPERATING EXPENSES
Compensation and professional fees	2,183,873	1,986,137
Stock option compensation expense	2,184,098	-
Research and development	249,242	232,064
Selling, general and administrative expenses	547,697	630,746
Bad debt	-	536,495
Depreciation and amortization	93,808	113,372
Total Operating Expenses	5,258,718	3,498,814

LOSS BEFORE OTHER INCOME (EXPENSE)	(5,131,208)	(3,485,799)

OTHER INCOME (EXPENSE)
Gain on derivatives/warrants	927,188	-
Interest income	119	-
Interest expense	(592,115)	(311,539)
Recovery of bad debt	-	15,079
Total Other Income (Expense)	335,192	(296,460)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(4,796,016)	(3,782,259)
Provision for Income Taxes	-	-

NET LOSS APPLICABLE TO COMMON SHARES	$(4,796,016)	$(3,782,259)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.07)	$(0.08)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	69,911,684	45,421,470

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

			Additional	Accumulated				Stock
	Common Stock		Paid-In	Comprehensive	Unearned	Retained	Treasury	Subscription
Description	Shares	Amount	Capital	Income (Loss)	Compensation	Deficit	Stock	Receivable	Total
Balance, December 31, 2004	41,216,913	1,648	1,623,852	730	(41,241)	(2,814,366)	(52,088.94)	-	(1,281,466)

Issuance of common stock for cash	2,886,202	115	1,078,715	-	-	-	-	(127,500)	951,330
Shares issued for services	1,137,465	45	562,361	-	-	-	-	-	562,406
Shares issued for compensation	37,771	2	19,498	-	-	-	-	-	19,500
Shares issued for professional fees - financing	600,000	24	9,976	-	-	-	-	-	10,000
Shares of common stock issued in exercise of options	6,956,403	278	150,684	-	-	-	(150,742)	-	220
Shares of common stock issued in exercise of warrants	1,800,000	72	21,928	-	-	-	-	-	22,000
Structuring fees	-	-	(25,000)	-	-	-	-	-	(25,000)
Repayment of Montgomery note payable, accrued interest & interest expense	-	-	229,789	-	-	-	-	-	229,789
Amortization of unearned compensation	-	-	-	-	13,819	-	-	-	13,819
Options issues below fair market value	-	-	11,100	-	(11,100)	-	-	-	-
Issuance costs on proceeds of bifurcated warrants on convertible debenture	-	-	(14,085)	-	-	-	-	-	(14,085)
Discount on debt for free-standing fixed warrants	-	-	109,597	-	-	-	-	-	109,597
Fair value derivative on free-standing warrants on convertible debenture	-	-	(138,677)	-	-	-	-	-	(138,677)
Fair value derivative on common stock conversion feature	-	-	(659,966)	-	-	-	-	-	(659,966)
Fair value of outstanding warrants due to conversion feature of debenture	-	-	(381,036)	-	-	-	-	-	(381,036)
Comprehensive income	-	-	-	4	-	-	-	-	4
Net loss for the year	-	-	-	-	-	(3,782,259)			(3,782,259)
Balance, December 31, 2005 (Restated)	54,634,754	$2,185	$2,598,736	$734	$(38,522)	$(6,596,625)	$(202,831)	$(127,500)	$(4,363,823)

Issuance of common stock for cash	3,925,902	157	704,910					127,500	832,567
Shares issued for services	300,000	12	58,988						59,000
Shares issued for compensation	301,837	12	73,738						73,750
Shares issued for professional fees - financing	2,464,849	99	450,501						450,600
Shares of common stock issued in exercise of options	10,000,000	400	-						400
Repayment of Montgomery note payable, accrued interest & interest expense	-	-	431,413						431,413
Repayment of note payable, accrued interest & interest expense Related Parties	4,283,090	171	1,056,645						1,056,816
Conversion of Silkroute N/P and interest to stock	182,714	7	73,078						73,085
Conversion of Sommerfeld N/P, accrued expense & Reimbursement Owed	291,706	12	131,256						131,268
Conversion of Accrued Salaries and Accrued Interest Payable to stock	2,472,596	99	609,993						610,092
Conversion of Shareholder Note Payable to stock	172,414	7	39,993						40,000
Amortization of unearned compensation	-	-			15,968				15,968
Options issued under FASB 123R	-	-	2,184,098						2,184,098
Reclassification of outstanding warrants to liability due to potential shortage of authorized shares	-	-	(422,770)						(422,770)
Comprehensive income				199					199
Net loss for the year						(4,796,016)			(4,796,016)
Balance, December 31, 2006	79,029,862	$3,161	$7,990,579	$933	$(22,554)	$(11,392,641)	$(202,831)	$-	$(3,623,353)

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 and 2005

Balance, December 31, 2004	$730

Gain on foreign currency translations	4

Balance, December 31, 2005	$734

Balance, December 31, 2005	$734

Gain on foreign currency translations	199

Balance, December 31, 2006	$933

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

		Restated
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,796,016)	$(3,782,259)
Adjustments to reconcile net loss to net cash
(used in) operating activities

Depreciation and amortization	95,315	113,372
Provision for bad debts	-	536,495
Common stock issued for services	509,600	485,329
Common stock issued for compensation	73,750	19,500
Warrants issued for commitment fee	-	139,815
Use of pledged collateral for settlement of interest expense	-	150,000
Gain on valuation of derivatives	(927,188)	-
Amortization of derivative discounts	175,000	-
Stock options vested during period	2,184,098	-
Amortization of financing fees	15,456	-
Gain on foreign currency translations	199	4
Amortization of unearned compensation	15,968	13,819
Write off capitalized R&D due to new standard issued	242,351	-
Extension and late payment fees on bridge loans	81,649	-
Excess tax benefits from share-based payment arrangement	(764,434)	-

Changes in assets and liabilities
Decrease in accounts receivable	10,000	(10,000)
(Increase) decrease in prepaid expenses and other current assets	21,173	(95,107)
(Increase) in other assets	(26,521)	(562,604)
Increase in accounts payable and
and accrued expenses	753,399	1,235,622
Total adjustments	2,459,815	2,026,245

Net cash (used in) operating activities	(2,336,201)	(1,756,014)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of intangible assets	(50,891)	(546,009)
Acquisitions of fixed assets	(148,761)	(30,805)

Net cash (used in) investing activities	(199,652)	(576,814)

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

		Restated
	2006	2005

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from common stock issuances	$705,065	$945,543
Proceeds from stock subscriptions receivable	127,500	-
Proceeds from notes payable - other	658,000	850,000
Proceeds from derivative notes payable and warrants	211,761	350,000
Proceeds from stock option exercise	400	-
Proceeds from notes payable - related party, net	100,137	160,127
Excess tax benefits from share-based payment arrangement	764,434	-
Expenditures for financing fees	-	(30,915)
Amounts due to officers, net	-	(1,435)

Net cash provided by financing activities	2,567,297	2,273,320

NET INCREASE/(DECREASE) IN
CASH AND CASH EQUIVALENTS	31,444	(59,508)

CASH AND CASH EQUIVALENTS -
BEGINNING OF YEAR	27,854	87,362

CASH AND CASH EQUIVALENTS - END OF YEAR	$59,298	$27,854

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:

CASH PAID DURING THE PERIOD FOR:
Interest expense	$55,047	$41,962
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH
ACTIVITIES:
Common stock issued for compensation	$73,750	$19,500

Common stock issued for services	$509,600	$485,329

Common stock issued for issuance costs	$-	$740,000

Exercise of cashless stock options	$-	$150,742

Common stock and warrants issued for derivatives	$-	$1,039,046

Common stock and warrants issued for convertible debt	$-	$350,000

Warrants issued for commitment fee	$-	$139,815

Warrants converted to liability	$422,770	$381,036

Common stock issued for subscription receivable	$-	$127,500

Conversion of note payable - other and accrued interest to common stock	$40,000	$229,789

Use of pledged collateral for settlement of note payable and accrued interest	$431,413	$937,500

Conversion of related party notes payable, accrued salaries payable and accrued interest to common stock	$1,890,012	$-

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1 -     ORGANIZATION AND BASIS OF PRESENTATION

Airbee Wireless, Inc. (“ Airbee” or the “ Company”), was incorporated in Delaware in 2002 to develop and supply cutting edge intelligent software that is generally embedded into microprocessors thereby allowing manufacturers (OEMs) of various products to create advanced wireless communications systems.

Focusing on its core competencies in the design and engineering of advanced, embedded short-range wireless data and voice communications software, the Company believes that it is positioned to play a pivotal role in the convergence of various wireless communications applications through software embedded on silicon and in niche service applications for its software.

In March 2004, Airbee became a member of The ZigBee Alliance which has defined a global standard for reliable, cost-effective, low-power, low data rate, wireless applications. With over 200 international member companies, the ZigBee standard, based on IEEE 802.15.4 standard, is emerging as a dominant wireless standard for a host of industrial controls, telemetry, and in-building and home automation networking needs.

Airbee’s portfolio of products is generally connected over the rapidly emerging Wireless Personal Area Network (WPAN) or the Wireless Local Area Network (WLAN) technology space. Critical to the success of new products in these areas is the ability to interoperate or “talk to each other” based on industry-adopted standards. Airbee’s products are designed and engineered to be compliant with ZigBee/802.15.4 WPAN standards (approved by IEEE on August 7, 2003). Airbee’s patent-pending software technology, in conjunction with an Airbee enabled wireless network, allows a computer to work with a printer or PDA, a headset accessory to work with a mobile phone, a utility meter to be read remotely, or a manufacturing line to be wirelessly controlled and monitored as examples. Airbee leverages the widespread market awareness created by Bluetooth but offers similar products at less than half the cost, three times the operating range and better reliability per the ZigBee specifications.

As stated in Note 11, the Company amended its previously issued consolidated financial statements for the year ended December 31, 2005 on its report dated September 22, 2006. The Company amended these consolidated financial statements to recognize an additional $61,455 in research and development costs that was improperly capitalized in 2005. In addition, $520,851 was reclassified from Additional Paid-in Capital to Warrants Liability as a result of the secured convertible debenture executed by the Company on December 29, 2005. Finally, an additional $15,150 in amortization expense was recognized as the result in the change in accounting estimate reducing the amortization period of the Company’s intellectual property from sixteen years (the life of a patent) to five years (the estimated life of software). These changes have increased the loss for the year ended December 31, 2005 to $3,782,259 as restated and the accumulated deficit during the development stage to $6,596,625.

NOTE 2 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Liquidity

The consolidated financial statements have been presented on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets, continued success in accessing supplemental external financing, and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception, and has accumulated deficits of approximately $11.39 million and $6.59 million as of December 31, 2006 and 2005, respectively. The Company's operations have been financed primarily through a combination of issued equity and debt. For the years ended December 31, 2006 and 2005, the Company had net losses of approximately $4.79 million and $3.78 million, respectively, and cash used in operations of approximately $1.58 million and $1.76million.

The Company regularly evaluates its working capital needs and existing burn rate to make appropriate adjustments to operating expenses. On April 26, 2005, the Company executed a promissory note in the amount of $750,000 in favor of Montgomery Equity Partners, Ltd (“Montgomery”). Pursuant to the terms of the promissory note, Montgomery disbursed the entire $750,000 to the Company upon the date the note was executed and an additional $250,000 was to be disbursed to the Company after the Company’s common stock commenced trading on the Over-the-Counter Bulletin Board market. The promissory note was secured by all of the assets of the Company plus shares of stock of an affiliate of the Company. It had a one-year term and accrued interest monthly at 24% per year. The Company had difficulty adhering to the payment schedule of the note and entered into a settlement agreement with Montgomery to satisfy the note with the liquidation of the pledged shares. On December 29, 2005, the Company executed a $500,000 convertible debenture with Montgomery Equity Partners, Ltd. Pursuant to its terms, Montgomery disbursed $350,000 to the Company with the remaining $150,000 to be disbursed after the Company’s common stock commenced trading on the Over-the-Counter Bulletin Board market and two days before the Company files a Form SB-2 with the U.S. Securities and Exchange Commission. The convertible debenture has a two-year term and accrues monthly interest at 15% per year. As more fully disclosed in Note 13 - Subsequent Events, Montgomery disbursed the remaining $150,000 on April 9, 2007.

Principles of Consolidation

The consolidated financial statements include the accounts of Airbee Wireless, Inc. and its wholly owned subsidiaries Airbee Wireless (Pte.) Ltd., located in Singapore, and Airbee Wireless (India) Pvt. Ltd., located in India, for the years ended December 31, 2006 and 2005 respectively (“ Airbee” or the “ Company”). The Singapore subsidiary was closed in 2006 and its net assets transferred to the Company’s India subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation. Accounts denominated in non-U.S. currencies have been re-measured using the U.S. Dollar as the functional currency.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

The Company maintains cash and cash equivalent balances at financial institutions in the United States of America, Singapore and India. The financial institution in the United States of America is insured by the Federal Deposit Insurance Corporation up to $100,000.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; two to four years for machinery and equipment and four to forty years for buildings. Reviews are regularly performed to determine whether facts and circumstances exist that indicate carrying amount of assets may not be recoverable or the useful life is shorter than originally estimated. The Company assesses the recoverability of its fixed assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. If assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

Intangible Assets
Intellectual property assets represent technology and are amortized over the periods of benefit, ranging from two to five years, generally on a straight-line basis.

Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the projected discounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intellectual Property
Costs incurred in creating products are charged to expense when incurred as research and development until technological feasibility is established upon completion of a working model. Thereafter, all software production costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

In accordance with SFAS No. 2, “ Accounting for Research and Development Costs”, SFAS No. 68, “ Research and Development Arrangements”, and SFAS No. 86, “ Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, technological feasibility for the Airbee UltraLite ™ was established on November 20, 2002 with completion of the detailed program design. Several working models were delivered at various points through July of 2003.

Trademarks and patents are regularly reviewed to determine whether the facts and circumstances exist to indicate that the useful life is shorter than originally estimated or the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of its trademarks and patents by comparing the projected discounted net cash flows associated with the related asset, over their remaining lives, in comparison to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intangible assets pertain to the Company’s intellectual property, more specifically software code for both IEEE 802.15.4 and the ZigBee standard version 1.0 and to the 2006 ZigBee standard version 1.1.

The software serves as the core code (i.e., one of the key building blocks) for current and future products that must comply with these international standards. Hence, core software based upon the global standards of IEEE and ZigBee to enable the rest of our software to function has an undefined, but not necessarily infinite, useful life. Management, with the assistance of its technical staff, has determined that this specific intellectual property should be amortized beginning in the second quarter of 2005 in accordance with SFAS No. 86. The status of that intellectual property is reviewed for impairment annually or more frequently if events and circumstances indicate that the asset may be impaired. With the release of the ZigBee 2006 standard in September 2006, it was determined that 30% of the previously capitalized research & development costs should be written off. The Company believes that at this point in time, any further determination of impairment is impractical because (a) the IEEE 802.15 global standard was only finalized in October 2003; (b) the ZigBee global standard was only finalized on September 23, 2006; and (c) the Company’s software written in conformity with both global standards is vital to making the rest of its software function and therefore be in compliance with these global standards.

Revenue and Cost Recognition

The Company currently recognizes revenues from four primary sources: (1) time-based product license fees, (2) time-based license royalties, (3) product revenues for software development tools and kits, and (4) software development services.

Licensing revenues (e.g., Airbee-ZNS ™ , Airbee-ZMAC ™ , and Airbee-ZNMS ™ ) consist of revenues from licensing under the enterprise licensing model, of Airbee platforms, which include a combination of products and services, and items such as development tools, an operating system, various protocols and interfaces and maintenance and support services, such as installation and training, which are licensed over a limited period of time, typically 12-36 months. Service revenues are derived from fees for professional services, which include design and development fees, software maintenance contracts, and customer training and consulting.

The Company accounts for the time-based licensing of software in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, “ Software Revenue Recognition .” The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured. For software arrangements with multiple elements, revenue is recognized dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements. When VSOE does not exist for all the elements of a software arrangement and the only undelivered element is post-contract customer support (PCS), the entire licensing fee is recognized ratably over the contract period.

Revenue attributable to undelivered elements, including technical support, is based on the sales price of those elements, and is recognized ratably on a straight-line basis over the term of the time-based license. Post-contract customer support revenue is recognized ratably over the contract period. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of sales.

Time-based product licensing fees are collected in advance. Revenues from licenses are recognized on a prorated-basis over the life of the license. Airbee’s customary practice is to have non-cancelable time-based licenses and a customer purchase order prior to recognizing revenue.

Enterprise license model arrangements require the delivery of unspecified future updates and upgrades within the same product family during the time-based license. Accordingly, Airbee will recognize fees from its enterprise license model agreements ratably over the term of the license agreement.

Time-based royalties are charged on a unit basis. Royalties are not fixed dollar amounts, but are instead a percentage of the customer’s finished product and the percentage varies on a tiered basis with the time-based number of units shipped by customer.

Revenue attributed to undelivered elements is based on the sales price rather than on the renewal rate for the following reasons:

Because of (i) the newness of the ZigBee standard for this short-range wireless technology, (ii) the newness of the Company’s product introductions into the marketplace for a range of applications being developed by its customers, and (iii) the lack of historical data for potentially defective software, which may be a function of the application into which it is installed, a reasonable reserve for returns cannot yet be established. In accordance with SFAS No. 48 “ Revenue Recognition When Right of Return Exists ,” in the absence of historical data, the Company is unable to make a reasonable and reliable estimate of product returns at this time.

The Company expects to enter into software maintenance contracts with its customers. Maintenance fees are not a fixed dollar amount, but rather a percentage fee based upon the value of the license and/or royalties billed/received. Maintenance contracts are paid for and collected at the beginning of the contract period. I f the Company provides bug fixes (under warranty obligations) free-of-charge that are necessary to maintain compliance with published specifications, it accounts for the estimated costs to provide bug fixes in accordance with SFAS No. 5 “ Accounting for Contingencies .”

Revenue from products licensed to original equipment manufacturers (OEMs) is based on the time-based licensing agreement with an OEM and recognized when the OEM ships licensed products to its customers.

The Company assesses probability of collection based on a number of factors, including its past transaction history with the customer and the creditworthiness of the customer. New customers are subject to a credit review process that evaluates the customers’ financial position and ultimately its ability to pay according to the original terms of the arrangement. Based on this review process, if it is determined from the outset of an arrangement that collection of the resulting receivable is not probable, revenue is then recognized on a cash-collected basis.

Cost of revenue includes direct costs to produce and distribute products and direct costs to provide product support and training.

Prepaid Financing Costs

Prepaid financing costs of $75,000 were incurred in connection with the note payable to Montgomery Equity Partners, Ltd. (see discussion below in Note 5) and were originally amortized over the life of the note payable (12 months). As a result of the September 2005 settlement agreement, the balance of the prepaid costs was written off and $75,000 was included in amortization expense.

Deferred Financing Costs
Deferred financing fees were incurred in connection with the convertible debenture to Montgomery Equity Partners, Ltd. (see discussion below in Note 5). These will be amortized over the life of the convertible debenture (24 months). During the twelve months ended December 31, 2006, the Company recognized $15,456 in deferred financing costs.

Research and Development

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs were expensed as incurred prior to the Company’s demonstration of technical feasibility of its media access control (“MAC”) layer in November 2004 and of its Network and Security layers in April 2005. Research and development costs (which include costs of coding and testing) incurred to produce a product master have been capitalized in accordance with Statement No. 86, “ Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” issued by the Financial Accounting Standards Board.

Income Taxes

Income tax benefit is computed on the pretax loss based on current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and its financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the years ended December 31, 2006 and 2005, respectively.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities,” the Company expensed all costs incurred in connection with the start-up and organization of the Company.

Advertising

The Company’s policy is to expense the costs of advertising as incurred. The Company had no such cost for the years ended December 31, 2006 and 2005 respectively.

Earnings (Loss) Per Share of Common Stock

Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share at December 31, 2006 and 2005 when the Company reported a loss because to do so would be anti-dilutive for periods presented. The Company has incurred losses since inception as a result of funding its research and development, including the development of its intellectual property portfolio which is key to its core products.

The following is a reconciliation of the computation for basic and diluted EPS:

	December 31, 2006	December 31, 2005

Net Loss	($4,796,016)	($3,782,259)

Weighted-average common shares outstanding (Basic)	69,911,684	45,421,470

Weighted-average common stock Equivalents:
Stock options	-	-
Warrants	-	-

Weighted-average common shares outstanding (Diluted)	69,911,684	45,421,470

Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Derivative Instruments

The Company has an outstanding convertible debt instrument that contains free-standing and embedded derivative features. The Company accounts for these derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” , and EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock” . In accordance with the provisions of SFAS No. 133 and EITF Issue No. 00-19, the embedded derivatives are required to be bifurcated from the debt instrument and recorded as a liability at fair value on the consolidated balance sheet. Changes in the fair value of the derivatives are recorded at each reporting period and recorded in net gain (loss) on derivative, a separate component of the other income (expense). As of December 31, 2006, the fair value of derivatives was $639,806, a decrease of $399,240 from December 31, 2005. The Company had a net gain of $562,266 for the year ended December 31, 2006 and an additional derivative recorded during the year with a fair value of $163,026. The Company has included these as a component of net gain on derivatives in the Other Income (Expense) section of its Consolidated Statements of Operations.

Stock-Based Compensation

Employee stock awards prior to periods beginning January 1, 2006 under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “ Accounting for Stock Issued to Employees”, and related interpretations. The Company provides the disclosure requirements of SFAS No. 123, “ Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and the Company adopted the enhanced disclosure provisions of SFAS No. 148 “ Accounting for Stock-Based Compensation- Transition and Disclosure ,” an amendment of SFAS No. 123.

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. Amortization expense for the years ended December 31, 2006 and 2005 was $15,968, and $13,819, respectively.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “ Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Effective December 31, 2005, the Company adopted the provisions of Financial Accountings Standards Board Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share-Based Payments,” which establishes the accounting for employee stock-based awards. Under the provisions of SFAS No. 123(R), stock-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant). The Company adopted SFAS No. 123(R) using the modified prospective method and, as a result, periods prior to December 31, 2005 have not been restated. The Company recognized stock-based compensation awards issued under the Company’s stock option plans in the stock option compensation expense line item of the Consolidated Statement of Operations. Additionally, no modifications were made to outstanding stock options prior to the adoption of SFAS No. 123(R), and no cumulative adjustments were recorded in the Company’s financial statements.

SFAS No. 123(R) requires disclosure of pro-forma information for periods prior to the adoption. The pro-forma disclosures are based on the fair value of awards at the grant date, amortized to expense over the service period. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” for the period prior to the adoption of SFAS No. 123(R), and the actual effect on net income and earnings per share for the period after the adoption of SFAS No. 123(R).

	Twelve Months Ended
	12/31/06	12/31/05

Net loss, as reported	4,796,016	3,782,259

Add: Stock-based employee compensation expense included in reported net income,
net of related tax effects	2,184,098	-

Deduct: Total stock-based employee compensation expense determined under fair value
based method for all awards, net of related tax effects	(2,184,098)	(5,960,741)

Net income, pro forma	4,796,016	(2,178,482)

Earnings per share:

Basic, as reported	$0.07	$(0.05)

Basic, pro forma	$0.07	$(0.05)

Diluted, as reported	$0.07	$(0.05)

Diluted, pro forma	$0.07	$(0.05)

For the purpose of the above table, the fair value of each option granted is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Three Months Ended
	12/31/06	12/31/05

Dividend yield	0.00%	0.00%

Expected volatility	152.64%	136.58%

Risk-free interest rate	4.00%	4.00%

Expected life in years	3.00 - 4.25	3.50 - 4.42

The following table summarizes the stock option activity for the twelve months ended December 31, 2006 and 2005:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)
Outstanding, December 31, 2004	46,749,096	0.15230	3.88

Options granted	3,090,000	0.59800	4.43

Options reinstated	-	-	-

Options exercised	7,249,086	0.02830	2.00

Options forfeited or expired	2,250,000	0.22000	3.88

Outstanding, December 31, 2005	40,340,010	0.20500	3.32

Options granted	4,138,000	0.28680	4.20

Options reinstated	-	-	-

Options exercised	10,000,000	0.00004	0.62

Options forfeited or expired	41,000	0.32000	4.01

Outstanding, December 31, 2006	34,437,010	0.27420	3.04

Options exercisable, December 31, 2006	23,857,510	0.26370	2.93

Product Warranty

The Company’s product warranty accrual includes specific accruals for known product issues and an accrual for an estimate of incurred but unidentified product issues based on historical activity. Due to effective product testing and the short time between product shipment and the detection and correction of product failures, the warranty accrual based on historical activity and the related expense were not significant as of and for the years ended December 31, 2006 and 2005, respectively.

Goodwill and Other Intangible Assets

In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, “ Goodwill and Other Intangible Assets .” This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board (“APB”) Opinion No. 17, “ Intangible Assets .” It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recorded in the financial statements. All goodwill associated with the acquisition of Connexus Technologies (Pte.) Ltd. (“Connexus”) was impaired in 2002 ($127,974), since Connexus was acquired for its development and anticipated future development which management has determined to have no material fair value as of the balance sheet date.

The identifiable intangible assets presented on the consolidated balance sheet represent the intellectual property that was capitalized post-technological feasibility. Management will continue to monitor and assess any impairment charges against those assets in accordance with the provisions of SFAS No. 142 and SFAS No. 144, “ Accounting for the Impairment or Disposal of Long-Lived Assets .” Beginning with the second quarter of 2005, the Company began amortizing its intellectual property costs over a five year period. The amortization amount for the current quarter is calculated based upon the ending balance of intellectual property from the preceding quarter. The amount amortized for the year ended December 31, 2006 was $30,200. In addition, the Company impaired $34,986 of intellectual property for the year ended December 31, 2006.

The capitalized research and development costs pertain to the development of the Company’s software stack to meet the ZigBee 1.0 standard, which was superseded by ZigBee standard 2006 in September 2006. The ZigBee 2006 standard was not 100% backwards-compatible with the ZigBee 1.0 standard. The Company determined that 30% of its ZigBee 1.0 compatible stack was not transferable to the newer standard and wrote off $173,294 in the fourth quarter. In addition, the Company wrote-off $34,071 of other research and development costs capitalized in the fourth quarter. The Company began amortizing its capitalized research and development costs in the fourth quarter of 2006 over a three-year period, or $33,696 per quarter.

The main components of intangible assets are as follows:

	Twelve Months Ended December 31, 2006
	Gross Amount	Accumulated Amortization	Net Carrying Amount
Intellectual Property	$116,090	$52,850	$63,240
Capitalized Research & Development	404,352	33,696	370,656
Total Intangible Assets	$520,442	$86,546	$433,896

	Twelve Months Ended December 31, 2005
	Gross Amount	Accumulated Amortization	Net Carrying Amount
Intellectual Property	$151,076	$22,650	$128,426
Capitalized Research & Development	560,826	-	560,826
Total Intangible Assets	$711,902	$22,650	$689,252

Currency Risk and Foreign Currency Translation

The Company transacts business in currencies other than the U.S. Dollar, primarily the Singapore Dollar (until 2006) and the Indian Rupee. All currency transactions occur in the spot foreign exchange market and the Company does not use currency forward contracts, currency options, currency borrowings, interest rate swaps or any other derivative hedging strategy at this point in time.

The Company has determined that based on the cash flow, sales price, sales market, expense, financing, and inter-company transactions and arrangements indicators set forth in SFAS 52, “ Foreign Currency Translation ,” that the functional currency of the Company is that of the parent company and is US Dollars. The Company has reported its gain on foreign currency in its consolidated statements of accumulated other comprehensive income due to the fact that these translation adjustments result from the translation of all assets and liabilities at the current rate, while the stockholder equity accounts were translated by using historical and weighted-average rates.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next fiscal year after December 15, 2005. Accordingly, the Company implemented the revised standard in the first quarter of fiscal year 2006. Previously, the Company accounted for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements (note 3(e)). FASB 123R had a material impact on its results or financial statements.

In November 2004, the FASB issued Financial Accounting Standards No. 151 (FAS 151), “Inventory Costs - an amendment of ARB No. 43, Chapter 4”. FASB 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. In addition, FASB 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities. FASB 151 is effective for the Company in 2006. FASB 151 did not have a material impact on its results or financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error  Corrections” SFAS No. 154 replaces Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in  Interim Financial Statements.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle in net income in the period of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid  Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial  Assets,” and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company is currently evaluating the effect the adoption of SFAS No. 155 will have on its financial position or results of operations.

In March 2005, the FASB issued Statement of Financial Accounting Standards Interpretation Number 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 provides clarification regarding the meaning of the term “conditional asset retirement obligation” as used in SFAS 143, “Accounting for Asset Retirement Obligations.” FIN 47 is effective for the year ended December 31, 2005. The implementation of this standard did not have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” FAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract under a transfer of the servicer’s financial assets that meets the requirements for sale accounting, a transfer of the servicer’s financial assets to a qualified special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale or trading securities in accordance with FAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. Additionally, FAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, permits an entity to choose either the use of an amortization or fair value method for subsequent measurements, permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights and requires separate presentation of servicing assets and liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and liabilities. FAS No. 156 is effective for transactions entered into after the beginning of the first fiscal year that begins after September 15, 2006. The Company is currently evaluating the effect the adoption of FAS No. 156 but believes it will not have a material impact on its financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to position taken or expected to be taken in income tax returns. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect the adoption of FIN 48 will have but believes it will not have a material impact on its financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumption that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 will have a material impact on it financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R).” This Statement improves financial reporting by requiring an employer to recognize the under funded or over funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. The new measurement date requirement applies for fiscal years ending after December 15, 2008. The Company does not expect the adoption of SFAS No. 158 will have a material impact on its financial position or results of operations.

Reclassifications

Certain amounts for the year ended December 31, 2005 have been reclassified to conform to the presentation of the December 31, 2006 amounts. The reclassifications have no effect on net income for the years ended December 31, 2005.

NOTE 3-     CONCENTRATION OF CREDIT RISK

The Company’s trade receivables are derived from sales to original equipment manufacturers and manufacturers of microprocessors and transceivers. The Company endeavors to keep pace with the evolving computer and communications industries, and has adopted credit policies and standards intended to accommodate industry growth and inherent risk. Management believes that credit risks are moderated by the diversity of the Company’s end customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral as deemed necessary.

NOTE 4-     FIXED ASSETS

Fixed assets consist of the following at December 31, 2006 and 2005:

	2006	2005

Computer and office equipment	$95,572	$89,291

Leasehold improvements	143,784	1,304

Less: accumulated depreciation and amortization	(55,487)	(24,068)

Net book value	$183,869	$66,527

Depreciation expense for the years ended December 31, 2006 and 2005 was $31,419 and $15,722, respectively.

NOTE 5-       DEBT

Notes Payable - Other

In August 2002, the Company entered into a note payable, principal amount of $50,000, payable August 31, 2005. The Company entered into this note in connection with the 2002 acquisition of Connexus Technologies (Pte.) Ltd. The note was non-interest bearing if it was paid prior to August 31, 2003 and if the note was paid between September 1, 2003 and August 31, 2004 the total payment due was $100,000. If the note is paid between September 1, 2004 and August 31, 2005, total payment due is $150,000. Beginning in September 2005, the Company began discussions with the note holder regarding settlement of this note payable, it being the Company’s position that the note was usurious and therefore unenforceable. By December 31, 2005, the note holder had agreed in principle to accept Company stock in lieu of cash and agreed to restructure the note so that interest at 12% per annum accrued from the original date on the original amount. Accrued interest of $23,085 was added to the outstanding principal amount of $50,000 and the Company issued 182,714 shares of common stock in early January 2006 to settle this note payable.

On April 20, 2005, the Company executed a promissory note for $750,000 to Montgomery Equity Partners, Ltd. Pursuant to the terms of the promissory note, Montgomery Equity Partners disbursed the entire $750,000 to the Company upon the date the note was executed and an additional $250,000 was to be disbursed to the Company after the Company’s common stock commences trading on the Over-the-Counter Bulletin Board. The promissory note was secured by substantially all of the assets of the Company and shares of stock of an affiliate of the Company. The promissory note had a one-year term and accrued interest monthly at 24% per year. The Company had difficulty meeting the payment schedule called for by the promissory note and by virtue of a settlement with the lender, the obligation, which together with interest and liquidated damages totaled $937,500, is being repaid by the affiliate’s collateral. Because the settlement with the lender permits it to take any action necessary to recover any deficiency should liquidation of the pledged shares fail to recoup the entire agreed payoff amount, the Company continues to recognize this liability on its balance sheet. As of December 31, 2006, the lender has sold 2,841,194 of the 9.4 million pledged shares and realized net proceeds of $661,202, leaving an outstanding balance of $276,298, which appears as Montgomery settlement liability on the balance sheet.

On July 28, 2006, the Company executed a promissory note for $58,000 to Sharanpreet Singh. The promissory note was due on or before March 31, 2007 and bore interest at the rate of 8% per annum. The note had a conversion feature exercisable at the holder’s option. On December 31, 2006, the note had accrued interest totaling $1,983. The holder exercised his option to convert the note in January 2007 and on January 17, 2007 the Company issued 446,109 shares of common stock in full payment of principal and accrued interest.

In September 2005, a former director loaned the Company $100,000 in return for an unsecured demand promissory note. The terms of the note provide for interest at 6.5% per annum. Payment of the note is guaranteed by an affiliate of the Company. On September 19, 2006, the Company issued its promissory note for $100,000 due December 31, 2006 to replace the prior note. The terms of the note provide for interest at 10.0% per annum. The note is secured by 555,555 pledged shares of stock which are held by an escrow agreement pursuant to a written escrow agreement. Payment of the promissory note has been extended to April 30, 2007 with the consent of the holder.

Convertible Debentures

On December 29, 2005, the Company executed a convertible debenture for $500,000 to Montgomery Equity Partners, Ltd. Pursuant to the terms of the convertible debenture, Montgomery disbursed $350,000 upon the date the debenture was executed with an additional $150,000 to be disbursed two days before the Company files a Form SB-2 with the U.S. Securities and Exchange Commission. The debenture is convertible at the option of the holder into common shares of the Company at a price per share equal to 80% of the lowest closing value 10 days prior to the closing date or 10 days prior to the conversion date. In addition, the Company issued 2,000,000 freestanding warrants exercisable over three years as follows: 1,000,000 warrants at a strike price of the lesser of 80% of the average closing bid price for the 5 trading days preceding exercise or $0.20 per share; 500,000 warrants at a strike price of the lesser of 80% of the average closing bid price for the 5 trading days preceding exercise or $0.30 per share; and 500,000 warrants at a fixed strike price of $0.001.

The convertible debenture is secured by substantially all of the assets of the Company, pledged shares of stock of three affiliates of the Company, and 13.5 million pledged shares of stock (which are not counted as outstanding shares until converted pursuant to the terms of the Stock Purchase Agreement and Escrow Agreement that were part of this transaction). The pledged shares are held by an escrow agent, who is Montgomery’s general counsel, a partner of Montgomery’s general partner and Montgomery’s attorney of this transaction, pursuant to a written escrow agreement. The convertible debenture has a two-year term and accrues interest monthly at 15% per year. In connection with this transaction, the Company executed an Investor Registration Rights Agreement by which it agreed to file a registration statement with the SEC for at least the pledged shares held by the escrow agent and the 2 million warrants. The registration statement was to be filed within 30 days of the execution of the convertible debenture and declared effective within 90 days of filing. Failure to file or be declared effective within the agreed timeframe subjected the Company to liquidated damages equal to two percent (2%) of the liquidated value of the convertible debenture ($7,000) for each thirty (30) day period after the scheduled filing or effective date deadline. By agreement, the filing and effective date deadlines were extended to April 30, 2007 and July 30, 2007, respectively. See Note 13 - Subsequent Events.

In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock” , the conversion feature associated with the $500,000 convertible debenture represents an embedded derivative. The Company has recognized the embedded derivative in the amount of $659,966 as a liability in the accompanying consolidated balance sheet and has measured it at its estimated fair value. The estimated fair value of the embedded derivative has been calculated based on a Black-Scholes pricing model using the following assumptions:

Fair market value of stock	$0.32
Exercise price	$0.13
Dividend yield	0.00%
Risk free interest rate	4.00%
Expected volatility	115%
Expected life	2 Years

Changes in the fair value of the embedded and freestanding warrants with a variable price (derivatives) are calculated at each reporting period and recorded in net gain (loss) on derivative, a separate component of other income (expense). As of December 31, 2006, the fair value of the embedded derivative had decreased to $300,740 and the Company recognized a net gain on derivative of $359,226.

The allocation of the proceeds of the convertible debenture to the warrants with a fixed exercise price and the recognition of the embedded derivative resulted in discounts to the convertible debenture of $109,597 and $240,403, respectively. The discount on debt of $350,000 is being amortized to interest through December 31, 2007 using the effective interest method. The unamortized discount on debt at December 31, 2006 is $175,000.

The freestanding warrants with a variable exercise price (derivatives) and fixed warrants issued in connection with the $500,000 convertible debenture were initially valued at $379,080 and $109,597, respectively based on a Black-Scholes pricing model using the following assumptions:

Fair market value of stock	$0.32
Exercise price	$0.13
Dividend yield	0.00%
Risk free interest rate	4.00%
Expected volatility	115%
Expected life	3 Years

Changes in the fair value of the embedded and freestanding warrants with a variable price (derivatives) are calculated at each reporting period and recorded in net gain (loss) on derivative, a separate component of other income (expense). As of December 31, 2006, the fair value of the freestanding warrants derivative had decreased to $171,821 and the Company recognized a net gain on derivative of $207,259.

Bridge Loan Derivatives

Between April 16, 2006 and May 5, 2006, five accredited investors accepted the Company’s term sheet for convertible senior secured bridge loans by providing a total of $115,000 cash to the Company. The terms of these bridge loans are: interest at 12% per annum, compounded monthly; repayable in ninety (90) days but the Company has the option of extending for another 30 days for a fee of 8% of the amount provided the Company; these five accredited investors have the option to convert their bridge loans to restricted shares of common stock at an exercise price of the lower of the average closing bid price of the Company’s stock for the five trading days preceding the date of the conversion or the market price of the stock on the trading day preceding the conversion. The Company exercised its option to extend the term for an additional thirty (30) days for these five loans. If the bridge loans are not repaid or converted by the end of their terms plus the optional extension, the Company will pay a penalty of 10% of the dollar value of the amount outstanding; the Company will pay an additional 10% penalty for each quarter thereafter that the bridge loans remain unpaid. These five accredited investors also received warrants to purchase common stock at the ratio of 1 common share for each $2.00 loaned. All warrants have a three year term and an exercise price of $0.50 per share. The warrants and any shares converted have piggyback registration rights. The Company has not repaid the bridge loans and the outstanding balance including accrued interest and penalties is $163,026. As a result of the conversion rights associated with these bridge loans, the Company recorded these bridge loans as a derivative liability valued at $167,245. The loss on this derivative for the year was $4,219.

NOTE 6-       PROMISSORY NOTES - RELATED PARTY

The Company entered into promissory notes with some of its officers who have amounts outstanding with the Company. These amounts accrue interest at varying rates between 6.0% and 12.0% annually. As of December 31, 2006 and 2005, the Company has $100,130 and $1,216,738, respectively, outstanding under these notes, plus $21,779 and $57,234, respectively, in accrued interest. By direction of the Board of Directors, the December 31, 2005 balances (except for demand promissory notes due two officers) were converted to equity issued in January 2006 when the Company issued 6,498,527 restricted shares to its officers. In addition to the promissory notes and accrued interest, the conversion to equity also included accrued salaries payable. With the exception of a promissory note due to an officer in the amount of $40,443 due March 31, 2007, the remaining notes are demand notes. All such notes are therefore reflected as current liabilities on the consolidated balance sheets. The notes relate to services rendered or funds loaned to the Company.

NOTE 7-       ROVISION FOR INCOME TAXES

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s consolidated tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2006 and 2005, deferred tax assets consist of the following:

	December 31,
	2006	2005
Deferred tax asset	$3,977,951	$2,308,819
Less: valuation allowance	(3,977,951)	(2,308,819)
Total	$-	$-

At December 31, 2006 and 2005, the Company had accumulated deficits in the approximate amount of $11,365,574 and $6,596,625, respectively, available to offset future taxable income through 2026. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 8-       ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2006 and 2005 consist of the following:

	December 31,
	2006	2005
Accounts payable	$850,429	$717,708
Accrued salaries payable	718,329	732,917
Accrued interest payable	70,615	65,529
Accrued payroll liabilities	67,801	-
Deferred tax liability (India)	363	177
Reimbursements owed to officers	-	71,582
Total	$1,707,537	$1,587,913

Trade accounts payable are paid as they become due or as payment terms are extended with the consent of the vendor. At December 31, 2006, one vendor, MindTree Consulting Pvt. Ltd. (“MindTree”), accounted for 44% of the Company’s accounts payable. The Company and MindTree entered into a repayment agreement more fully described in Note 9.

NOTE 9-       STOCKHOLDERS’EQUITY

The Company has 200,000,000 shares of common stock, par value $0.00004, authorized at December 31, 2006.

At December 31, 2006, the Company has 94,169,418 common shares issued, 14,142,511 shares held in escrow, 997,045 shares in treasury, and 79,029,862 shares outstanding.

The following stock transactions occurred in 2006:

Effective January 1, 2006, the Company issued options to purchase 250,000 shares of common stock to an individual in conjunction with his re-appointment to the board of directors. The options vest over one year in equal quarterly installments. The options are exercisable at $0.32 per share for a period of five years from the date of issuance. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. The director received information concerning the Company and had the ability to ask questions about the Company.

Effective January 1, 2006, the Company issued options to purchase 3,000,000 shares of common stock to two executive officers of the Company exercisable at $0.32 per share. The options are exercisable until January 1, 2011. The options vest over four years in equal installments. The options are exercisable at $0.32 per share for a period of five years from the date of issuance. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. The executive officers received information concerning the Company and had the ability to ask questions about the Company.

Effective January 1, 2006, the Company issued options to purchase 215,000 shares of common stock to 28 employees of the Company’s India subsidiary exercisable at $0.32 per share. The options are exercisable until January 1, 2011. The options vest over four years in equal installments on the anniversary date. The options are exercisable at $0.32 per share for a period of five years from the date of issuance. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. The employees received information concerning the Company and had the ability to ask questions about the Company.

On January 5, 2006, the Company issued 257,159 restricted shares to an executive officer in partial payment of accrued salary valued at $63,452 at the time of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The executive officer received information concerning the Company and had the ability to ask questions about the Company.

On January 10 and 11, 2006, the Company issued 200,000 restricted shares to two organizations for services valued at $79,000 at the time of issuance. The shares were issued to the organizations in return for providing investment banking services. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The organizations received information concerning the Company and had the ability to ask questions about the Company.

On January 11, 2006, the Company issued 271,939 restricted shares to a former employee in payment of promissory notes and accrued interest totaling $122,373 at the time of issuance. The Company also issued another 19,767 restricted shares to the same individual in payment of $8,895 in advances made to the Company plus accrued interest. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The executive officer received information concerning the Company and had the ability to ask questions about the Company.

On January 12, 2006, the Company issued 6,498,527 restricted shares to current officers in payment of promissory notes, accrued salaries and accrued interest totaling $1,603,456 at the time of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The executive officers received information concerning the Company and had the ability to ask questions about the Company.

On January 12, 2006, the Company issued 182,714 restricted shares to an organization to settle a note payable and accrued interest totaling $73,085 on the date of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The organization received information concerning the Company and had the ability to ask questions about the Company.

On January 31, February 28 and March 31, 2006, the Company issued 20,000, 37,411 and 47,619 restricted shares, respectively, to an officer for accrued compensation of $5,000, $10,000 and $10,000, respectively, on the dates of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The executive officer received information concerning the Company and had the ability to ask questions about the Company.

On March 30, 2006, the Company issued 50,000 restricted shares to an accredited investor in return for his assistance in raising capital and providing short-term loans to the Company. The investor provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services and consideration for providing the short term loans was an aggregate of   $11,500 at the time of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investor received information concerning the Company and had the ability to ask questions about the Company.

Throughout the quarter ended March 31, 2006, the Company issued 352,065 restricted shares of common stock to 10 accredited investors for cash totaling $96,400. In addition, the Company issued 147,202 warrants to these investors at strike prices ranging between $0.24 and $0.53 per share. The warrants will expire at varying dates from July 24, 2007 through September 29, 2007. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investors received information concerning the Company and had the ability to ask questions about the Company.

On April 30, May 31 and June 30, 2006, the Company issued 40,000, 40,000 and 40,816 restricted shares, respectively, to an officer for accrued compensation of $10,000, $10,000 and $10,000, respectively, on the dates of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The executive officer received information concerning the Company and had the ability to ask questions about the Company.

Between April 16, 2006 and May 18, 2006, the Company issued 635,000 warrants with a strike price of $0.50 per share to six accredited investors who provided the bridge loans more fully described in Note 5. The warrants will expire at varying dates from April 16, 2009 through May 18, 2009. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investors received information concerning the Company and had the ability to ask questions about the Company.

On May 23, 2006, the Company issued 10,000,000 restricted shares of stock from the exercise of stock options from one of its officers. The exercise price was $0.00004. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The executive officer received information concerning the Company and had the ability to ask questions about the Company.

On June 5, 2006, the Company issued 172,414 restricted shares of stock to an accredited investor to settle a note payable totaling $40,000. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investor received information concerning the Company and had the ability to ask questions about the Company.

On June 5, 2006, the Company issued 98,182 restricted shares to an accredited investor in return for his assistance in providing short-term loans to the Company. The investor provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors to provide the bridge loans more fully described in Note 5. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services was of   $21,600 at the time of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investor received information concerning the Company and had the ability to ask questions about the Company.

On June 22, 2006, the Company issued 250,000 restricted shares of stock to the three principals (each of whom is an accredited investor) of an organization for services valued at $47,500 at the time of issuance. The shares were issued in return for providing investment banking services. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investors received information concerning the Company and had the ability to ask questions about the Company.

Throughout the quarter ended June 30, 2006, the Company issued 301,263 restricted shares of common stock to 3 accredited investors for cash totaling $60,000. In addition, the Company issued 120,504 warrants to these investors at strike prices of $0.45 per share. The warrants will expire at varying dates from December 7, 2007 through December 22, 2007. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investors received information concerning the Company and had the ability to ask questions about the Company.

On September 7, 2006, the Company issued 1,000,000 restricted shares of stock to an organization for services valued at $170,000 at the time of issuance. The shares were issued in return for providing investor relations and public relations services. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The organization received information concerning the Company and had the ability to ask questions about the Company.

Throughout the quarter ended September 30, 2006, the Company issued 1,077,722 restricted shares of common stock to 10 accredited investors for cash totaling $189,000. In addition, the Company issued 718,901 warrants to these investors at strike prices ranging between $0.40 and $0.49 per share. The warrants will expire at varying dates from January 7, 2008 through March 27, 2008. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investors received information concerning the Company and had the ability to ask questions about the Company.

On October 24, 2006, the Company issued 166,667 restricted shares to an accredited investor in return for his assistance in obtaining short-term loans to the Company. The investor provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services was $30,000 at the time of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investor received information concerning the Company and had the ability to ask questions about the Company.

On November 27, 2006, the Company cancelled the 1,000,000 shares issued to an organization on September 7, 2006 for services upon discovering the organization failed to disclose material information about its principal. The contract with said organization was cancelled ab initio .

In December 2006, the Company retroactively issued 75,991 restricted shares to an executive officer which should have been included in the January 12, 2006 issuance. The shares were issued in payment of accrued salary valued at $18,750 at the time of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The executive officer received information concerning the Company and had the ability to ask questions about the Company.

On December 15, 2006, the Company issued 2,000,000 restricted shares to two accredited investors as a result of the Company’s inability to repay the bridge loan provided by these accredited investors before December 15, 2006. The value of this penalty was $320,000 at the time of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investors received information concerning the Company and had the ability to ask questions about the Company.

Throughout the quarter ended December 31, 2006, the Company issued 2,194,852 restricted shares of common stock to seven accredited investors for cash totaling $348,000. In addition, the Company issued 2,181,155 warrants to these investors at strike prices ranging between $0.39 and $0.42 per share. The warrants will expire at varying dates from April 3, 2008 through December 27, 2008. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investors received information concerning the Company and had the ability to ask questions about the Company.

The following stock transactions occurred in 2005:

Effective January 1, 2005, the Company issued options to purchase 150,000 shares of common stock to an individual in conjunction with his appointment to the board of directors. The options vest over one year in equal quarterly installments. The options are exercisable at $0.22 per share for a period of five years from the date of issuance.

On January 13, 2005, the Company issued 400,000 shares of common stock to an organization in return for business and financial consulting services, which included assisting us with strategic planning, marketing and financial positioning strategies. The shares were issued for services valued at $120,000 at the time of issuance.

On February 10, 2005, the Company issued to an organization 375,000 shares of common stock for services valued at $260,000 at the time of issuance. The shares were issued to the organization in return for providing investor relations and public relations services.

In March 2005, the Company issued 982,143 restricted shares of common stock to five accredited investors for $350,000. In addition, the Company issued 125,000 warrants to these investors at a strike price of $0.48 per share and 71,429 warrants at $0.36.

Effective March 1, 2005, the Company issued options to purchase 1,000,000 shares of common stock to an employee in conjunction with his employment agreement with the Company. The options are exercisable at $0.38 per share for a period of five years from the date of issuance.

In April 2005 an organization received 592,000 shares of common stock as a one-time commitment under a now-rescinded Standby Equity Distribution Agreement for issuance costs valued at $740,000. The organization also received warrants to purchase another 200,000 shares of common stock exercisable at $0.001 per share for a period of two years from the date of issuance. These warrants were valued at $139,815 using the Black-Scholes option-pricing model.

In April, 2005, the Company issued to an organization 8,000 shares of common stock as a placement agent fee under a placement agent agreement relating to the Standby Equity Distribution Agreement for services valued at $10,000.

On May 2, 2005, the Company entered into an agreement and plan of merger by and among Identity, Inc., a Delaware corporation and Daniel R. Nelson, Airbee and Airbee Automotive Group, Inc., a wholly owned subsidiary of Airbee, whereby the Company’s wholly owned subsidiary merged with and into Identity, Inc. Pursuant to the Merger Agreement, the surviving entity became a wholly owned subsidiary. The Company issued 7,692,808 shares of restricted common stock to Daniel R. Nelson, the sole shareholder of Identity, Inc. The shares issued to Mr. Nelson are valued at $5,000,000, which is based upon the 30-day average closing price of our common stock through April 25, 2005. By mutual agreement the Merger Agreement was rescinded in August 2005. The shares have been retroactively canceled and are reflected in these financial statements. See Note 9.

On May 9, 2005, the Company issued 2,854 shares and on June 1, 2005, the Company issued 2,643 shares for legal services rendered which had a total cash value of $3,078.

On May 16, 2005, the Company issued an option to purchase 1,500,000 shares to an executive officer of the Company exercisable at $0.82 per share and in conjunction with his employment agreement with the Company. The option is exercisable until May 16, 2010.

On June 1, 2005, the Company issued 1,750,000 restricted shares to a former director of the Company, for the exercise of two warrants for $12,000 cash.

On June 20, 2005, the Company issued 26,667 shares and 5,333 warrants exercisable for a three-year period at $0.82 per share in a private placement for $20,000 cash.

The Company issued 21,104 shares to one of its employees as compensation valued at $13,000 at the time of issuance.

On July 12, 2005, the Company issued 26,506 shares and 5,301 warrants exercisable for a three-year period at $0.83 per share in a private placement for $22,000 cash.

On August 16, 2005, the Company issued to an organization 125,000 shares of common stock for services valued at $68,750 at the time of issuance. The shares were issued to the organization in return for providing investor relations and public relations services.

On August 31, 2005, the Company issued 1,476 shares and on September 30, 2005, the Company issued 916 shares for legal services rendered which had a total cash value of $1,794.

Throughout the quarter ended September 30, 2005, the Company issued 263,848 shares to nine accredited investors for $145,000. In addition, the Company issued 245,576 warrants to these investors at a strike prices ranging between $0.76 and $0.98 per share.

Throughout the quarter ended December 31, 2005, the Company issued 1,337,038 shares to 11 accredited investors for $336,830. In addition, the Company issued 1,609,765 warrants to these investors at strike prices ranging between $0.21 and $0.80 per share. In connection with the December 29, 2005 Montgomery Equity Partners convertible debenture (see Note 5) the Company issued 2,000,000 warrants exercisable over three years as follows: 1,000,000 warrants at a strike price of the lesser of 80% of the average closing bid price for the 5 trading days preceding exercise or $0.20 per share; 500,000 warrants at a strike price of the lesser of 80% of the average closing bid price for the 5 trading days preceding exercise or $0.30 per share; and 500,000 warrants at a fixed strike price of $0.001.

Throughout the quarter ended December 31, 2005, the Company issued 4,576 shares for legal services rendered which had a total cash value of $1,784.

On November 4, 2005, the Company issued 16,667 shares to one of its employees as compensation valued at $6,500 at the time of issuance.

Throughout the quarter ended December 31, 2005, the Company issued 225,000 shares to two organizations providing financial and investment banking services valued at $107,000 at the time of issuance.

On October 17, 2005, the Company issued 50,000 restricted shares to for the exercise of a warrant for cash of $10,000.

On November 15, 2005, the Company issued 5,502,135 shares of stock from the exercise of stock options from one of its officers. The exercise price was $0.00004. On September 19, 2005, the Company also issued 1,454,268 shares of stock from the exercise of stock options from one of its former officers. This was a cashless exchange. In this exchange, 291,683 shares were returned to the Company and are included in its treasury and reflected as treasury stock on the consolidated balance sheet.

On December 30, 2005, the Company received a subscription for 250,000 shares of stock from an accredited investor for $77,500. In addition, the Company issued 250,000 warrants to this investor at a strike price of $0.56 per share. The subscription was paid on January 4, 2006.

On December 29, 2005, in connection with the Convertible Debenture with Montgomery Equity Partners, Ltd. (“Montgomery”) executed that day, the Company placed 13,586,956 shares of common stock with the escrow agent appointed by the Company and Montgomery to hold the pledged shares pursuant to the Securities Purchase Agreement and Escrow Agreement of even date. The escrow agent is not entitled to exercise any voting rights in connection with these shares and may not sell or otherwise transfer title to them until such time as they are converted or returned to the Company. Absent any such event causing conversion of these pledged shares, no beneficial ownership exists and while these shares are issued they are not considered to be outstanding and are not counted in common stock outstanding reported in this Form 10-KSB and the financial statements contained therein.

Stock Option Plan and Warrants

In August 2002 the Company’s Board of Directors established the Airbee Wireless, Inc. 2002 Stock Option Plan (the “2002 Option Plan”). The Board authorized up to 75,000,000 common shares (post-split) to be authorized and issued to officers and employees. In 2003 the Company’s Board of Directors established the Airbee Wireless, Inc. 2003 Stock Option Plan (the “2003 Option Plan”) authorizing up to 4,000,000 common shares (post-split) to be issued to outside directors.

Since inception, the Company has granted post-split options under the 2002 Option Plan representing 58,603,000 shares of which 21,874,990 options have been exercised (10,000,000 shares exercised in 2006, 7,249,086 shares exercised in 2005). Of the total shares exercised, 11,874,990 were exercised as cashless options resulting in 10,877,945 shares of stock. In the cashless exchanges, 997,045 shares of stock were recorded as treasury stock. All of these options were granted to officers and key employees of the Company.

Under the Black-Scholes option pricing model, the total value of the stock options granted in 2005 is reflected for pro forma presentation because the Company followed APB 25 for the expensing of its stock options. SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages companies to continue to use the intrinsic-value method for options granted to employees and disclose pro forma net loss. The Company implemented SFAS No. 123(R), “Accounting to Stock-Based Compensation” for 2006 and accordingly expensed the options granted to employees using the Black-Scholes option-pricing model.

The following tables summarize the Company’s 2002 Option Plan:

	Year Ended December 31, 2006
	Number of Options	Weighted-average exercise price
Outstanding - beginning of period	40,340,010	$0.2050
Granted below fair value	-	-
Granted at fair value	4,138,000	0.2868
Converted	10,000,000	0.00004
Non-vested options forfeited	41,000	0.3200
Outstanding - end of period	34,437,010	$0.2742
Exercisable at end of period	23,857,510	$0.2637

	Year Ended December 31, 2005
	Number of Options	Weighted-average exercise price
Outstanding - beginning of period	46,749,096	$0.1523
Granted below fair value	-	-
Granted at fair value	3,090,000	0.5980
Converted	7,249,086	0.0283
Non-vested options forfeited	2,250,000	0.2200
Outstanding - end of period	40,340,010	$0.2050
Exercisable at end of period	24,595,010	$0.1508

The following tables summarize the Company’s 2003 Option Plan:

	Year Ended December 31, 2005
	Number of Options	Weighted-average exercise price
Outstanding - beginning of period	-	$-
Granted below fair value	150,000	0.2200
Granted at fair value	-	-
Converted	-	-
Non-vested options forfeited	-	-
Outstanding - end of period	150,000	$0.2200
Exercisable at end of period	150,000	$0.2200

	Year Ended December 31, 2006
	Number of Options	Weighted-average exercise price
Outstanding - beginning of period	150,000	$0.2200
Granted below fair value	-	-
Granted at fair value	250,000	0.3200
Converted	-	-
Non-vested options forfeited	-	-
Outstanding - end of period	400,000	$0.2825
Exercisable at end of period	400,000	$0.2825

For disclosure purposes, the fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model, which approximates fair value, with the following weighted-average assumptions used for stock options granted in 2005: no annual dividends, volatility of 115.39%, risk-free interest rate of 4.00%, and expected life of 5 years.

The stock options vest over a period of 4 to 6 years upon the granting pursuant to the employees respective employment agreements. The Company anticipates that the remaining options available are anticipated to be held until they are fully vested. For 2005, the average years remaining on the options was 3.37. These represent the weighted average contractual life of the options. If compensation expense for the Company’s stock-based compensation plans had been determined consistent with SFAS 123, the Company’s net income and net income per share including pro forma results would have been the amounts indicated below:

	Year Ended December 31,
	2006	2005
Net loss:
As reported	$(4,796,016)	$(3,782,259)
Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	-	(1,514,881)
Pro forma	$(4,796,016)	$(5,297,140)
Net loss per share:
As reported
Basic	$(0.07)	$(0.08)
Diluted	$(0.07)	$(0.08)
Pro forma
Basic	$(0.07)	$(0.12)
Diluted	$(0.07)	$(0.12)

The Company issued 3,802,763 and 2,281,154 warrants as of December 31, 2006 and 2005, respectively, exclusive of the 2,000,000 warrants issued to Montgomery on December 29, 2005 accounted for as derivatives (See Note 5). These warrants were issued in connection with various private placements of stock with qualified investors, except for 200,000 warrants issued to Cornell Capital Partners, LP in April 2005 as part of the one-time commitment fee in connection with the now-terminated Standby Equity Distribution Agreement. These Cornell warrants have been valued using the Black-Scholes option-pricing model, which approximates fair value. The Company has recognized an expense of $139,815. A total of 1,750,000 of warrants issued prior to December 31, 2003 were exercised as of December 31, 2005. The Company also issued 50,000 warrants in connection with a note payable to a non-related third party in October 2002. These warrants were exercised in October 2005. None of the warrants issued during 2006 have been exercised.

The Company has the following warrants exercisable for the purchase of its common stock.
		Year Ended December 31,
Exercise Price	Expiration Date	2006	2005
$ 1.00	August 31, 2007	-	6,250
1.75	August 31, 2007	-	6,250
2.75	August 31, 2007	-	6,250
0.36	September 7, 2006	-	71,429
0.48	September 11, 2006	-	25,000
0.48	September 11, 2006	-	7,500
0.48	September 11, 2006	-	25,000
0.48	September 11, 2006	-	50,000
0.48	September 11, 2006	-	17,500
0.83	December 11, 2006	-	5,301
0.82	December 20, 2006	-	4,568
0.65	March 1, 2007	-	25,000
0.98	March 1, 2007	-	13,699
0.65	March 1, 2007	-	25,000
0.85	March 2, 2007	-	20,000
0.80	March 2, 2007	-	54,545
0.85	March 4, 2007	-	16,667
0.80	March 8, 2007	-	18,182
0.80	March 8, 2007	-	9,091
0.76	March 28, 2007	-	58,824
0.77	April 8, 2007	-	19,231
0.77	April 9, 2007	-	9,615
0.77	April 9, 2007	-	13,462
0.80	April 10, 2007	-	18,182

0.75	April 13, 2007	-	40,000
0.70	April 18, 2007	-	44,444
0.001	April 20, 2007	-	200,000
0.64	April 27, 2007	-	25,641
0.69	May 10, 2007	-	22,727
0.60	May 19, 2007	-	142,857
0.58	May 23, 2007	-	30,303
0.55	May 30, 2007	-	16,666
0.42	June 2, 2007	-	60,606
0.82	June 19, 2008	-	5,333
0.44	June 13, 2007	-	52,632
0.401	June 19, 2007	-	330,000
0.54	June 28, 2007	-	17,241
0.54	June 30, 2007	-	17,241
0.56	June 30, 2007	-	250,000
0.69	July 5, 2007	-	22,727
0.21	December 27, 2008	-	476,190
0.20	December 29, 2008	-	1,000,000
0.30	December 29, 2008	-	500,000
0.001	December 29, 2008	-	500,000
0.50	July 24, 2007	60,000	-
0.53	August 22, 2007	7,143	-
0.51	August 21, 2007	4,000	-
0.53	August 22, 2007	10,714	-
0.53	August 22, 2007	10,714	-
0.51	August 21, 2007	4,000	-
0.51	September 28, 2007	4,616	-
0.24	September 16, 2007	41,667	-
0.48	September 30, 2007	4,348	-
0.50	April 16, 2009	10,000	-
0.50	April 18, 2009	10,000	-
0.50	April 18, 2009	12,500	-
0.50	April 18, 2009	12,500	-
0.50	April 27, 2009	12,500	-
0.50	May 18, 2009	577,500	-
0.45	December 8, 2007	50,505	-
0.45	December 19, 2007	20,000	-
0.45	December 22, 2007	50,000	-
0.49	January 7, 2008	33,333	-
0.44	February 6, 2008	21,053	-
0.43	February 16, 2008	44,444	-
0.43	February 15, 2008	11,111	-
0.43	February 16, 2008	11,111	-
0.43	February 15, 2008	22,222	-
0.41	August 22, 2008	40,738	-
0.40	August 28, 2008	266,667	-
0.43	March 20, 2008	88,889	-
0.45	September 24, 2008	36,000	-
0.41	March 25, 2008	10,000	-
0.43	September 27, 2008	133,333	-
0.42	April 3, 2008	2,367	-
0.40	April 11, 2008	13,333	-
0.40	October 9, 2008	781,250	-
0.40	October 9, 2008	781,250	-
0.40	November 20, 2008	133,333	-
0.42	May 26, 2008	47,059	-
0.42	June 3, 2008	4,706	-
0.41	June 17, 2008	75,000	-
0.39	December 20, 2008	142,857	-
0.40	December 27, 2008	100,000	-
0.40	December 27, 2008	100,000	-
Total Warrants Issued		3,802,763	4,281,154
Warrants Expired in 2006		-	206,298
Total Warrants Outstanding		3,802,763	4,074,856

As a result of the variable-share conversion feature of the December 29, 2005 secured convertible debenture with Montgomery (see Note 5 above), the Company is required to report the fair value of all outstanding warrants as a liability on its balance sheet pursuant to EITF 00-19. The table below summarizes the fair value of all outstanding warrants as of December 31, 2006 and 2005. The fair value of the warrants was determined using the Black-Scholes option pricing model.

	Year Ended December 31,
	2006	2005
Cornell Capital warrants issued April 2005	$139,815	$139,815
Montgomery Equity Partners warrants issued December 2005	109,597	109,597
All other warrants issued	438,761	271,439
Total warrants liability	$688,173	$520,851

NOTE 10-     COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has entered into employment agreements with key members of management and some officers. Most of these employment agreements are for a period of three to five years; renewals of the employment agreements for the CEO and President have been for one year terms. As part of the employment agreements, the Company has granted stock options to these individuals that vest over a three to five-year period of time. The Company, in an effort to incentivize its officers, granted additional options and accelerated the vesting schedules.

Lease Agreements

A subsidiary, Airbee Wireless (India) Pvt. Ltd., has entered into a three-year lease agreement for office space in Chennai, India. Monthly rent in the US Dollar equivalent is $4,490. The lease runs from July 2006 through June 2009.

Repayment Agreement

MindTree Consulting Pvt. Ltd. (“MindTree”), an India corporation, provided services to the Company under a Time and Materials Contract dated March 30, 2005 (the T&M Contract”). On a monthly basis, MindTree invoiced the Company for work it performed. Payment terms were net 30. The Company was unable to pay the invoices as they became due and, by informal agreement, extended the repayment terms monthly. On December 15, 2005, the Company entered into a written agreement with MindTree by which it agreed to pay MindTree $200,000 on or before December 23, 2005 and $100,000 per month on the last business day of each succeeding month until the outstanding indebtedness of approximately $580,000 was fully paid. The Company’s performance was secured by the software code MindTree developed under the T&M Contract. If the Company defaulted in making any payment when due and such default was not cured within five business days after receipt of a notice of default, MindTree would be entitled to co-own the software code, with any revenue the Company realized from the software code during the co-ownership period to be split 50-50 with MindTree. If full payment is made, full ownership of the software code reverts to the Company.

To date, the Company has paid MindTree $225,000 pursuant to this agreement. MindTree has not yet issued any notice of default. By a series of additional agreements, the payment deadline has been extended to July 31, 2007. The Company expects to complete or substantially complete the repayment by the July 31st deadline. MindTree has indicated that if repayment of the indebtedness is substantially complete it will agree to an additional extension of the agreement

Bad Debt Expense

On May 2, 2005, the Company entered into the Merger Agreement by and among the Company and Identity, Inc., a Delaware corporation, Daniel R. Nelson, and Airbee Automotive Group, Inc. (AAG), a wholly owned subsidiary of Airbee, whereby AAG merged with and into Identity, Inc. Pursuant to the Merger Agreement, the surviving entity became a wholly owned subsidiary of the Company. Between May 2, 2005 and August 25, 2005, the Company advanced $535,000 in cash to Identity and paid additional bills on Identity’s behalf, all of which were accounted for as intra-company loans and eliminated in the preparation of the consolidated financial statements.

By mutual agreement the Merger Agreement was rescinded in August 2005. The shares of the Company’s common stock that formed part of the consideration for the Merger Agreement have been retroactively canceled and are reflected in these financial statements. Subsequent to the execution of the rescission agreement, Identity refused to repay the advances of $535,000. The Company believes it is owed the money and that Identity has an obligation to return the monies advanced. The Company is prepared to take all actions necessary to recover the funds.

In accordance with generally accepted accounting principles the Company has elected to expense this amount as a bad debt in the current period and will recognize future recoveries in the periods received. By doing so, the Company does not waive or in any way diminish any of its rights to the funds advanced to Identity, all of which are expressly reserved.

Guarantees

As mentioned in Note 6, above, on March 12, 2003 and April 30, 2003, Sundaresan Raja advanced approximately $22,659 and $17,784, respectfully, to Airbee Wireless (India) Pvt. Ltd. (“Airbee India”), the Company’s wholly-owned subsidiary in India. Airbee India has issued Mr. Raja a promissory note due on demand. The note accrues interest at 11.25% per year, which is below the local Indian market rates of 14% to 16%. On June 20, 2005, Mr. Raja advanced approximately $11,100 to Airbee India, which has issued Mr. Raja another demand promissory note. This note accrues interest at 12.0% per year, which is below the local Indian market rates of 14% to 16%. At December 31, 2006, $51,543 was due under the notes, plus accrued interest of $21,547. The Company has guaranteed repayment of the advances.

PFK Electronics and Identity, Inc. Supply Agreement

On May 19, 2005, Airbee Automotive Group, Inc. (the operating entity resulting from the merger of the Company and Identity, Inc.) entered into a supply contract with PFK Electronics Pty Ltd. (PFK), a South Africa corporation, for the parts Identity required for its business. In addition to the standard terms and conditions, PFK inserted contract language purporting to have the Company act as surety for its subsidiary, which the Company may or may not have signed. Regardless, the provisions of the August 2005 rescission of the Company’s merger with Identity state that “Identity will replace Airbee in relation to PFK and will be responsible for any sums owed that entity.” Acting on PFK’s November 2005 request, the Company sent a Termination and Release Agreement to PFK on December 6, 2005 which PFK has not returned for the claimed balance of $258,000. The Company does not believe it has any liability to PFK in this matter.

Litigation

On October 3, 2005, Richard Sommerfeld, Jr., the Company’s former chief financial officer (“Sommerfeld”) filed suit against the Company. On December 9, 2005, the Company filed an Answer to the Complaint, Affirmative Defenses and Counterclaims. On January 6, 2006, Sommerfeld amended his claims by filing an Amended Complaint and at the same time joining the Company’s two inside directors, E. Eugene Sharer (President and Chief Operating Officer) and Sundaresan Raja (Chief Executive Officer), and its outside director, Mal Gurian, as individual defendants. On February 7, 2006, the Company denied the primary allegations in the amended complaint by filing its Answer to Amended Complaint, Affirmative Defenses and Counterclaims. The individual defendants moved to dismiss Sommerfeld’s claims, and their motion was granted on June 9, 2006 and affirmed on reconsideration on July 24, 2006.

For a complete discussion of the claims and counterclaims in this action, please see the Litigation section of Note 9 to the Financial Statements in our Form 10-KSB/A for the year ended December 31, 2005.

The parties were engaged in discovery for much of 2006 which is almost complete. The Company is vigorously defending this lawsuit and prosecuting its counterclaims. At this stage of the litigation, it is not possible to predict the outcome of this case with any certainty. Trial has been scheduled for July 2007.

NOTE 11-    GOING CONCERN

As shown in the accompanying consolidated financial statements, as is typical of companies going through early-stage development of intellectual property, and products and services, the Company incurred net losses for the years ended December 31, 2006 and 2005. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support current operations and expand sales. This raises substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s sales efforts. The Company has been successful in recent months in raising capital to fund its operating costs.

The Company has also been enhancing its business processes to account for the significant development that has occurred in the past year, and believes that with the proper bridge financing and potential permanent financing they anticipate, the viability of the Company remains very positive in excess of one year.

The consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

NOTE 12-     RESTATEMENT

The December 31, 2005 financial statements have been restated to recognize an additional $61,455 in research and development costs that was improperly capitalized in 2005. In addition, $520,851 was reclassified from Additional Paid-in Capital to Warrants Liability as a result of the secured convertible debenture executed by the Company on December 29, 2005. An additional $707,711 was reclassified from Additional Paid-in Capital to Montgomery Settlement Liability to reverse the derecognition of the April 2005 Montgomery note payable as the Company remains liable for any deficiency if the affiliate’s pledged shares are insufficient to cover the payoff amount. An additional $15,150 in amortization expense was recognized as the result of a change in accounting policy reducing the amortization period of the Company’s intellectual property from sixteen years (the life of a patent) to five years (the estimated life of software). These changes have increased the loss for the year ended December 31, 2005 to $3,782,259 and the accumulated deficit during the development stage to $6,596,625.

NOTE 13-     SUBSEQUENT EVENTS

On April 5, 2007, the Company and Montgomery Equity Partners, Ltd. (“Montgomery”) executed an Amended and Restated Secured Convertible Debenture, which reduced the amount of the December 29, 2005 Secured Convertible Debenture to $350,000 from $500,000. The remaining terms and conditions are unchanged. The Company and Montgomery executed a new secured convertible debenture, due December 29, 2007, in the amount of $150,000 with interest at the rate of 15% per annum payable monthly which funds the balance of the Stock Purchase Agreement dated December 29, 2005. The conversion price provisions are identical to those contained in the December 29, 2005 Secured Convertible Debenture as are all other material terms and conditions. Finally, the parties executed Amendment No. 3 to the Investor Registration Rights Agreement by which it was agreed the Company would prepare and file a Form SB-2 covering at a minimum the conversion shares to be issued upon conversion and the 2 million warrants issued in connection with the December 29, 2005 Secured Convertible Debenture no later than April 30, 2007 and would use its best efforts to have said Form SB-2 declared effective by July 30, 2007. All other terms and conditions of the Investor Registration Rights Agreement, as amended, are unchanged and remain in full force and effect. No new or additional shares were reserved or escrowed in this transaction.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Airbee Wireless, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

☐ except the common stock offered by this prospectus;

☐ in any jurisdiction in which the offer or solicitation is not authorized;

☐ in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

☐ to any person to whom it is unlawful to make the offer or solicitation; or

☐ཉ to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

☐ there have been no changes in the affairs of Airbee after the date of this prospectus; or

☐ the information contained in this prospectus is correct after the date of this prospectus.

Until _________, 2007, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PROSPECTUS

25,182,111 Shares of Common Stock

AIRBEE WIRELESS, INC.

April __, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Airbee. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Airbee pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$224.20
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$17,275,80

TOTAL	$85,000.00

Recent Sales of Unregistered Securities

We have issued the following securities in the past three years without registering them under the Securities Act of 1933; all such issuances are in common stock.

The following stock transactions occurred in 2003:

The Company raised $88,000 from a board member, Satya Akula, in two tranches of $44,000 each in April and August, 2003 for a total of $88,000. The Company issued a total of 1,000,000 shares of stock for these amounts at a value of $0.088 per share.

On August 25, 2003, the Company converted a note payable to Sujatha Mahalingham of $10,000 plus accrued interest and fees for 56,668 shares of stock valued at $0.20 per share.

The Company issued 125,000 shares of stock in August, 2003, to its chief financial officer, Richard Sommerfeld, as founders’ shares for uncompensated work performed prior to his employment. These shares were issued for $5 (par).

On September 30, 2003, the Company’s board of directors approved a 2.5:1 forward stock split. It split the then issued and outstanding 11,349,049 shares into 28,372,622 shares. With the stock split, the par value of the Company’s stock went from $0.0001 to $0.00004.

In December, 2003, the Company issued 3,784,814 shares of stock valued at $0.1138 per share for cash (166,960 shares for $19,000) to INFe Relations for investment planning services and (3,617,854 shares for $411,712) to Dolphin Bay Capital for a Rule 504 offering for a total value of $430,712.

In November, 2003, the Company issued 3,921,542 shares of stock from the exercise of stock options from three of its officers, Messrs Sharer, Sommerfeld and Satagopan. This was a cashless exchange. In this exchange 704,362 shares were returned to the Company and are included in its treasury and reflected as treasury stock on the consolidated balance sheets.

The Company’s officers also contributed $17,517 as capital reflected as additional paid-in capital. No stock was issued in these exchanges.

The following stock transactions occurred in 2004:

On January 23, 2004, we issued an aggregate of 4,999,240 shares of our common stock to Dolphin Bay Capital, Inc. in consideration of a promissory note in the amount of $568,914, which has been paid in full ($0.1138 per share). The investor was deemed an accredited investor as defined under Regulation D. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 504 and Section 5.I of the Texas Security Act, Rule 109.3.C.1 of the Texas Administrative Code. The investor received current information concerning our company and had the ability to ask questions about our company at the time of their investment. In addition, we issued 31,250 shares for $13,125 in cash and 107,444 shares for financing/investment services valued at $28,500.

On June 9, 2004, we issued 31,250 shares of our common stock and warrants to purchase 18,750 shares of our common stock to V.V. Sundaram in consideration of $10,000 under a private placement memorandum. There were no commissions paid nor were there any placement agents involved. This investor was deemed accredited as defined under Regulation D. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares issued to the investor contain a legend restricting their transferability absent registration or applicable exemption. The investor had access to information concerning our company and had the ability to ask questions about our company at the time of the stock purchase.

On July 1, 2004, we issued options to purchase 3,000,000 shares of our common stock to Srinivansan Krishnamurthy, an executive officer of the Company, exercisable at $0.38 per share. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. The officer received information concerning our company and had the ability to ask questions concerning our company.

On November 18, 2004, we issued options to purchase 27,000,000 shares of our common stock to five executive officers Messrs. Raja, Sharer, Sommerfeld, Satagopan and Krishnamurthy. The options are exercisable at $0.22 per share for a period of four years from the date of issuance. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. The officers received information concerning our company and had the ability to ask questions concerning our company.

In addition, we authorized the issuance of 400,000 shares for financing services to Jeffrey Galpern in December 2004, however, the shares were not issued as of December 31, 2004 and are reflected as a liability for stock to be issued. The shares were valued at $76,000.

The following stock transactions occurred in 2005:

Effective January 1, 2005, we issued options to purchase 150,000 shares of our common stock to Mal Gurian, in conjunction with his appointment to our board of directors. The options vest over one year in equal quarterly installments. The options are exercisable at $0.22 per share for a period of five years from the date of issuance.

On January 13, 2005, we issued 400,000 shares of our common stock to Mr. Galpern in return for business and financial consulting services, which included assisting us with strategic planning, marketing and financial positioning strategies. The shares of common stock we issued to Mr. Galpern had a total cash value of $120,000 at the time of issuance.

On February 10, 2005, we issued Crescent Fund, LLC, 375,000 shares of our common stock, which had a total cash value of $138,750 at the time of issuance. Of these shares, 50,000 were subsequently assigned to employees and partners. On August 16, 2005, we issued 125,000 shares of our common stock to renew an agreement which had a total cash value of $68,750 at the time of issuance. The shares were issued to Crescent Fund, LLC, in return for providing us investor relations and public relations services.

In March 2005, we issued 982,143 restricted shares of our common stock to five accredited investors for $350,000. These investors are Lance Pixler, Daniel Borelli, Fleming Hobbs, Robert Mucha and Marcus Perez. In addition, we issued 125,000 warrants to these investors at a strike price of $0.48 per share and 71,429 warrants at $0.36.

Effective March 1, 2005, we issued options to purchase 1,000,000 shares of our common stock to David McCartney, in conjunction with his employment agreement with the company. The options are exercisable at $0.38 per share for a period of five years from the date of issuance.

On April 26, 2005, we executed a promissory note in the amount of $750,000 in favor of Montgomery Equity Partners, Ltd. Pursuant to the terms of the promissory note, Montgomery Equity Partners disbursed the entire $750,000 to us upon the date the note was executed and an additional $250,000 will be disbursed to us after our common stock commences trading on the Over-the-Counter Bulletin Board. The promissory note is secured by shares of stock of our affiliate, Mr. Sundaresan Raja. The promissory note has a one-year term and accrues interest at 24% per year. The promissory note matures within a year from the date of execution.

In April, 2005 Cornell Capital Partners, LP received 592,000 shares of our common stock and warrants to purchase another 200,000 shares of our common stock exercisable at $0.001 per share as a one-time commitment fee under the Standby Equity Distribution Agreement.

In April, 2005, we issued to Monitor Capital, Inc. 8,000 shares of our common stock as a placement agent fee under a placement agent agreement relating to the Standby Equity Distribution Agreement.

On May 9, 2005, we issued 2,854 shares and on June 1, 2005, we issued 2,643 shares to Adorno & Yoss LLP for legal services rendered which had a total cash value of $3,078.

On May 9, 2005, we issued 21,104 shares to one of our employees as compensation valued at $13,000 at the time of issuance.

On May 16, 2005, we issued an option to purchase 1,500,000 shares to V. V. Sundaram, an executive officer of the company exercisable at $0.82 per share and in conjunction with his employment agreement with the Company. The option is exercisable until May 16, 2010.

On June 1, 2005, we issued 1,750,000 restricted shares to Satya Akula, a former director of the Company, for the exercise of two warrants held for a total cash value of $12,000.

On June 20, 2005, we issued 26,667 shares and 5,333 warrants exercisable for a three year period at $0.82 per share in a private placement for $20,000 cash.

On July 28, 2005, we issued 26,506 shares and 5,301 warrants exercisable for a three year period at $0.83 per share in a private placement for $22,000 cash.

On July 28, 2005, we issued 22,840 shares and 4,568 warrants exercisable for an 18 month period at $0.82 per share to Marcus Perez for $18,000 cash.

On August 31, 2005, we issued 1,476 shares to Adorno & Yoss LLP for legal services rendered which had a total cash value of $1,195.80.

On August 31, 2005, we issued 13,699 restricted shares and 13,699 warrants exercisable for an 18 month period at $0.98 per share to Dave Brubaker for $10,000 cash.

In September 2005, we issued 227,309 restricted shares of our common stock to seven accredited investors for $87,000. These investors are Lance Pixler, Claudia Bak, Elizabeth Linssen, Robert or Kendra Noone, Stephen Roquet, Betty Jean Strauss, Kim Yarbrough and Marcus Perez. In addition, we issued 227,309 warrants to these investors at strike prices ranging from of $0.65 to $0.98 per share.

In October 2005, we issued 170,574 restricted shares of our common stock to six accredited investors for $82,000. These investors are Marcus Perez, Robert or Kendra Noone, Daniel Dundults, Freidrich Kelly, Herbert and Lois Johnson Living Rev. Trust, and Dean and Michelle Dewitt. In addition, we issued 170,574 warrants to these investors at strike prices ranging from of $0.64 to $0.80 per share.

In November 2005, we issued 212,554 restricted shares of our common stock to four accredited investors for $30,000. These investors are Andy &n Debbie Ayers, Claudia Bak, Marcue Perez and Kannan Subramanian. In addition, we issued 212,554 warrants to these investors at strike prices ranging from of $0.34 to $0.56 per share.

On November 15, 2005, we issued 5,501,457 restricted shares to Eugene Sharer who exercised an option at par for $220.06 in cash.

In December 2005, we issued 460,109 restricted shares of our common stock to four accredited investors and a legal firm for legal services rendered for $79,830. These investors are John R. Catan, Fleming Hobbs, Robert or Kendra Noone and Marcus Perez. In addition, we issued 460,109 warrants to these investors at strike prices ranging from of $0.46 to $0.64 per share. We also issued 205 shares to Adorno & Yoss LLP for legal services.

On December 29, 2005 we entered into a Securities Purchase Agreement with Montgomery Equity Partners pursuant to which we issued to Montgomery Equity Partners a secured convertible debenture in the principle amount of $500,000. Of these secured convertible debentures $350,000 was funded on December 29, 2005 and an additional $150,000 will be funded after the Company’s common stock is authorized for quotation on the OTCBB and it satisfies all conditions precedent contained in the securities purchase agreement. The secured convertible debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. Secured convertible debentures have a term of two (2) years, piggy-back registration rights and accrue interest at a rate equal to fifteen percent (15%) per year. In connection with the Securities Purchase Agreement we also issued Montgomery Equity Partners warrants to purchase 2,000,000 shares of our common stock.

In connection with the Securities Purchase Agreement we issued Montgomery Equity Partners warrants to purchase 2,000,000 shares of our common stock. The warrants are exercisable for a period of three years at an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share.

The following stock transactions occurred in 2006:

In January 2006 we issued 227 shares to Adorno & Yoss LLP for legal services rendered.

In January 2006 we issued 748,917 restricted shares to three accredited investors for $187,500. These investors are Charles G. Lawrence, Marcus Perez and Dhhananjay Mehta. In addition, we issued 748,917 warrants to these investors at strike prices ranging from of $0.21 to $0.69 per share.

On January 5, 2006, the Company issued 257,159 restricted shares to David L. McCartney, an executive officer, in partial payment of accrued salary valued at $63,452 at the time of issuance

On January 10 and 11, 2006, the Company issued 200,000 restricted shares to Dennard Rupp Gray & Easterly LLC and Segal & Co., Inc. for services valued at $79,000 at the time of issuance. The shares were issued to the organizations in return for providing investment banking services.

On January 11, 2006, the Company issued 271,939 restricted shares to Richard P. Sommerfeld, Jr., a former employee, in payment of promissory notes and accrued interest totaling $122,373 at the time of issuance. The Company also issued another 19,767 restricted shares to the same individual in payment of $8,895 in advances made to the Company plus accrued interest.

On January 12, 2006, the Company issued 6,498,527 restricted shares to six current officers in payment of promissory notes, accrued salaries and accrued interest totaling $1,603,456 at the time of issuance.

On January 12, 2006, the Company issued 182,714 restricted shares to SilkRoute e-Commerce Fund I Ltd. of Singapore to settle a $50,000 note payable plus accrued interest totaling $23,085 on the date of issuance.

On January 31, February 28 and March 31, 2006, the Company issued 20,000, 37,411 and 47,619 restricted shares, respectively, to David L. McCartney, an executive officer for accrued compensation of $5,000, $10,000 and $10,000, respectively, on the dates of issuance.

On March 30, 2006, the Company issued 50,000 restricted shares to Marcus Perez in return for his assistance in raising capital and providing short-term loans to the Company. Mr. Perez provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services and consideration for providing the short term loans was an aggregate of $11,500 at the time of issuance.

Throughout the quarter ended March 31, 2006, the Company issued 352,065 restricted shares of common stock to 9 accredited investors for cash totaling $96,400. These accredited investors are Lance Pixler, James Morris, Elizabeth Linssen, Raman Rangarajan, Gopalkrishnan Munusamy, John E. Hoover, Kevin Presmyk, Marcus Perez and Lawrence Blumen, In addition, the Company issued 147,202 warrants to these investors at strike prices ranging between $0.24 and $0.53 per share. The warrants will expire at varying dates from July 24, 2007 through September 29, 2007.

On April 30, May 31 and June 30, 2006, the Company issued 40,000, 40,000 and 40,816 restricted shares, respectively, to David L. McCartney, an executive officer, for accrued compensation of $10,000, $10,000 and $10,000, respectively, on the dates of issuance.

Between April 16, 2006 and May 18, 2006, the Company issued 635,000 warrants with a strike price of $0.50 per share to six accredited investors who provided the bridge loans to the Company totaling $500,000. These accredited investors are Kevin Bartleson, Claude Tate, Herbert N. Johnson, Robert or Kendra Noone, Narayanachar Sekaram and Henry Zimmer. The warrants will expire at varying dates from April 16, 2009 through May 18, 2009.

On May 23, 2006, the Company issued 10,000,000 restricted shares of stock from the exercise of stock options by Sundaresan Raja, one of its officers. The exercise price was $0.00004.

On June 5, 2006, the Company issued 172,414 restricted shares of stock to Marcus Perez to settle a note payable totaling $40,000.

On June 5, 2006, the Company issued 98,182 restricted shares to Marcus Perez in return for his assistance in providing short-term loans to the Company. This accredited investor provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors to provide bridge loans. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services was of $18,556 at the time of issuance.

On June 22, 2006, the Company issued 250,000 restricted shares of stock to the three principals (each of whom is an accredited investor) of Stonegate Securities, Inc. for services valued at $47,500 at the time of issuance. The shares were issued in return for providing investment banking services.

Throughout the quarter ended June 30, 2006, the Company issued 301,263 restricted shares of common stock to 3 accredited investors for cash totaling $60,000. These accredited investors were Charles G. Lawrence, Robert or Kendra Noone, and John J. and Felisa D. Hoogendyk Living Trust. In addition, the Company issued 120,504 warrants to these investors at strike prices of $0.45 per share. The warrants will expire at varying dates from December 7, 2007 through December 22, 2007.

In July 2006, we issued 83,333 restricted shares of our common stock to James Morris, an accredited investor, for $20,000. In addition, we issued 33,333 warrants to this investor at a strike price of $0.49.

In August 2006, we issued 659,111 restricted shares of our common stock to seven accredited investors for $108,000. These investors are Charles G. Lawrence, Claude Tate, Herbert N. Johnson, Kevin Bartelson, Robert or Kendra Noone, Marcus Perez and Catherine Zimmer. In addition, we issued 786,793 warrants to these investors at strike prices ranging from of $0.40 to $0.44 per share.

In September 2006, we issued 111,111 restricted shares of our common stock to Rudolph C. Cane, Jr., an accredited investor, for $20,000. In addition, we issued 88,889 warrants to this investor at a strike price of $0.43.

On October 24, 2006, the Company issued 166,667 restricted shares to Marcus Perez, an accredited investor, in return for his assistance in obtaining short-term loans to the Company. The investor provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services was $30,000 at the time of issuance.

In December 2006, the Company issued 75,991 restricted shares to V.V. Sundaram, an executive officer. The shares were issued in payment of accrued salary valued at $18,750 at the time of issuance.

On December 15, 2006, the Company issued 1,000,000 restricted shares each to Catherine Zimmer and Henry Zimmer, two accredited investors, as a result of the Company’s inability to repay the bridge loan provided by these accredited investors before December 15, 2006. The value of this penalty was $320,000 at the time of issuance.

Throughout the quarter ended December 31, 2006, the Company issued 2,194,852 restricted shares of common stock to Rudolph Cane, Jr., Catherine Zimmer, Henry Zimmer, Marcus Perez, Ting Family Trust, Rudolph Cane, Sr., and Fleming Hobbs, each an accredited investor, for cash totaling $348,000. In addition, the Company issued 2,181,155 warrants to these investors at strike prices ranging between $0.40 and $0.42 per share. The warrants will expire at varying dates from April 3, 2008 through December 27, 2008.

The following stock transactions occurred in 2007:

On January 2, 2007 the Company issued 100,000 warrants underlying common stock to each of Catherine Zimmer and Henry Zimmer in connection with an additional bridge loan to the Company. The warrants have a strike price of $0.40 and expire on January 1, 2009.

On January 11, 2007 the Company issued 236,859 restricted shares to David L. McCartney, an executive officer. The shares were issued in payment of accrued salary and interest valued at $40,266 at the time of issuance.

On January 11, 2007 the Company issued 73,529 restricted shares to Marcus Perez, an accredited investor, in return for his assistance in obtaining short-term loans to the Company. The investor provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services was $12,500 at the time of issuance.

On January 12, 2007 the Company issued 9,310 warrants underlying common stock to Marcus Perez in connection with a note payable in the amount of $3,491 due June 30, 2007. The warrants have a strike price of $0.40 and expire January 12, 2009.

On January 19, 2007 the Company issued 466,109 restricted shares to Sharanpreet Singh in payment of a note payable dated July 28, 2006 and .due March 31, 2007. The value of the note payable and accrued interest was $60,225 at the time of issuance.

On January 30, 2007 the Company issued 30,000 warrants underlying common stock to each of Catherine Zimmer and Henry Zimmer in connection with an additional bridge loan to the Company. The warrants have a strike price of $0.40 and expire on January 29, 2009.

On February 1, 2007 the Company issued 841,176 restricted shares to Montgomery Equity Partners Ltd. for its cashless exercise of two warrants totaling 1,500,000 shares given as part of the secured convertible debenture dated December 29, 2005. The Company recognized 650,824 treasury shares valued at $94,212 in this transaction.

On March 5, 2007 the Company issued 200,000 warrants underlying common stock to Marcus Perez in connection with a note payable in the amount of $56,573 due June 30, 2007. The warrants have a strike price of $0.4753 and expire March 4, 2009.

Throughout the quarter ended March 31, 2007, the Company issued 357,951 restricted shares of common stock to Gerald McCracken, Kathleen Kelley, Michael T. McLaughlin, Robert or Kendra Noone, and Charles G. Lawrence, each an accredited investor, for cash totaling $70,000. In addition, the Company issued 2,181,155 warrants to these investors at strike prices ranging between $0.42 and $0.65 per share. The warrants will expire at varying dates from July 2, 2008 through August 18, 2008.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Airbee so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

Index to Exhibits

Exhibit No.	Description	Location
3.1	Certificate of Incorporation, dated August 9, 2002 of Registrant	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

3.2	Certificate of Amendment (forward split)	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

32.3	By-Laws of Registrant	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

4.1	Equity Incentive Plan	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

4.2	Form of Promissory Note	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

4.3	Outside Director Stock Option Plan	Filed as an exhibit for Form 8-K; filed on March 15, 2005

5.1	Legal Opinion	To be filed by amendment

10.1	Employment Agreement, dated January 1, 2006 between Sundaresan Raja and Airbee Wireless	Filed as an exhibit to Form 10-QSB/A for the quarter ended March 31, 2006 filed on October 4, 2006

10.2	Employment Agreement, dated January 1, 2006 between Eugene Sharer and Airbee Wireless	Filed as an exhibit to Form 10-QSB/A for the quarter ended March 31, 2006 filed on October 4, 2006

10.3	Employment Agreement, dated September 15, 2005 between Ramanujam Satagopan and Airbee Wireless	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

10.4	Lease agreement	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

10.5	Standby Equity Distribution Agreement dated April 20, 2005 with Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005

10.6	Placement Agent Agreement dated April 20, 2005 with Monitor Capital, Inc., and Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005

10.7	Registration Rights Agreement dated April 20, 2005 with Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005

10.8	Escrow Agreement dated April 20, 2005 with Cornell Capital Partners, LP and David Gonzalez, Esq.	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005

10.9	Termination Agreement with Cornell Capital Partners	Filed as an exhibit to the Company’s Form 10-KSB for the year ended December 31, 2005 on April 17, 2006

10.1	Securities Purchase Agreement, dated December 29, 2005, by and between Airbee and Montgomery Equity Partners	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006

10.11	Secured Convertible Debenture, dated December 29, 2005, issued by Airbee to Montgomery Equity Partners, Ltd.	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006

10.12	Security Agreement, dated December 29, 2005, by and between Airbee and Montgomery Equity Partners, Ltd.	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006

10.13	Investor Registration Rights Agreement, dated December 29, 2005, by and between Airbee and Montgomery Equity Partners, Ltd.	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006

10.14	Form of Warrant issued to Montgomery Equity Partners by Airbee, dated December 29, 2005	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006

10.15	Pledge and Escrow Agreement among Montgomery Equity Partners, Airbee and David Gonzalez	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006

10.16	Insider Pledge and Escrow Agreement among Montgomery Equity Partners, Ltd., Insiders and Cornell Capital Partners.	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006

10.17	Subsidiary Security Agreement between Airbee Wireless (India) Pvt. Ltd. And Cornell Capital Partners dated December 29, 2005	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006

10.18
Amendment No. 1 to Investor Registration Rights Agreement between Montgomery Equity Partners, Ltd. and Airbee Wireless, Inc., dated July 14, 2006 amending the Investor Registration Rights Agreement dated December 29, 2005.
Filed with Form 10-KSB/A filed on October 4, 2006

10.19
Amendment No. 2 to Investor Registration Rights Agreement between Montgomery Equity Partners, Ltd. and Airbee Wireless, Inc., dated July 14, 2006 amending the Investor Registration Rights Agreement dated December 29, 2005.
Filed with Form 10-KSB/A filed on October 4, 2006

10.2	Amendment No. 1 to Pledge and Escrow Agreement between Montgomery Equity Partners, Ltd. and Airbee Wireless, Inc., dated July 14, 2006 amending the Pledge and Escrow Agreement dated December 29, 2005	Filed with Form 10-KSB/A filed on October 4, 2006

10.21
Amendment No. 1 to Insider Pledge and Escrow Agreement between Montgomery Equity Partners, Ltd. and Airbee Wireless, Inc., dated July 14, 2006 amending the Insider Pledge and Escrow Agreement dated December 29, 2005
Filed with Form 10-KSB/A filed on October 4, 2006

10.22	Amendment No. 1 to Security Agreement between Montgomery Equity Partners, Ltd. and Airbee Wireless, Inc., dated July 14, 2006 amending the Security Agreement dated December 29, 2005	Filed with Form 10-KSB/A filed on October 4, 2006

10.23
Amended and Restated Secured Convertible Debenture between Montgomery Equity Partners, Ltd. and Airbee Wireless, Inc., dated April 5, 2007 amending the Secured Convertible Debenture dated December 29, 2005
Filed as an exhibit to the Company’s Form 8-K filed on April 11, 2007

10.24
Amendment No. 3 to Investor Registration Rights Agreement between Montgomery Equity Partners, Ltd. and Airbee Wireless, Inc., dated July 14, 2006 amending the Investor Registration Rights Agreement dated December 29, 2005.
Filed as an exhibit to the Company’s Form 8-K filed on April 11, 2007

10.25	Secured Convertible Debenture between Montgomery Equity Partners, Ltd. and Airbee Wireless, Inc., dated April 5, 2007 for $150,000	Filed as an exhibit to the Company’s Form 8-K filed on April 11, 2007

23.1	Consent of Arnstein & Lehr, LLP	Incorporated by reference to Exhibit 5.1

23.2	Consent of Bagell, Josephs, Levine & Co., LLC.	Provided herewith

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on April 30, 2007.

Date: April 30, 2007		AIRBEE WIRELESS, INC.

	By:	/s/ Sundaresan Raja
Name: Sundaresan Raja
Title: Chief Executive Officer

	By:	/s/ E. Eugene Sharer
Name: E. Eugene Sharer
Title: Interim Chief Financial Officer and Chief Operating Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sundaresan Raja his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Sundaresan Raja	Chief Executive Officer,	April 30, 2007
Sundaresan Raja	Principal Executive Officer and
Director

/s/ E. Eugene Sharer	President, Chief Operating Officer, Interim Chief Financial Officer, Secretary and Director	April 30, 2007

/s/ V.V. Sundaram	Chief Executive Officer, Airbee India	April 30, 2007
V.V. Sundaram

/s/ Mal Gurian	Director	April 30, 2007
Mal Gurian

/s/ James H. Dentzer	Controller	April 30, 2007
James H. Dentzer